 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 20, 1997

                                                REGISTRATION NO. 333-34885

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               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ----------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM SB-2
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                       ADVANTAGE MARKETING SYSTEMS, INC.
                (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)
        OKLAHOMA                     7319                    73-1323256
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
     JURISDICTION OF      CLASSIFICATION CODE NUMBER)    IDENTIFICATION NO.)
    INCORPORATION OR
      ORGANIZATION)

2601 NORTHWEST EXPRESSWAY, SUITE 1210W  JOHN W. HAIL, CHIEF EXECUTIVE OFFICER
  OKLAHOMA CITY, OKLAHOMA 73112-7293      ADVANTAGE MARKETING SYSTEMS, INC.
            (405) 842-0131             2601 NORTHWEST EXPRESSWAY, SUITE 1210W
                                         OKLAHOMA CITY, OKLAHOMA 73112-7293
    (ADDRESS AND TELEPHONE NUMBER,                 (405) 842-0131
 INCLUDING AREA CODE, OF REGISTRANT'S   (NAME, ADDRESS AND TELEPHONE NUMBER,
     PRINCIPAL EXECUTIVE OFFICES)               OF AGENT FOR SERVICE)
                               ----------------
                                  COPIES TO:
         MICHAEL E. DUNN, ESQ.                 THOMAS P. PALMER, ESQ.
        DUNN SWAN & CUNNINGHAM         TONKON, TORP, GALEN, MARMADUKE & BOOTH
          2800 OKLAHOMA TOWER                    1600 PIONEER TOWER
            210 PARK AVENUE                     888 S.W. FIFTH AVENUE
  OKLAHOMA CITY, OKLAHOMA 73102-5604         PORTLAND, OREGON 97204-2099
       TELEPHONE: (405) 235-8318              TELEPHONE: (503) 221-1440
       FACSIMILE: (405) 235-9605              FACSIMILE: (503) 274-8779
                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                               ----------------
                        CALCULATION OF REGISTRATION FEE
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
                                                    PROPOSED        PROPOSED
                                                    MAXIMUM          MAXIMUM       AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES  AMOUNT TO BE  OFFERING PRICE     AGGREGATE     REGISTRATION
        TO BE REGISTERED            REGISTERED    PER SHARE(1)  OFFERING PRICE(1)    FEE(1)
----------------------------------------------------------------------------------------------
    1,495,000 Units(2), each
     consisting of:
----------------------------------------------------------------------------------------------
     (a) One share of Common
      Stock.................         1,495,000       $5.00        $ 7,475,000        $2,243
----------------------------------------------------------------------------------------------
     (b) One Redeemable
       Common Stock Purchase
       Warrant..............         1,495,000        --               --             --
----------------------------------------------------------------------------------------------
    130,000 Units(3), each
     consisting of:
----------------------------------------------------------------------------------------------
     (a) One share of Common
      Stock.................           130,000       $6.00        $   780,000          235
----------------------------------------------------------------------------------------------
     (b) One Redeemable
       Common Stock Purchase
       Warrant..............           130,000        --               --             --
----------------------------------------------------------------------------------------------
    Common Stock(4).........         1,625,000       $6.00        $ 9,750,000         2,926
----------------------------------------------------------------------------------------------
    Total...................                                      $18,005,000        $5,404(5)

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(1) The offering price has been estimated and the registration fee has been computed pursuant to Rule 457(c) on the basis of the average of the closing bid and asked prices of the Common Stock as quoted by the National Quotation Bureau, Inc. on October 15, 1997, which was $5.00.

(2) Includes 195,000 Units which the Representatives of the Underwriters have the option to purchase from the Company to cover over-allotments, if any.

(3) Issuable upon exercise of warrants to be sold to the Representatives of the Underwriters.
(4) Issuable upon exercise of Redeemable Common Stock Purchase Warrants registered hereunder at an assumed exercise price equal to 120 percent of the offering price of the Common Stock comprising the Units. An indefinite number of additional shares of Common Stock is registered hereunder which may be issued pursuant to anti-dilution provisions of the Redeemable Common Stock Purchase Warrants. No additional registration fee is included for these shares. The exercise price of such warrants is estimated solely for the purpose of determining the registration fee pursuant to Rule 457.

(5) $5,198 was paid by the Registrant upon initial filing of this Registration Statement on September 3, 1997.

                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF ANY OFFER TO BUY NOR SHALL THERE BE ANY SALES OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED OCTOBER 20, 1997

                                                                      PROSPECTUS

                       ADVANTAGE MARKETING SYSTEMS, INC.

[LOGO]

                              1,300,000 UNITS
               EACH UNIT CONSISTING OF ONE SHARE OF COMMON STOCK
                AND ONE REDEEMABLE COMMON STOCK PURCHASE WARRANT

  Advantage Marketing Systems, Inc. (the "Company") hereby offers 1,300,000 Units, each consisting of one share of Common Stock, $.0001 par value per share, of the Company (the "Common Stock") and one Redeemable Common Stock Purchase Warrant (the "Warrants") exercisable to purchase one share of Common Stock. The Common Stock and Warrants comprising the Units will separate immediately upon issuance and will trade as separate securities. Each Warrant initially entitles the holder thereof to purchase one share of Common Stock for an initial exercise price equal to 120 percent of the offering price of the Units. The Warrant exercise price will be adjusted on the 20th day following this offering to 120 percent of the average of the daily closing sale prices of the Common Stock as reported on the Nasdaq SmallCap Market during the 20-day period, subject to adjustment in certain events. Unless earlier redeemed, the Warrants are exercisable at any time until the fifth anniversary of the date of this Prospectus. The outstanding Warrants may be redeemed by the Company, for $0.25 per Warrant, on not less than 30 days' written notice, at any time after the sale price per share of Common Stock, as reported on the Nasdaq SmallCap
Market, closes at or above $    (200 percent of the Warrant exercise price) for
a period of 20 consecutive trading days.

  The Common Stock is traded in the over-the-counter market under the symbol "AMSO" and on the Boston Stock Exchange under the symbol "AMG." On October 15, 1997, the closing sale price of the Common Stock in the over-the-counter market was $4.94. The public offering price of the Units and the initial exercise price of the Warrants will be determined by negotiation between the Company and the representatives of the underwriters. See "Underwriting." It is currently anticipated that the public offering price of the Units will be set at or near the market price of the Common Stock as of the effective date of this Prospectus.

  Prior to this offering, there has been only a limited market for the Common Stock and no public market for the Warrants, and there can be no assurance that an active trading market will develop or be maintained following this offering. The Company has applied for inclusion of the Common Stock and Warrants in the Nasdaq SmallCap Market under the symbols "AMSO" and "AMSOW," respectively.

                                  ----------

          THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 8.

                                  ----------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES  AND
 EXCHANGE   COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS   THE
  SECURITIES  AND  EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES  COMMISSION
   PASSED   UPON  THE  ACCURACY   OR  ADEQUACY   OF  THIS  PROSPECTUS.   ANY
    REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                       UNDERWRITING
                                           PRICE TO   DISCOUNTS AND  PROCEEDS TO
                                            PUBLIC    COMMISSIONS(1) COMPANY(2)
--------------------------------------------------------------------------------
Per Unit................................    $             $             $
--------------------------------------------------------------------------------
Total(3)................................  $             $            $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Excludes a non-accountable expense allowance payable by the Company to Paulson Investment Company, Inc. equal to two percent of the aggregate initial public offering price of the Units. The Company has agreed to (i) sell and issue warrants to Paulson Investment Company, Inc. and Joseph Charles & Assoc., Inc., the representatives (the "Representatives") of the several underwriters (the "Underwriters") to purchase up to 130,000 Units
    for $    (120 percent of the Price to Public of the Units) (the
    "Representatives' Warrants") and (ii) maintain an effective registration at the Company's expense with respect to the securities underlying the Representatives' Warrants (and, if necessary, to allow their public resale without restriction) at all times during the period in which the Representatives' Warrants are exercisable. The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "1933 Act"). See "Underwriting."

(2) Before deducting offering expenses payable by the Company estimated to be $167,700, excluding the Representatives' non-accountable expense allowance.

(3) Assumes no exercise of the Representatives' option, exercisable within 45 days from the date of this Prospectus, to purchase up to 195,000 additional Units solely to cover any over-allotments (the "Over-Allotment Option"). If the Over-Allotment Option is exercised in full, the total Price to Public
    will be $    , the total Underwriting Discounts and Commissions will be
    $   , and the total Proceeds to Company will be $   . See "Underwriting."

  The Units are being offered, subject to prior sale, when, as and if delivered and accepted by the several Underwriters and subject to the approval of certain legal matters by counsel and certain other conditions. It is expected that delivery of the certificates representing the Common Stock and Warrants comprising the Units will be made against payment therefor in New York, New
York on about    , 1997.

PAULSON INVESTMENT COMPANY, INC.                   JOSEPH CHARLES & ASSOC., INC.

                   THE DATE OF THIS PROSPECTUS IS    , 1997.

          CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

  Certain statements under the captions "Prospectus Summary," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this Prospectus constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should" or "anticipates" or other variations thereon, or by discussions of strategies that involve risks and uncertainties. The actual results of the Company or industry results may be materially different from any future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include general economic and business conditions; the ability of the Company to implement its business and acquisition strategy, including the ability to integrate recently acquired businesses into the Company; changes in the network marketing industry; changes in consumer preferences; competition; availability of key personnel; increasing operating costs; unsuccessful advertising and promotional efforts; changes in brand awareness; acceptance of new product offerings; changes in, or the failure to comply with, government regulations (especially food and drug laws and regulations); the risk of civil litigation; the ability of the Company to obtain financing for future acquisitions; and other factors. See "Risk Factors."

  Chambre(R), Spark of Life(R), Young at Heart(R), Co-Clenz(R), Stay 'N Shape(R) and Sine-eze(R) are registered trademarks of the Company, and Choc-Quilizer(TM) is a trademark of Tinos, L.L.C.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OF THE COMPANY, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and the financial statements and notes thereto appearing elsewhere in this Prospectus. Prospective investors should carefully consider the information set forth in "Risk Factors." All references in this Prospectus to fiscal years are to the Company's fiscal year ended December 31 of each year. Effective December 11, 1995, Advantage Marketing Systems, Inc. (formerly Pacific Coast International, Inc.), a Delaware corporation and the former parent of the Company, merged with the Company. The Company, an Oklahoma corporation which subsequently changed its name from "AMS, Inc."to "Advantage Marketing Systems, Inc.," was the surviving corporation. The Company expanded its network marketing organization with the acquisition of Miracle Mountain International, Inc. on May 31, 1996 (the "MMI Acquisition"), Chambre International, Inc. on January 31, 1997 (the "CII Acquisition"), and the acquisition of the assets of Stay 'N Shape International, Inc., Solution Products International, Inc., Nation of Winners, Inc., and Now International, Inc. on April 16, 1997 (the "SNSI Asset Purchase"). See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- General." Unless otherwise indicated, all references to the Company include its former parent, Advantage Marketing Systems, Inc. and its current subsidiaries. Furthermore, except as otherwise indicated, the information contained in this Prospectus reflects a one-for-eight reverse split of the Company's issued and outstanding Common Stock on October 29, 1996, and assumes that (i) neither the Over-Allotment Option nor the Representatives' Warrants have been exercised and
(ii) no additional shares of Common Stock will be issued in connection with the SNSI Asset Purchase.

                                  THE COMPANY

  Advantage Marketing Systems, Inc. (the "Company") markets weight management, dietary supplement and personal care products through a network marketing organization in which independent distributors purchase products for resale to retail customers as well as for their own personal use. The number of the Company's active distributors has increased from approximately 8,100 at December 31, 1995, and 10,600 at December 31, 1996 to approximately 19,000 at June 30, 1997. An "active" distributor is one who purchased $60 or more of the Company's products within the preceding 12 months.

  The distributors in the Company's network are encouraged to recruit interested people to become new distributors of the Company's products. New distributors are placed beneath the recruiting distributor in the "network" and are referred to by the Company as being in that distributor's "downline" organization. The Company's marketing plan is designed to provide incentives for distributors to build, maintain and motivate an organization of recruited distributors in their downline organization to maximize their earning potential. Distributors earn income by purchasing the Company's products at wholesale prices and reselling them at retail prices. Distributors also earn bonuses on product purchases generated by the distributors in their downline organization. See "Business--Network Marketing."

  The Company's growth strategy is to expand its product offerings and its network of independent distributors to increase sales. The Company believes that the introduction of new products addresses the demand of its customers, creates enthusiasm among distributors, serves as a promotional tool in selling other products and attracts new distributors. Since 1995, the Company has introduced nine new weight management and dietary supplement products to its product line and has added through acquisition an additional 69 personal care products and 45 weight management and dietary supplement products to its product line. See "Risk Factors--Dependence on AM-300." In connection with the MMI Acquisition, the CII Acquisition and the SNSI Asset Purchase, the Company also acquired 1,690, 2,100 and 3,000 additional distributors, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General" and "Business--Growth Strategy."

  As of the date of this Prospectus, the Company's product line consists primarily of (i) nine weight management products, (ii) 53 dietary supplement products and (iii) 69 personal care products consisting primarily of cosmetic and skin care products. See "Business--Products." The Company's products are manufactured by various manufacturers, pursuant to formulations developed for the Company, and are sold to the Company's independent distributors located in all 50 states and the District of Columbia. The Company also sells its personal care products to distributors in Greece who do not use the Company's network marketing system. See "Business--Products."

  The Company markets products that it believes will fulfill the needs of its distributors and their customers, and assists its distributors in building their own distributor organization. The Company offers individuals the opportunity to start a home-based business without the significant start-up costs and other difficulties usually associated with new business ventures. The Company provides new product development, marketing tools, support services, product warehousing, distribution and essential record-keeping functions for its distributors. The Company also provides other support programs to its distributors, including regular teleconferences, regional seminars, and product and sales training.

  The Company's principal executive offices are located at 2601 Northwest Expressway, Suite 1210W, Oklahoma City, Oklahoma 73112-7293 and its telephone number is (405) 842-0131.

                                  THE OFFERING

Securities Offered......
                          1,300,000 Units, each consisting of one share of Common Stock and one Warrant. The Common Stock and Warrants comprising the Units will separate immediately upon issuance and will trade as separate securities. Each Warrant initially entitles the holder to purchase one share of Common Stock for an initial exercise price equal to 120 percent of the offering price of the Units.The Warrant exercise price will be adjusted on the 20th day following this offering to 120 percent of the average of the daily closing sale prices of the Common Stock as reported on the Nasdaq SmallCap Market for the 20-day period, subject to adjustment in certain events. Unless earlier redeemed, the Warrants are exercisable at any time until the fifth anniversary of the date of this Prospectus. The outstanding Warrants may be redeemed by the Company, for $0.25 per Warrant, on not less than 30 days' written notice, at any time after the sale price per share of Common Stock, as reported on the Nasdaq SmallCap Market, closes at or above $
                          (200 percent of the Warrant exercise price) for a period of 20 consecutive trading days. See "Description of Securities--Common Stock" and "-- Redeemable Common Stock Purchase Warrants."

Securities outstanding:

 Common Stock...........
                          2,680,081 shares as of the date of this Prospectus; 3,980,081 after completion of this offering, assuming no exercise of the Over-Allotment Option, the Company's 337,211 outstanding 1997-A Warrants, 1,356,982 outstanding stock options and other warrants (see "Description of Securities--1997-A Warrants" and "--Other Options and Warrants") or the Representatives' Warrants (see "Underwriting"), and does not include 1,125,000 shares of Common Stock reserved for issuance pursuant to the Advantage Marketing Systems, Inc. 1995 Stock Option Plan (the "Stock

                          Option Plan") under which options for the purchase of 146,750 shares have been granted and are outstanding (see "Management--Stock Option Plan"), and additional shares of Common Stock that may be issued in connection with the SNSI Asset Purchase (see "Management's Discussion and Analysis of Financial Condition and Results of Operations--General--SNSI Asset Purchase"). As of the date of this Prospectus, the aggregate number of shares of Common Stock that may be issued upon exercise of presently outstanding stock options and warrants is 1,840,943. See "Risk Factors--Outstanding Stock Options and Warrants."

 1997-A Warrants........  337,211 as of the date of this Prospectus.

Estimated net
 proceeds...............  $5,612,100 (assuming a public offering price of $4.94 per Unit), after deduction of estimated offering expenses of $809,900 including the Representatives' non-accountable expense allowance. See "Use of Proceeds" and "Underwriting."

Use of proceeds.........  The net proceeds received by the Company from this offering will be used to fund the Company's efforts to expand sales and for general corporate purposes, including working capital. The Company estimates that it will use (i) $3.5 million of the net proceeds to expand its U.S. distributor network and enhancement of its marketing materials, and (ii) $1.5 million of the net proceeds to develop new products and enhance the packaging of its existing products. See "Use of Proceeds."

Proposed Nasdaq
 SmallCap symbols.......  Common Stock:...........  AMSO
                          Warrants:...............  AMSOW
                          1997-A Warrants:........  AMSOL

                  SUMMARY FINANCIAL AND OPERATING INFORMATION

  The following table sets forth summary historical financial and operating information of the Company for the years ended December 31, 1995 and 1996, and the six months ended June 30, 1996 and 1997. See "Selected Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The financial and operating information for the years ended December 31, 1995 and 1996 is derived from the audited consolidated financial statements of the Company appearing elsewhere in this Prospectus. The financial and operating information for the six months ended June 30, 1996 and 1997 is derived from the unaudited consolidated financial statements of the Company appearing elsewhere in this Prospectus which, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations of the Company for the unaudited interim periods. The following information should be read in conjunction with the consolidated financial statements and the related notes thereto of the Company, and other information relating to the Company presented elsewhere in this Prospectus. The statements of operations data for any particular period are not necessarily indicative of the results of operations for any future period.

                           FOR THE YEARS ENDED         FOR THE SIX MONTHS
                              DECEMBER 31,               ENDED JUNE 30,
                          ----------------------  -----------------------------
                             1995        1996        1996           1997
                          ----------  ----------  ----------  -----------------
STATEMENTS OF OPERATIONS
 DATA:
Net sales...............  $4,492,668  $6,129,916  $2,797,284     $ 4,736,408
Gross profit............   1,341,927   1,598,338     795,224       1,234,110
Income from operations..     247,171     302,258     179,243         182,183
Income before income
 taxes..................     249,708     325,544     181,639         196,313
Tax benefit (expense)...         --      499,613         --          (74,520)
Net income..............  $  249,708  $  825,157  $  181,639     $   121,793
Weighted average common
 shares outstanding(1)..   2,662,681   3,770,874   3,363,000       3,296,474
Net income per common
 share..................  $     0.09  $     0.29  $     0.05     $      0.04
OPERATING DATA:
Number of active dis-
 tributors..............       8,100      10,600      10,100          19,000
Sales per active dis-
 tributor(2)............  $       46  $       48  $       46     $        42
Total number of products
 offered(3).............          16          28          24             131
CASH FLOW DATA:
Net cash provided (used)
 by operating activi-
 ties...................  $  360,845  $  426,421  $  319,193     $  (175,924)
Net cash provided (used)
 by investing activi-
 ties...................     (70,388)   (136,937)   (200,427)     (1,475,862)
Net cash provided (used)
 by financing activi-
 ties...................    (178,370)   (232,002)    (49,054)      2,093,858
                              DECEMBER 31,               JUNE 30, 1997
                          ----------------------  -----------------------------
                             1995        1996       ACTUAL    AS ADJUSTED(1)(4)
                          ----------  ----------  ----------  -----------------
BALANCE SHEET DATA:
Current assets..........  $  283,341  $  655,243  $1,691,891     $ 7,303,991
Working capital (defi-
 ciency)................    (170,734)     16,353     840,166       6,452,266
Total assets............     532,996   1,790,341   5,001,895      10,613,995
Short-term debt.........     111,048      76,204     100,225         100,225
Long-term debt..........     104,149     230,022     268,458         268,458
Stockholders' equity
 (deficiency)...........     (25,228)    921,429   3,881,712       9,493,812

--------
(1) Without giving effect to and assuming no exercise of the Over-Allotment Option, the 337,211 outstanding 1997-A Warrants, 1,356,982 outstanding stock options and other warrants (see "Description of Securities--1997-A Warrants" and "--Other Options and Warrants") or the Representatives' Warrants (see

   "Underwriting"), and does not include 1,125,000 shares of Common Stock reserved for issuance under the Stock Option Plan of which options for the purchase of 146,750 have been granted and are outstanding (see "Management--Stock Option Plan"), and additional shares of Common Stock that may be issued in connection with the SNSI Asset Purchase (see "Management's Discussion and Analysis of Financial Condition and Results of Operations--General--SNSI Asset Purchase").
(2) Monthly sales per active distributor for the period presented is computed using a simple average.
(3) Exclusive of variations in product size, colors or similar variations of the Company's basic product line.

(4) Adjusted to reflect the sale of the Units offered hereby, assuming the receipt of the estimated net proceeds of $5,612,100.

             SELECTED PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

  Set forth below is selected unaudited pro forma consolidated financial information of the Company, assuming that the SNSI Asset Purchase occurred at the beginning of each period for which results of operations are presented. The information presented below is derived from, and should be read in conjunction with, the consolidated financial statements of the Company and the combined financial statements of Stay 'N Shape International, Inc., Now International, Inc., Solution Products, Inc. and Nation of Winners, Inc., and the unaudited pro forma consolidated financial information of the Company, all presented elsewhere in this Prospectus. The unaudited pro forma consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations that would have been achieved if the SNSI Asset Purchase had been consummated in accordance with the assumptions set forth in the notes to the unaudited pro forma consolidated statements of operations of the Company, nor is it necessarily indicative of future operating results. See the Unaudited Pro Forma Consolidated Financial Statements of Advantage Marketing Systems, Inc. (formerly AMS, Inc.) appearing elsewhere in this Prospectus.

                                                          PRO FORMA COMBINED
                                                       -------------------------
                                                         FOR THE    FOR THE SIX
                                                        YEAR ENDED  MONTHS ENDED
                                                       DECEMBER 31,   JUNE 30,
                                                           1996         1997
                                                       ------------ ------------
STATEMENTS OF OPERATIONS DATA:
Net sales.............................................  $8,506,938   $5,319,869
Gross profit..........................................   2,477,549    1,504,322
Net Income............................................     711,006      127,168
Weighted average common shares outstanding(1).........   3,896,874    3,422,474
Net income per common share...........................  $     0.25   $     0.04

-------
(1) Without giving effect to and assuming no exercise of the Over-Allotment Option, the 337,211 outstanding 1997-A Warrants, 1,356,982 outstanding stock options and other warrants (see "Description of Securities--1997-A Warrants" and "--Other Options and Warrants") or the Representatives' Warrants (see "Underwriting"), and does not include 1,125,000 shares of Common Stock reserved for issuance under the Stock Option Plan of which options for the purchase of 146,750 have been granted and are outstanding (see "Management--Stock Option Plan"), and additional shares of Common Stock that may be issued in connection with the SNSI Asset Purchase (see "Management's Discussion and Analysis of Financial Condition and Results of Operations--General--SNSI Asset Purchase").

                                 RISK FACTORS

  Purchase of Units offered hereby involves a high degree of risk. In addition to the other information contained in this Prospectus, the following factors should be considered when evaluating the purchase of and investment in the Units offered hereby.

RISKS RELATED TO THE COMPANY

  DEPENDENCE ON DISTRIBUTORS. The Company's success and growth depend upon its ability to attract, retain and motivate its network of independent distributors who market the Company's products. Distributors are independent contractors who purchase products directly from the Company for resale and their own use. Distributors typically offer and sell the Company's products on a part-time basis, and may engage in other business activities, including the sale of products offered by competitors of the Company. Typically, the Company has non-exclusive arrangements with its distributors which may be canceled at will and contain no minimum purchase requirements on the part of the distributor. While the Company encourages distributors to focus on the purchase and sale of the Company's products, distributors may give higher priority to other products, reducing their efforts devoted to marketing the Company's products. Furthermore, the Company's ability to attract and retain distributors could be negatively affected by adverse publicity relating to the Company, its products or its operations. In addition, as a result of the Company's network marketing system, the distributor downline organizations headed by a relatively small number of key distributors are responsible for a significant percentage of total sales. The loss of a significant number of distributors, including any key distributors, for any reason, could adversely affect the Company's sales and operating results, and could impair the Company's ability to attract new distributors. There can be no assurance that the Company's network marketing program will continue to be successful or that the Company will be able to retain or expand its current network of independent distributors. See "Business--Network Marketing."

  GOVERNMENT REGULATION. The Company and its operations are subject to and affected by laws, regulations, administrative determinations, court decisions and similar constraints at the federal, state and local levels and the laws and regulations of foreign countries in which the Company's products are or may be sold. See "Business--Regulation."

  Products. The formulation, manufacturing, packaging, labeling, advertising, distribution and sale of the Company's products are subject to regulation by a number of governmental agencies, the most active of which is the Food and Drug Administration (the "FDA"), which regulates the Company's products under the Federal Food, Drug, and Cosmetic Act (the "FDCA") and regulations promulgated thereunder. The Company's products are also subject to regulation by the Federal Trade Commission (the "FTC"), the Consumer Product Safety Commission (the "CPSC"), the United States Department of Agriculture (the "USDA"), and the Environmental Protection Agency (the "EPA"). The FDCA has been amended several times with respect to dietary supplements, most recently by the Nutrition Labeling and Education Act of 1990 (the "NLEA") and the Dietary Supplement Health and Education Act of 1994 (the "DSHEA"). The Company's products are generally classified and regulated as dietary supplements under the FDCA, as amended, and therefore are not subject to pre-market approval by the FDA. However, these products are subject to extensive labeling regulation by the FDA and can be removed from the market if shown to be unsafe. Moreover, if the FDA determines on the basis of labeling or advertising claims by the Company, that the "intended use" of any of the Company's products is for the diagnosis, cure, mitigation, treatment or prevention of disease, the FDA can regulate those products as drugs and require pre-market clearance for safety and effectiveness. In addition, if the FDA determines that claims have been made regarding the effect of dietary supplements on the "structure or function" of the body, such claims could result in the regulation of such products as drugs.

  On June 4, 1997, the FDA proposed a regulation which will, if adopted, significantly limit the ability of the Company to sell dietary supplements that contain ephedra, or ephedrine, a chemical constituent of ephedra, including the Company's AM-300 product, which for the six months ended June 30, 1997, represented 45.2 percent of the Company's net sales. Ephedrine products have been the subject of adverse publicity in the United

States and other countries relating to alleged harmful effects, including the deaths of several individuals. On April 10, 1996, the FDA issued a statement warning consumers not to purchase or ingest dietary supplements containing natural sources of ephedrine which are claimed to produce certain effects (none of which are claimed for the Company's product). As of the date of this Prospectus, it is not possible to predict whether the FDA will make any material changes to the proposed regulations. Many states have also recently become active in the regulation of dietary supplement products and may require the Company to modify the labeling or formulation of certain products sold in those states, and several states either regulate or are considering regulating ephedrine-containing products as controlled substances or are prohibiting the sale of such products by persons other than licensed pharmacists. Consequently, there is a risk that the Company's AM-300 product, which contains an ephedra herb concentrate containing naturally occurring ephedrine, may become subject to further federal, state, local or foreign laws or regulations. These regulations could require the Company to (i) withdraw or reformulate its AM-300 product with reduced ephedrine levels or with a substitute for ephedra or ephedrine, (ii) relabel its product with different warnings or revised directions for use, or (iii) not make certain statements, possibly including weight loss claims, with respect to any product containing ephedra or ephedrine. While the Company believes that its AM-300 product could be reformulated and relabeled, there can be no assurance in that regard or that reformulation and relabeling would not have an adverse effect on sales of such product or related products within the Company's product line even though such products do not contain ephedra or ephedrine. See "--Dependence on AM-300" and "Business--Regulation--Products."

  Product Claims and Advertising. The FTC and certain states regulate advertising, product claims, and other consumer matters, including advertising of the Company's products. In the past several years the FTC has instituted enforcement actions against several dietary supplement companies for false and misleading advertising of certain products. In addition, the FTC has increased its scrutiny of the use of testimonials, such as those utilized by the Company. There can be no assurance that the FTC will not question the Company's past or future advertising or other operations. Moreover, there can be no assurance that a state will not interpret product claims presumptively valid under federal law as illegal under that state's regulations. Furthermore, the Company's distributors and customers of distributors may file actions on their own behalf, as a class or otherwise, and may file complaints with the FTC or state or local consumer affairs offices. These agencies may take action on their own initiative or on a referral from distributors, consumers or others, including actions resulting in entries of consent decrees and the refund of amounts paid by the complaining distributor or consumer, refunds to an entire class of distributors or customers, or other damages, as well as changes in the Company's method of doing business. A complaint because of a practice of one distributor, whether or not that practice was authorized by the Company, could result in an order affecting some or all distributors in a particular state, and an order in one state could influence courts or government agencies in other states. Proceedings resulting from these complaints may result in significant defense costs, settlement payments or judgments and could have a material adverse effect on the Company. See "Business--Regulation--Product Claims and Advertising."

  Network Marketing System. The Company's network marketing system is subject to a number of federal and state laws and regulations administered by the FTC and various state agencies, including but not limited to securities, franchise investment, business opportunity and criminal laws prohibiting the use of "pyramid" or "endless chain" types of selling organizations. These regulations are generally directed at ensuring that product sales are ultimately made to consumers (as opposed to other distributors) and that advancement within the network marketing system is based on sales of the Company's products, rather than investment in the Company or other non-retail sales related criteria. The compensation structure of a network marketing organization is very complex, and compliance with all of the applicable regulations and laws is uncertain in light of evolving interpretations of existing laws and regulations as well as the enactment of new laws and regulations pertaining in general to network marketing organizations and product distribution.

  The Company has not obtained any no-action letters or advance rulings from any federal or state securities regulator or other governmental agency concerning the legality of the Company's operations, and the Company is not relying on an opinion of counsel to such effect. The Company accordingly is subject to the risk that its network marketing system could be found to be in noncompliance with applicable laws and regulations, which could have a material adverse effect on the Company. See "Business--Network Marketing." Such a decision could require the Company to modify its network marketing system, result in negative publicity, or have a negative effect on distributor morale and loyalty. In addition, the Company's network marketing system will be subject to regulations in foreign markets administered by foreign agencies should the Company expand its network marketing organization into such markets.

  CIVIL LITIGATION BY DISTRIBUTORS. The Company is subject to the risk of challenges to the legality of its network marketing organization by the Company's distributors, both individually and as a class, based on claims that the Company's network marketing program is operated as an illegal "pyramid scheme" in violation of federal securities laws, state unfair practice and fraud laws and the Racketeer Influenced and Corrupt Organizations Act. Generally, an illegal pyramid scheme is a marketing scheme that promotes "inventory loading" (i.e., distributors' purchases of large quantities of non-returnable inventory to obtain the full amount of compensation available under the network marketing program) and does not encourage retail sales of the products and services to ultimate consumers. In the event of challenges to the legality of its network marketing organization by the Company's distributors, there is no assurance that the Company would be able to demonstrate that its network marketing policies were enforced and that the network marketing program and distributors' compensation thereunder serve as safeguards to deter inventory loading and encourage retail sales to the ultimate consumers. Proceedings resulting from these claims could result in significant defense costs, settlement payments or judgments, and could have a material adverse effect on the Company. A competitor of the Company, Nutrition for Life International, Inc. ("NFLI"), a multi-level seller of personal care and nutritional supplements, recently announced that it had settled class action litigation brought by distributors alleging fraud in connection with the operation of a pyramid scheme. NFLI agreed to pay in excess of $3 million to settle claims brought on behalf of its distributors and certain purchasers of its stock.

  The Company believes that its marketing program is significantly different from the program allegedly promoted by NFLI and that the Company's marketing program is not in violation of anti-pyramid laws or regulations. However, there can be no assurance that claims similar to the claims brought against NFLI and other multi-level marketing organizations will not be made against the Company, or that the Company would prevail in the event any such claims were made. Furthermore, even if the Company were successful in defending against any such claims, the costs of conducting such a defense, both in dollars spent and in management time, could be material and adversely affect the Company's operating results and financial condition. In addition, the negative publicity of such a suit could adversely affect the Company's sales and ability to attract and retain distributors. See "Business--Regulation-- Network Marketing System."

  DEPENDENCE ON AM-300. A significant portion of the Company's net sales has been, and is expected to continue to be, dependent upon the Company's AM-300 product, which contains an ephedra herb concentrate containing naturally occurring ephedrine. The Company's net sales of AM-300 represented approximately 45.2 percent, 39.1 percent, and 31.5 percent of net sales for the six months ended June 30, 1997 and for fiscal years 1996 and 1995, respectively. In the event the recently proposed FDA regulation related to products containing ephedra and ephedrine is adopted as proposed, or such products become subject to further federal, state or local laws and regulations, the Company could be required to (i) withdraw or reformulate its AM-300 product, (ii) relabel such product, or (iii) not make certain statements, possibly including weight management claims, with respect to such product. Any such event could have a material adverse effect upon sales, results of operations and the financial condition of the Company. See "-- Government Regulation--Products," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations" and "Business--Products" and "--Regulation--Products."

  COMPETITION. The Company is subject to significant competition in recruiting distributors from other network marketing organizations, including those that market weight management, dietary supplement and personal care products, as well as other types of products. Most of the Company's competitors are substantially larger, offer a greater variety of products and have considerably greater financial resources than the Company. The Company's ability to remain competitive depends, in significant part, on the Company's success in recruiting and retaining distributors through an attractive bonus plan and other incentives. There can be no assurance that the Company's programs for recruitment and retention of distributors will be successful.

  In addition, the business of distributing and marketing weight management, dietary supplements, and personal care products is highly competitive. This market segment includes numerous manufacturers, other network marketing companies, catalog companies, distributors, marketers, retailers and physicians that actively compete for the business of consumers. The Company competes with other providers of such products, especially retail outlets, based upon convenience of purchase, price and immediate availability of the purchased product. For the most part, the Company's competitors offering comparable products are substantially larger and have available considerably greater financial resources than the Company. The market is highly sensitive to the introduction of new products or weight management plans (including various prescription drugs) that may rapidly capture a significant share of the market. As a result, the Company's ability to remain competitive depends in part upon the successful introduction of new products at competitive prices. See "Business--Competition."

  PRODUCT INTRODUCTION, OBSOLESCENCE AND MARKETING. The introduction by the Company or its competitors of new weight management, nutritional supplement and personal care products offering increased functionality or enhanced results may render existing products obsolete and unmarketable. Therefore, the Company's ability to successfully introduce new products into the market on a timely basis and achieve acceptable levels of sales has and will continue to be a significant factor in the Company's ability to grow and remain competitive and profitable. In addition, the nature and mix of the products offered by the Company are important factors in attracting and maintaining the Company's network of independent distributors, which consequently affects demand for the Company's products. Although the Company seeks to introduce additional products each year, the success of new products is subject to a number of conditions, including customer acceptance. There can be no assurance that the Company's efforts to develop innovative new products will be successful, that customers will accept new products or that the Company will obtain required regulatory approvals of such new products. In addition, no assurance can be given that new products currently experiencing strong popularity and rapid growth will maintain their sales over time. In the event the Company is unable to successfully increase the product mix and maintain competitive product replacements or enhancements in a timely manner in response to the introduction of new products, competitive or otherwise, the Company's sales and earnings will be materially and adversely affected. See "Business--Products" and "--Network Marketing."

  PRODUCT LIABILITY; LACK OF INSURANCE COVERAGE. The Company, like other marketers of products that are intended to be ingested, faces an inherent risk of exposure to product liability claims in the event that the use of its products results in injury. The Company generally does not obtain contractual indemnification from parties manufacturing its products. Furthermore, the Company has agreed to indemnify Tinos, L.L.C., the licensor of Choc-Quilizer, against any product liability claims arising from the Choc-Quilizer product marketed by the Company, and the Company has agreed to indemnify Chemins against claims arising from products manufactured by Chemins and marketed by the Company. The Company also does not maintain any product liability insurance coverage. Therefore, product liability claims against the Company could result in material losses to the Company. See "Business--Products-- Product Procurement and Distribution."

  DEPENDENCE ON KEY PERSONNEL. The Company's growth and future success depends in part on the continued availability of certain key management personnel, including John W. Hail, founder, Chief Executive Officer and Chairman of the Board of the Company, and Roger P. Baresel, President, Chief Financial Officer and a director of the Company. The Company does not maintain life insurance covering the executive officers of the Company. The Company's continued growth and profitability also depends in part on its ability to attract and retain other management personnel. Although the Company has not had any difficulty to date in attracting and retaining management personnel, there can be no assurance that it will continue to be able to do so in the future. See "Business--Network Marketing" and "Management--Directors and Executive Officers."

  MANAGEMENT OF GROWTH. The Company has experienced substantial growth in sales, operations, personnel and the number of distributors, which has challenged and will continue to challenge the Company's management and operating resources. Continued growth will require the Company to increase its sales and marketing, support, and administrative personnel, to increase distributor training and support capabilities and to expand information management systems. There can be no assurance that the Company will be able to attract and retain the necessary personnel to accomplish its growth strategies or that it will not experience constraints that will adversely affect its ability to satisfactorily support its distributors. If the Company's management is unable to manage growth effectively, the Company's sales and earnings could be materially adversely affected. See "Business--Growth Strategy."

  DEPENDENCE ON THIRD-PARTY MANUFACTURERS. Substantially all of the products offered and distributed by the Company are manufactured by third-party manufacturers pursuant to product formulations developed for the Company. The Company does not have any written contracts with any of its suppliers or manufacturers or commitments from any of its suppliers or manufacturers to continue to sell products to the Company. A substantial portion of the products purchased by the Company have been supplied by Chemins Company, Inc. ("Chemins") and Nittany Pharmaceutical Laboratories ("Nittany"), which are privately held corporations with no affiliation with the Company. The Company believes that its relationships with Chemins and Nittany are satisfactory; however, there can be no assurance that Chemins and Nittany will continue to be reliable suppliers to the Company. The Company does not have long-term supply agreements with Chemins, Nittany or any other vendor; however, the Company customarily enters into contracts with such third-party manufacturers to establish the terms and conditions of product purchases. Accordingly, there is a risk that any of the Company's suppliers or manufacturers could discontinue selling their products to the Company for any reason. In the event any of the third-party manufacturers were to become unable or unwilling to continue to provide the products in required volumes, the Company would be required to identify and obtain acceptable replacement manufacturing sources, and no assurance can be given that any alternative manufacturing sources would become available to the Company on a timely basis. See "Business--Products-- Product Procurement and Distribution."

  EFFECT OF UNFAVORABLE PUBLICITY. The Company believes the weight management and dietary supplement products market is affected by national media attention regarding the consumption of such products. There can be no assurance that future scientific research or publicity will not be unfavorable to the weight management and dietary supplement markets or any particular product, or be inconsistent with earlier favorable research or publicity. Future reports of research that are perceived as less favorable or that question earlier research could have a material adverse effect on the operations of the Company. Because of the Company's dependence upon consumer perceptions, adverse publicity associated with illness or other adverse effects resulting from the consumption of the Company's products, or any similar products distributed by other companies, could have a material adverse effect on the Company. Such adverse publicity could arise even if the adverse effects associated with such products result from failure to consume such products as directed. In addition, the Company may not be able to counter the effects of negative publicity concerning the efficacy of its products.

  ABSENCE OF CLINICAL STUDIES. Although many of the ingredients in the Company's products are vitamins, minerals, herbs and other substances for which there is a long history of human consumption, some of the Company's products contain ingredients, such as chromium picolinate, shark cartilage, proanthocyanidins, citrin and colloidal minerals, as to which there is little history of human consumption. Accordingly, no assurance can be given that the Company's products, even when used as directed, will have the effects intended. Although the Company takes steps to ensure that the formulation and production of its products are safe when consumed as directed, generally the Company has not sponsored clinical studies on the long-term effect of human consumption. See "--Effect of Unfavorable Publicity," and "--Product Liability," and "Business--Regulation--Products."

  NON-SPECIFIC ACQUISITION STRATEGY. The Company's business plan includes expansion and diversification of the Company's network marketing organization and products through the acquisition of companies engaged in network marketing. The amount of net proceeds of this offering, if any, expended with respect to an acquisition will be determined by the Board of Directors of the Company. In addition to financial demands, the Company's acquisitions may have adverse consequences, including the diversion of management's attention to the assimilation of the acquired companies or assets; adverse effects on the Company's results of operations, such as the amortization of acquired intangible assets; and the possibility that the acquired company or assets will not contribute to the Company's business, cash flows and profitability as expected. See "Business--Growth Strategy."

RISKS OF THE OFFERING

  STOCK PRICE, SALES AND EARNINGS VOLATILITY. Although the Company's Common Stock is currently traded in the over-the-counter market and on the Boston Stock Exchange, there is no assurance that an active trading market will develop or be sustained. See "Price Range of Common Stock and Dividends." The Company's sales and earnings and, consequently, the market price of the Common Stock (as well as that of the Warrants, if a market develops) may be subject to significant potential volatility based upon, among other things, the adverse effect of non-compliance with applicable governmental regulations; the negative effect of changes in or interpretations of regulations that may limit or restrict the sale of certain of the Company's products; the operation of its network marketing organization; the expansion of its operations into new markets; the recruitment and retention of distributors; the inability of the Company to introduce new products or the introduction of new products by the Company's competitors; general conditions in the weight management, dietary supplement, and personal care products industries; and consumer perceptions of the Company's products and operations. In particular, because the Company's products are ingested by consumers or applied to their bodies, the Company is highly dependent upon consumers' perception of the safety and quality of the products marketed by the Company. As a result, substantial negative publicity concerning one or more of the Company's products, especially the weight management and dietary supplement products, could adversely affect the Company's sales and earnings as well as the market price of the Common Stock.

  Moreover, the stock market has from time to time experienced extreme price and volume fluctuations which have particularly affected the market prices for emerging growth companies and which often have been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock and the Warrants. Volatility in the market price of a company's securities sometimes results in the filing of class action lawsuits seeking compensation for alleged securities law violations. There can be no assurance that such litigation will not occur in the future against the Company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on the Company's business and results of operations. Any adverse determination in such litigation also could subject the Company to significant liabilities.

  SECONDARY TRADING MARKET; DETERMINATION OF OFFERING PRICE. Although the Company is a publicly held corporation, historically the market for the Common Stock has been limited and subject to low trading volume. There can be no assurance that an active trading market will develop or be maintained following this offering. The public offering price of the Units and the exercise price of the Warrants were determined by negotiation among the Representatives and the Company. Accordingly, the offering price of the Units set forth on the cover page of this Prospectus may not reflect the actual value of the Common Stock and Warrants underlying the Units. See "Underwriting."

  CURRENT PROSPECTUS AND STATE BLUE SKY REGISTRATION REQUIRED TO EXERCISE THE WARRANTS. Purchasers of Units will be able to exercise the Warrants included therein only if a current prospectus relating to the Common Stock underlying such Warrants is then in effect, and only if such Common Stock is qualified for sale or exempt from qualification under applicable state securities laws of the states in which such holders of the Warrants reside. Although the Company has undertaken to maintain the effectiveness of a current prospectus covering the Common Stock underlying the Warrants, there can be no assurance that the Company will be able to do so. The value of the Warrants may be impaired if a current prospectus covering the Common Stock issuable upon exercise of the Warrants is not kept effective, or if such Common Stock is not qualified or exempt from qualification in the states in which the holders of the Warrants reside.

  The Warrants included as part of the Units will be separately transferrable upon issuance. Although the Units will not be sold to purchasers in jurisdictions in which the Units are not registered or otherwise qualified for sale, purchasers may buy Warrants in the market in, or may move to, jurisdictions in which the shares underlying the Warrants are not so registered or qualified during the period that the Warrants are exercisable. In this event, the Company would be unable to issue shares to those persons desiring to exercise their Warrants, and such persons would have no choice but to attempt to sell the Warrants in a jurisdiction where such sale is permissible or allow them to expire unexercised. See "Description of Securities--Redeemable Common Stock Purchase Warrants."

  REDEMPTION OF WARRANTS. As described in greater detail elsewhere in this Prospectus, the outstanding Warrants may be redeemed by the Company, for $0.25 per Warrant, on not less than 30 days' written notice, at any time after the bid price of Common Stock as reported on the Nasdaq SmallCap Market closes at or above 200 percent of the Warrant exercise price during a period of 20 consecutive trading days. In the event the Company exercises the right to redeem the Warrants, a holder will be forced either to exercise the Warrant or accept the redemption price. See "Description of Securities--Redeemable Common Stock Purchase Warrants."

  ACCUMULATED DEFICIT. At June 30, 1997, the Company had an accumulated deficit of $938,372 representing accumulated losses from operations prior to 1994. See "Selected Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." There is no assurance that future operating results will eliminate such deficit or that additional losses from operations will not be sustained by the Company, resulting in further increase of such accumulated deficit.

  OUTSTANDING STOCK OPTIONS AND WARRANTS. As of the date of this Prospectus, there are 337,211 outstanding 1997-A Warrants, each exercisable to purchase one share of Common Stock at an exercise price of $12.00 on or before January 31, 1999, and 1,503,732 outstanding stock options and other warrants (of which 674,500 are held by current management of the Company and which will be subject to two-year lock-up agreements with the Representatives), each exercisable to purchase one share of Common Stock at an exercise price of $1.60 to $6.00 per share during periods that expire in December 1997 through May 2007. Assuming and giving effect to the exercise of the outstanding 1,503,732 stock options and warrants (other than the 1997-A Warrants), new investors purchasing Units in this offering would experience immediate dilution, on a net tangible book value basis, of $3.00 per share of Common Stock. During the term of the outstanding 1997-A Warrants, stock options and other warrants, the holders are given the opportunity to profit from a rise in the market price of the Common Stock. Exercise of such securities may dilute the net book value per share of outstanding Common Stock at the time of exercise and may be dilutive on an earnings per share basis, which may adversely affect the trading price of the Common Stock and, consequently, the Warrants. The existence of the 1997-A Warrants, stock options and other warrants may adversely affect the terms on which the Company may obtain additional equity financing. Furthermore, the holders are likely to exercise the 1997-A Warrants, stock options or other warrants at a time when the Company would otherwise be able to obtain capital on terms more favorable than could be obtained through the exercise of such stock options and warrants. See "Description of Securities--1997-A Warrants" and "--Other Stock Options and Warrants," "Management--Stock Option Plan" and "Shares Eligible for Future Sale--Lock-Up Agreements."

  COMMON STOCK ELIGIBLE FOR FUTURE SALE. Sales or availability for sale of substantial amounts of shares of the Company's Common Stock in the public market following this offering could adversely affect the market price of the Common Stock and Warrants and, consequently, the Company's ability to raise additional capital. Immediately after completion of this offering, the Company will have 3,680,081 shares of Common Stock outstanding, of which 3,119,019 shares will be eligible for sale without regard to volume or other limitations pursuant to Rule 144 ("Rule 144") promulgated by the Commission under the 1933 Act, except to the extent held by "affiliates" of the Company as that term is defined under Rule 144. Pursuant to agreements with the Representatives, the Company's executive officers and directors, who hold in the aggregate 372,682 shares of Common Stock and options and warrants for the purchase of 674,500 shares of Common Stock, have agreed not to sell or otherwise dispose of any shares of currently held Common Stock for a period of one year, or options, warrants or shares of Common Stock and all other securities issuable upon exercise of such options or warrants for a period of two years, from the date of this Prospectus. See "Security Ownership of Certain Beneficial Owners and Management" and "Shares Eligible for Future Sale--Lock-Up Agreements."

  As of the date of this Prospectus, there are 186,929 shares of the Company's outstanding Common Stock which are "restricted securities" that are not subject to lock-up agreements with the Representatives and may in the future be sold in compliance with Rule 144. Commencing one year following the date of this Prospectus, 561,984 shares of Common Stock will be eligible for resale into the open public market in reliance on and subject to Rule 144. See "Shares Eligible for Future Sale."

  ANTI-TAKEOVER PROVISIONS. The Company's Certificate of Incorporation and Bylaws and the provisions of the Oklahoma General Corporation Act may make it difficult to effect a change in control of the Company and replace incumbent management. The Certificate of Incorporation authorizes the issuance of Preferred Stock in classes or series having voting, redemption and conversion rights and other rights as determined by the Board of Directors. The issuance of such Preferred Stock may have the effect of preventing a merger, tender offer or other takeover attempt that the Company's Board of Directors opposes. The Company's directors are elected for staggered three-year terms, with approximately one-third of the Board standing for election each year, which may make it difficult to effect a change of incumbent management and control. The Company is subject to the anti-takeover provisions of the Oklahoma General Corporation Act, which in some circumstances may discourage a person from making a control share acquisition (generally an acquisition of voting stock having more than 20 percent of all voting power in the election of directors) without shareholder approval. See "Description of Securities--Anti-Takeover Provisions."

                                USE OF PROCEEDS

  The net proceeds to the Company from sale of the Units pursuant to this offering are estimated to be approximately $5,612,100 ($6,479,070 if the Over-Allotment Option is exercised in full), at an assumed public offering price of $4.94 per Unit. The Company anticipates that it will use approximately $3.5 million (62.4 percent) of the net proceeds to expand its U.S. distributor network and enhance its marketing materials, and approximately $1.5 million (26.7 percent) of the net proceeds to expand and enhance its product line and product packaging. The amounts actually expended for each purpose may vary significantly. The Company anticipates that the net proceeds of this offering (without giving effect to exercise of the Over-Allotment Option) will be expended as follows:

   USE OF ESTIMATED NET PROCEEDS                               AMOUNT   PERCENT
   -----------------------------                             ---------- -------
   Expansion of the Company's U.S. distributor network (See
    "Business--Network Marketing) by:
     enhancing its marketing efforts and improving its
      marketing materials..................................  $2,000,000   35.6%
     increasing the number of Company-sponsored training
      and motivational events..............................     500,000    8.9%
     hiring additional distributor support personnel.......     100,000    1.8%
     establishing more convenient Regional Success Centers
      in targeted geographical markets.....................     500,000    8.9%
     investing in the Company's computerized information
      management system....................................     400,000    7.1%
   Expansion and enhancement of the Company's product line
    (See "Business--Products") by:
     developing new products...............................     750,000   13.4%
     enhancing the packaging of its existing products......     250,000    4.4%
     maintaining higher inventory levels at the Company's
      Regional Success Centers.............................     500,000    8.9%
   General corporate purposes, including working capital
    and general administrative overhead....................     612,100   11.0%
   Total estimated net proceeds of this offering...........   5,612,100  100.0%

  Although the Company's business plan also includes expansion and diversification of the Company's network marketing organization and products through the acquisition of businesses engaged in network marketing, there are presently no specific plans, negotiations, agreements or understandings with respect to any material acquisition. See "Business--Growth Strategy."

  The Company believes that the net proceeds of this offering, combined with cash and cash equivalents, will be sufficient to fund budgeted capital and operating requirements of the Company for at least the next 12 months and to permit the Company to implement its growth strategy. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources." The Company does not intend to use any of the net proceeds to discharge existing indebtedness. Pending use of the net proceeds, they will be invested by the Company in federally insured or guaranteed securities.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

  The Common Stock is traded in the over-the-counter market under the symbol "AMSO" and on the Boston Stock Exchange under the symbol "AMG." The following table sets forth, for the periods presented, the high and low closing bid quotations in the over-the-counter market as quoted by the National Quotation Bureau, Incorporated, adjusted to give effect to the one-for-eight reverse split of the outstanding Common Stock on October 29, 1996. The bid quotations reflect inter-dealer prices without adjustment for retail markups, markdowns or commissions and may not reflect actual transactions.

                                                                COMMON STOCK
                                                             CLOSING BID PRICES
                                                             ------------------
                                                               HIGH      LOW
                                                             --------- --------
1997:
  First Quarter Ended March 31.............................. $    6.25 $   5.50
  Second Quarter Ended June 30..............................      8.38     5.69
  Third Quarter Ended September 30..........................      8.75     5.00
1996:
  First Quarter Ended March 31.............................. $    6.48 $   5.04
  Second Quarter Ended June 30..............................      8.00     5.04
  Third Quarter Ended September 30..........................      7.84     5.52
  Fourth Quarter Ended December 31..........................      6.50     5.00
1995:
  First Quarter Ended March 31.............................. $    2.00 $   1.76
  Second Quarter Ended June 30..............................      3.76     2.00
  Third Quarter Ended September 30..........................     10.00     3.60
  Fourth Quarter Ended December 31..........................      7.52     4.48

  On October 15, 1997, the closing bid and asked prices, as quoted by the National Quotation Bureau, Incorporated, of the Common Stock were $4.94 and $5.06, respectively. As of the date of this Prospectus, there were approximately 1,800 holders of the Common Stock.

DIVIDEND POLICY

  The Company's policy is to retain earnings to support the expansion of its operations. The Board of Directors of the Company does not intend to pay cash dividends on the Common Stock in the foreseeable future. Any future cash dividends will depend on future earnings, capital requirements, the Company's financial condition and other factors deemed relevant by the Board of Directors. See "Risk Factors--Stock Price, Sales and Earnings Volatility," and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                CAPITALIZATION

  The following table sets forth as of June 30, 1997, the actual capitalization of the Company without giving effect to the agreement of the Company to issue any additional shares of Common Stock or to make additional payments in connection with the SNSI Asset Purchase (see "Management's Discussion and Analysis of Financial Condition and Results of Operations-- General--SNSI Asset Purchase"), and as adjusted to reflect the sale of 1,300,000 Units offered by the Company hereby (at an assumed public offering price of $4.94 per Unit). This table should be read in conjunction with the unaudited consolidated financial statements and notes thereto of the Company appearing elsewhere in this Prospectus. See Unaudited Consolidated Financial Statements of Advantage Marketing Systems, Inc. (formerly AMS, Inc.).

                                                         AS OF JUNE 30, 1997
                                                       ------------------------
                                                                   AS ADJUSTED
                                                         ACTUAL    FOR OFFERING
                                                       ----------  ------------
Current portion of long-term debt..................... $  100,225  $   100,225
Long-term debt, net of current portion................    268,458      268,458
Stockholders' equity:
 Common Stock, $.0001 par value, 495,000,000 shares
  authorized; 2,680,081 shares issued and outstanding;
  3,980,081 shares issued and outstanding as
  adjusted............................................        268          398
Paid-in capital in excess of par, common stock(1).....  4,819,816   10,431,786
Retained earnings (deficit)...........................   (938,372)    (938,372)
                                                       ----------  -----------
  Total stockholders' equity..........................  3,881,712    9,493,812
                                                       ----------  -----------
    Total capitalization.............................. $4,250,395  $ 9,862,495
                                                       ==========  ===========

--------
(1) Without giving effect to and assuming no exercise of the Over-Allotment Option, the 337,211 outstanding 1997-A Warrants, 1,356,982 outstanding stock options and other warrants (see "Description of Securities--1997-A Warrants" and "--Options and Other Warrants") or the Representatives' Warrants (see "Underwriting"), and does not include 1,125,000 shares of Common Stock reserved for issuance under the Stock Option Plan of which options for the purchase of 146,750 shares have been granted and are outstanding (see "Management--Stock Option Plan"), and additional shares of Common Stock that may be issued in connection with the SNSI Asset Purchase (see "Management's Discussion and Analysis of Financial Condition and Results of Operations--General--SNSI Asset Purchase").

                        SELECTED FINANCIAL INFORMATION

  The following selected financial information is qualified by reference to, and should be read in conjunction with, the consolidated financial statements and related notes of Advantage Marketing Systems, Inc. (formerly AMS, Inc.) and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this Prospectus. The selected financial information presented below is not necessarily indicative of the future results of operations or financial performance of the Company. See "Risk Factors--Stock Price, Sales and Earnings Volatility." The selected financial information as of and for the years ended December 31, 1995 and 1996 is derived from the audited consolidated financial statements of Advantage Marketing Systems, Inc. (formerly AMS, Inc.) contained elsewhere in this Prospectus. The selected financial information presented as of and for the six months ended June 30, 1996 and 1997 is derived from the unaudited consolidated financial statements of the Company, which financial statements are contained elsewhere in this Prospectus. In the opinion of management of the Company, the unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such information.

                                FOR THE YEARS ENDED      FOR THE SIX MONTHS
                                   DECEMBER 31,            ENDED JUNE 30,
                               ----------------------  -----------------------
                                  1995        1996        1996        1997
                               ----------  ----------  ----------  -----------
STATEMENTS OF OPERATIONS DA-
 TA:
Net sales....................  $4,492,668  $6,129,916  $2,797,284  $ 4,736,408
Cost of sales................   3,150,741   4,531,578   2,002,060    3,502,298
                               ----------  ----------  ----------  -----------
  Gross profit...............   1,341,927   1,598,338     795,224    1,234,110
Marketing, distribution and
 administrative expenses.....   1,094,756   1,296,080     615,981    1,051,927
                               ----------  ----------  ----------  -----------
  Income from operations.....     247,171     302,258     179,243      182,183
Other income (expense):
Interest, net................     (22,998)    (10,538)     (7,863)       1,007
Other income.................      25,535      33,824      10,259       13,123
                               ----------  ----------  ----------  -----------
  Total other income (ex-
   pense)....................       2,537      23,286       2,396       14,130
                               ----------  ----------  ----------  -----------
Income before taxes..........     249,708     325,544     181,639      196,313
Tax benefit (expense)........         --      499,613         --       (74,520)
                               ----------  ----------  ----------  -----------
Net income...................  $  249,708  $  825,157  $  181,639  $   121,793
                               ==========  ==========  ==========  ===========
Weighted average common
 shares outstanding(1).......   2,662,681   3,770,874   3,363,000    3,296,474
                               ==========  ==========  ==========  ===========
Net income per common share..  $     0.09  $     0.29  $     0.05  $      0.04
                               ==========  ==========  ==========  ===========
OPERATING DATA:
Number of active distribu-
 tors........................       8,100      10,600      10,100       19,000
Sales per active distribu-
 tor(2)......................  $       46  $       48  $       46  $        42
Total number of products of-
 fered(3)....................          16          28          24          131
CASH FLOW DATA:
Net cash provided (used) by
 operating activities........  $  360,845  $  426,421  $  319,193  $  (175,924)
Net cash provided (used) in
 investing activities........     (70,388)   (136,937)   (200,427)  (1,475,862)
Net cash provided (used) in
 financing activities........    (178,370)   (232,002)    (49,054)   2,093,858

                                 DECEMBER 31,            JUNE 30, 1997
                              ------------------- ----------------------------
                                1995      1996      ACTUAL   AS ADJUSTED(1)(4)
                              --------  --------- ---------- -----------------
BALANCE SHEET DATA:
Current assets............... $283,341  $ 655,243 $1,691,891    $7,303,991
Working capital (deficien-
 cy)......................... (170,734)    16,353    840,166     6,452,266
Total assets.................  532,996  1,790,341  5,001,895    10,613,995
Short-term debt..............  111,048     76,204    100,225       100,225
Long-term debt...............  104,149    230,022    268,458       268,458
Stockholders' equity (defi-
 ciency).....................  (25,228)   921,429  3,881,712     9,493,812

--------
(1) Without giving effect to and assuming no exercise of the Over-Allotment Option, the 337,211 outstanding 1997-A Warrants, 1,356,982 outstanding stock options and other warrants (see "Description of Securities-- 1997-A Warrants" and "--Options and Other Warrants") or the Representative's Warrants (see "Underwriting"), and does not include 1,125,000 shares of Common Stock reserved for issuance under the Stock Option Plan of which options for the purchase of 146,750 shares have been granted and are outstanding (see "Management--Stock Option Plan"), and additional shares of Common Stock that may be issued in connection with the SNSI Asset Purchase (see "Management's Discussion and Analysis of Financial Condition and Results of Operations--General--SNSI Asset Purchase").
(2) Monthly sales per active distributor for the period presented is computed using a simple average.
(3) Exclusive of variations in product size, colors or similar variations of the Company's basic product line.

(4) Adjusted to reflect the sale of the Units offered hereby, assuming the receipt of the estimated net proceeds of $5,612,100.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with the financial statements and notes thereto of the Company and "Selected Financial Information."

GENERAL

  Effective December 11, 1995, Advantage Marketing Systems, Inc., a Delaware corporation ("AMS Delaware") and the former parent of the Company, merged with and into the Company, with the Company being the surviving corporation (the "Reincorporation Merger"). Prior to the Reincorporation Merger, all operations of AMS (Delaware) were conducted solely by the Company. See "Business--Company History."

  The Company's business has been significantly affected by the recently completed MMI Acquisition, the CII Acquisition and the SNSI Asset Purchase. As a result of these acquisitions, the Company acquired 6,790 distributors and added 114 products to its product line.

  MMI Acquisition. Effective May 31, 1996, the Company acquired all of the outstanding capital stock of MMI, and MMI became a wholly owned subsidiary of the Company. MMI was a network marketer of various third-party manufactured nutritional supplement products. In connection with the MMI Acquisition, the Company issued to the shareholders of MMI 20,000 shares of Common Stock. The Company acquired one product and 1,690 additional distributors as a result of the MMI Acquisition.

  CII Acquisition. Effective January 31, 1997, the Company acquired all of the issued and outstanding capital stock of CII, and CII became a wholly owned subsidiary of the Company. CII was a network marketer of various third-party manufactured cosmetics, skin care and hair care products. In connection with the CII Acquisition, the Company issued 6,482 shares of Common Stock to the shareholders of CII at closing and issued an additional 7,518 shares of Common Stock to the shareholders of CII on March 31, 1997, after determination of certain liabilities. The Company acquired 68 personal care and six dietary supplement products and 2,100 additional distributors as a result of the CII Acquisition.

  SNSI Asset Purchase. The Company purchased all of the assets, including the network marketing organizations, of Stay "N Shape International, Inc., Solution Products International, Inc., Nation of Winners, Inc., and Now International, Inc. pursuant to an Asset Purchase Agreement dated April 16, 1997. In connection with the SNSI Asset Purchase, the Company paid cash of $1,174,441 and issued 125,984 shares of Common Stock at closing and agreed to either issue additional shares of the Company's Common Stock having an aggregate market value equal to, or make a cash payment of, or combination thereof, $750,000 and $1,050,000 on or before June 29, 1998, and May 30, 1999, respectively, subject to reduction for variance from specified sales targets. See "--Liquidity and Capital Resources." As a result of the SNSI Asset Purchase, the Company acquired 38 weight management and dietary supplement products and one personal care product, and 3,000 additional distributors.

  The following discussion and analysis of financial condition and results of operations of the Company are the consolidated results of operations of AMS Delaware, the predecessor of the Company, and the Company prior to and following the Reincorporation Merger. In addition, the following discussion and analysis presents the consolidated results of operations of the Company and MMI since completion of the MMI Acquisition on May 31, 1996, and of the Company and CII since completion of the CII Acquisition on January 31, 1997, and gives effect to the SNSI Asset Purchase, since its consummation on April 16, 1997.

RESULTS OF OPERATIONS

  The following table sets forth, as a percentage of net sales, selected results of operations for (i) the fiscal years ended December 31, 1995 and 1996, which are derived from the audited consolidated financial statements of the Company, and (ii) the six months ended June 30, 1996 and 1997, which are derived from the unaudited consolidated financial statements of the Company, which include, in the opinion of management of the Company, all normal recurring adjustments considered necessary for a fair statement of results for such periods. The results of operations for the periods presented are not necessarily indicative of the Company's future operations.

                            FOR THE YEARS ENDED DECEMBER 31,        FOR THE SIX MONTHS ENDED JUNE 30,
                          --------------------------------------- ---------------------------------------
                                 1995                1996                1996                1997
                          ------------------- ------------------- ------------------- -------------------
                            AMOUNT    PERCENT   AMOUNT    PERCENT   AMOUNT    PERCENT   AMOUNT    PERCENT
                          ----------  ------- ----------  ------- ----------  ------- ----------  -------
Net sales...............  $4,492,668   100.0% $6,129,916   100.0% $2,797,284   100.0% $4,736,408   100.0%
Cost of sales...........   3,150,741    70.1   4,531,578    73.9   2,002,060    71.6   3,502,298    73.9
                          ----------   -----  ----------   -----  ----------   -----  ----------   -----
 Gross profit...........   1,341,927    29.9   1,598,338    26.1     795,224    28.4   1,234,110    26.1
Marketing, distribution
 and administrative
 expenses...............   1,094,756    24.4   1,296,080    21.2     615,981    22.0   1,051,927    22.2
                          ----------   -----  ----------   -----  ----------   -----  ----------   -----
Income from operations..     247,171     5.5     302,258     4.9     179,243     6.4     182,183     3.8
Other income (expense):
Interest, net...........     (22,998)    (.6)    (10,538)    (.2)     (7,863)    (.3)      1,007     --
Other income............      25,535      .7      33,824      .6      10,259      .4      13,123      .3
                          ----------   -----  ----------   -----  ----------   -----  ----------   -----
Total other income
 (expense)..............       2,537      .1      23,286      .4       2,396      .1      14,130      .3
                          ----------   -----  ----------   -----  ----------   -----  ----------   -----
Income before income
 taxes..................     249,708     5.6     325,544     5.3     181,639     6.5     196,313     4.1
Tax benefit (expense)...         --      --      499,613     8.2         --      --      (74,520)   (1.6)
                          ----------   -----  ----------   -----  ----------   -----  ----------   -----
Net income..............  $  249,708     5.6% $  825,157    13.5% $  181,639     6.5% $  121,793     2.5%
                          ==========   =====  ==========   =====  ==========   =====  ==========   =====

  During 1995, 1996 and the six months ended June 30, 1997, the Company experienced increases in net sales and income before income taxes compared to the preceding year or period. The increases were principally the result of expansion of the Company's network of independent distributors and additions to the Company's product line of weight management, dietary supplement and personal care products. The Company expects to continue to expand its network of independent distributors, which may result in increased sales volume. However, there is no assurance that increased sales volume will be achieved through expansion of the Company's network of independent distributors, or that, if sales volume increases, the Company will realize increased profitability.

 Comparison of Six-Month Periods Ended June 30, 1997 and 1996

  Net sales during the six months ended June 30, 1997 increased by $1,939,000, or 69.3 percent, to $4,736,000 from $2,797,000 during the six months ended June 30, 1996. The increase was principally attributable to expansion of the Company's network of independent distributors and increased sales of the Company's weight management, dietary supplement and personal care products. Through the MMI Acquisition (which was consummated on May 31, 1996), CII Acquisition (which was consummated on January 31, 1997) and the SNSI Asset Purchase (which was consummated on April 16, 1997), the Company added 114 products to its product line and acquired 6,790 distributors. The distributors acquired in connection with the MMI Acquisition, the CII Acquisition and the SNSI Asset Purchase contributed $216,000, $257,000 and $361,000, respectively, to the increase in net sales between the two periods. During the six months ended June 30, 1997, the Company made aggregate net sales of $4,651,000 to 13,100 active distributors, compared to aggregate sales during the same period in 1996 of $2,422,000 to 6,000 active distributors. At June 30, 1997, the Company had approximately 19,000 "active" distributors compared to approximately 10,100 at June 30, 1996. A distributor is considered to be "active" if he or she has made a product purchase of $60 or more from the Company within the previous 12 months. Sales per distributor decreased from $46 to $42 for the six months ended June 30, 1997, compared to the same period in 1996. This decrease was due to the increase in the number of active distributors as a result of the CII Acquisition and SNSI Asset Purchase, which new distributors did not contribute sales during the full six months ended June 30, 1997.

  Cost of sales during the six months ended June 30, 1997, increased by $1,500,200, or 74.9 percent, to $3,502,200 from $2,002,000 during the same period in 1996. This increase was attributable to an increase of (i)

$977,800 in distributor bonuses due to special promotions designed to expand the Company's distributor network, (ii) $392,800 in the cost of products sold, and (iii) $129,600 in shipping costs. Total cost of sales, as a percentage of net sales, increased to 73.9 percent during the six months ended June 30, 1997, from 71.6 percent during the same period in 1996 due to an increase in distributor bonuses as a percentage of net sales to 46.5 percent from 43.7 percent, offset by a decrease in cost of products sold to 23.3 percent of net sales from 25.5 percent, due to price reductions obtained from manufacturers of the Company's products. During periods of growth, it is anticipated that the Company will from time to time offer promotions to distributors to increase sales and their income, which, if successful, will result in increases in distributor bonuses and temporary increases in cost of sales.

  The Company's gross profit increased $439,000, or 55.2 percent, to $1,234,000 for the six months ended June 30, 1997 from $795,000 for the same period in 1996. Gross profit decreased as a percentage of net sales to 26.1 percent of net sales from 28.4 percent. The decrease in the Company's gross profit margin resulted from the increase in distributor bonuses during the more recent period which increased at a faster rate than net sales.

  Marketing, distribution and administrative expenses increased $436,000, or
70.8 percent, to $1,052,000 during the six months ended June 30, 1997, from $616,000 during the same period in 1996. This increase was attributable to expansion of the Company's administrative infrastructure necessary to support increased levels of sales. Payroll and employee costs increased by $255,000 during the six months ended June 30, 1997, as compared to the same period in 1996, due to the increase in full-time employees to 31 during the last quarter of 1996, as compared to 16 full-time employees during the first quarter of 1996. The balance of the increase in marketing, distribution and administrative expenses resulted from the higher level of activity and corresponding increases in variable costs, such as postage, telephone, and supplies.

  Income before taxes increased $14,700, or 8.1 percent, to $196,300 during the six months ended June 30, 1997, from $181,600 during the same period in 1996. Income before taxes as a percentage of net sales decreased to 4.1 percent during the six months ended June 30, 1997, from 6.5 percent during the same period in 1996, primarily as a result of the decline in the Company's gross profit margin. Income taxes were $74,520 during the six months ended June 30, 1997, while during the same period of 1996 there was no income tax expense. The Company recognized a one-time tax benefit of approximately $500,000 in 1996 primarily related to the reversal of a deferred tax valuation allowance related to the expected future tax benefits to be realized from operating loss carryforwards. As a result, the Company has begun reporting income tax expense for financial reporting purposes during 1997.

  Net income decreased $59,800, or 32.9 percent, to $121,800 during the six months ended June 30, 1997, from $181,600 during the same period in 1996. This decrease in net income was primarily the result of the decrease in the Company's gross profit margin combined with the recording of income tax expense for financial reporting purposes during the six months ended June 30, 1997. Net income as a percentage of net sales decreased to 2.5 percent during the six months ended June 30, 1997, from 6.5 percent during the same period in 1996.

 Comparison of 1995 and 1996

  During the year ended December 31, 1996, net sales increased $1,637,000, or
36.4 percent, to $6,130,000 from $4,493,000 during the year ended December 31, 1995. The increase was principally attributable to expansion of the Company's network of independent distributors and increased sales of the Company's weight management, dietary supplement and personal care products. Additional net sales by the acquired MMI distributors of $296,000 also contributed to the increase. During 1995, the Company made aggregate sales of $4,064,000 to 5,800 active distributors, compared to aggregate sales in 1996 of $5,785,000 to 9,000 active distributors. Sales per distributor increased from $46 for 1995 to $48 for 1996.

  During 1996, cost of sales increased $1,381,000, or 43.8 percent, to $4,532,000 in 1996 from $3,151,000 during 1995. This increase was attributable to an increase of (i) $866,000 in distributor bonuses due to special promotions designed to expand the Company's distributor network, (ii) $436,000 in cost of products sold, and (iii) $79,000 in shipping costs. Cost of sales, as a percentage of net sales, increased to 73.9 percent during 1996 from 70.1 percent during 1995, due to an increase in distributor bonuses as a percentage of net sales to 44.5 percent from 41.4 percent as a result of various promotions, and an increase in cost of products sold to 26.5 percent of net sales from 26.4 percent.

  The Company's gross profit increased $256,000, or 19.1 percent, to $1,598,000 in 1996 from $1,342,000 in 1995 as a result of the increased sales. Gross profit decreased as a percentage of net sales to 26.1 percent in 1996 from 29.9 percent in 1995. The decrease in the Company's gross profit margin resulted from the increase in distributor bonuses during the more recent period which increased at a faster rate than net sales.

  Marketing, distribution and administrative expenses increased $201,000, or
18.4 percent, to $1,296,000 during 1996 from $1,095,000 during 1995. This increase was attributable to expansion of the Company's administrative infrastructure necessary to support increased levels of sales. Payroll and employee costs increased by $254,000 during 1996 due to the increase in full-time employees from 14 in the first quarter to 31 in the last quarter of 1996. The balance of the increase in marketing, distribution and administrative expenses resulted from the higher level of activity and corresponding increases in variable costs such as postage, telephone and supplies.

  Income before taxes increased $76,000, or 30.4 percent, to $326,000 during 1996 from $250,000 during 1995. Income before taxes as a percentage of net sales decreased to 5.3 percent during 1996 from 5.6 percent during 1995, primarily as a result of the decline in the Company's gross profit margin due to special promotions. The Company recognized a one time tax benefit of approximately $500,000 in 1996 primarily related to the reversal of a deferred tax valuation allowance related to the expected future tax benefits to be realized from operating loss carryforwards. Total net income increased $575,000, or 230 percent, to $825,000 in 1996 from $250,000 in 1995.

 Pro Forma Effect of Stock-Based Compensation

  As a portion of and in lieu of payments of salaries and consulting fees, the Company has historically used options to attract, retain and compensate its officers, directors, other employees and consultants. The Company also believes that linking the compensation of its officers and directors to increases in the value of the Common Stock achieves improved performance. During the twelve months ended December 31, 1995, the Company granted 1,189,819 stock options (as restated for the one-for-eight reverse split of the Company's Common Stock in October 1996) to certain officers, directors, other employees and consultants of the Company as a portion of the compensation for their services to the Company. No options were granted during 1996. In accordance with Accounting Principles Board Opinion No. 25 of the American Institute of Certified Public Accountants, the compensation cost of such stock options was not recognized in the consolidated financial statements of the Company. The weighted average exercise price and calculated fair value at the date of grant of the options granted in 1995 were $2.77 and $1.75, respectively, or $3,296,000 and $2,080,000 in the aggregate, respectively, utilizing the methodology prescribed under SFAS No. 123, Accounting for Stock-Based Compensation. After giving effect to the weighted average fair value of such options, the Company would have had a pro forma loss of $1,830,000 ($.69 per common share) for the year ended December 31, 1995. The Company did not grant any such options during 1996 and there would have been no pro forma effect on 1996 earnings from options granted in 1995 since all grants vested in 1995.

 Quarterly Results of Operations

  No pattern of seasonal fluctuations exists due to the growth patterns that the Company is currently experiencing. However, there can be no assurance that the Company will not become subject to seasonal fluctuations in operations.

 Income Taxes

  The provision for accrued income taxes on pretax income for the six months ended June 30, 1997 was based on the effective combined federal and state graduated corporate income tax rates of approximately 38 percent.

Income tax expense for the six months ended June 30, 1997 was $74,500. The Company's deferred tax assets at December 31, 1996, relate primarily to net operating loss carryforwards for income tax purposes totaling $1,347,000, which will begin to expire in 2003.

  On a regular basis, management evaluates all available evidence, both positive and negative, regarding the ultimate realization of the tax benefits of its deferred tax assets. Based upon the historical trend of increasing earnings, management concluded that it is more likely than not that a tax benefit will be realized from its deferred tax assets and therefore eliminated the previously recorded valuation allowance for its deferred tax assets. Elimination of the valuation allowance resulted in a deferred tax asset at December 31, 1996 of $499,613 and a corresponding tax benefit for the year ended December 31, 1996. As a result, the Company has begun reporting income tax expense for financial reporting purposes. The Company will not have a corresponding cash outflow for income tax expense until its net operating loss carryforwards have been used up by taxable income.

 Accounting Standards Issued But Not Yet Adopted

  In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128-Earnings Per Share, which is effective for the Company's year ending December 31, 1997. The statement establishes standards for computing and presenting earnings per share. Adoption of SFAS No. 128 is not expected to have a material effect on the Company's consolidated financial position or results of operations, but will result in changes to the calculation of earnings per share.

  Also in February 1997, the FASB issued SFAS No. 129-Disclosure of Information about Capital Structure, which is effective for the Company's year ending December 31, 1997. The statement establishes standards for disclosing information about a reporting company's capital structure. The Company believes that adoption of SFAS No. 129 will not have a material effect on the Company's financial statements.

  In June 1997, the FASB issued SFAS No. 130-Reporting Comprehensive Income which is effective for the Company's year ending December 31, 1998. The statement addresses the reporting and displaying of comprehensive income and its components. Earnings per share will only be reported for net income and not for comprehensive income.

  Also in June 1997, the FASB issued SFAS No. 131-Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 modifies current segment reporting requirements and establishes, for public companies, criteria for reporting disclosures about a company's products and services, geographic areas and major customers in annual and interim financial statements. The Company will adopt SFAS No. 131 for the year ending December 31, 1998.

LIQUIDITY AND CAPITAL RESOURCES

  Prior to completion of the offerings described below, the Company's primary source of liquidity was net cash provided by operating activities and shareholder loans. The Company does not have any outside bank credit facilities.

  On January 31, 1997, the Company distributed, at no cost, 2,148,191 non-transferable rights ("Rights") to its shareholders of record on such date. Each of the Rights entitled the holder to purchase one unit (consisting of one share of Common Stock and one 1997-A Warrant) on or before March 17, 1997 for $6.80 per unit (the "Rights Offering"). Concurrently with the Rights Offering, the Company redeemed its outstanding Class A and Class B Common Stock Purchase Warrants (the "Public Warrants") for $.0008 per warrant (the "Warrant Redemption") effective on March 17, 1997. In connection with the Warrant Redemption, the Company modified the terms of the Public Warrants and offered to holders of the Public Warrants (the "Warrant Holders") the right to exercise each of the Public Warrants for the purchase of one unit (consisting of one share of Common

Stock and one 1997-A Warrant), at an exercise price of $6.00 (the "Warrant Modification Offering"). See "Description of Securities--1997-A Warrants." Proceeds to the Company from the Warrant Modification Offering and the Rights Offering (the "Offerings") were $2,154,357. Accumulated offering costs of $323,076 were charged against the proceeds of the Offerings. Pursuant to the Offerings, the Company issued 337,211 units, consisting of shares of Common Stock and 1997-A Warrants.

  At June 30, 1997, the Company had working capital of $840,200, compared to $16,000 at December 31, 1996. The increase was primarily related to the net proceeds from the Offerings. Management believes that its cash and cash equivalents and cash flows from operations will be sufficient to fund its working capital needs over the next 12 months. The Company will, however, require the net proceeds of this offering to implement its growth strategy. See "Business--Growth Strategy." During the six months ended June 30, 1997, net cash used by operating activities was $175,900, net cash used by investing activities was $1,475,900 (consisting primarily of the SNSI Asset Purchase), and net cash provided by financing activities was $2,093,900 (consisting primarily of proceeds from the Offerings less payment of deferred offering costs). This represents an average monthly negative cash flow from operating activities of $29,300. The Company had a net increase in cash during this period of $442,100. The Company's working capital needs over the next 12 months consist primarily of marketing, distribution and administrative expenses.

  The Company made non-interest bearing advances to the John Hail Agency, Inc. ("JHA"), a company controlled by John W. Hail, the Chief Executive Officer and a major shareholder of the Company, of $22,000 during the year ended December 31, 1996. During the six months ended June 30, 1997 and the year ended December 31, 1996, JHA made repayments to the Company of $6,390 and $6,141, respectively. Effective June 30, 1996, the Company adopted a policy to not make any further advances to JHA, and JHA executed a promissory note payable to the Company in the principal amount of $73,964, bearing interest at eight percent per annum and payable in 60 installments of $1,499 per month, including interest. See "Certain Transactions."

  In connection with the SNSI Asset Purchase, the Company agreed to make installment purchase price payments of $750,000 and $1,050,000 by June 29, 1998 and May 30, 1999, respectively, either by deliveries of additional shares of the Company's Common Stock or by cash payments or any combination thereof. The $750,000 installment payment shall be reduced by the aggregate amount that gross revenues, net of returns and allowances, during the 12-month period ending April 30, 1998, from (i) sales (other than sales of Choc-Quilizer) of the purchased network marketing organization, sales to Market America, Inc. (an unrelated network marketing company) and sales to retail outlet stores, are less than $2,500,000 and (ii) the Company's sales of Choc-Quilizer are less than $4,000,000 during such 12-month period. Furthermore, the $1,050,000 installment payment shall also be reduced by the aggregate amount that gross revenues, net of returns and allowances, during the 12-month period ending March 31, 1999, from such sales are less than $5,000,000 and less than $8,000,000, respectively, during such 12-month period. The value of the Common Stock to be issued and delivered, if any, will be based upon the average of the closing prices of the Common Stock on the last three trading days of the month preceding the month in which the applicable 12-month period ends.

                                   BUSINESS

  The Company markets weight management, dietary supplement and personal care products through a network marketing organization in which independent distributors purchase products for resale to retail customers as well as for their own personal use. The number of the Company's active distributors has increased from approximately 8,100 at December 31, 1995, and 10,600 at December 31, 1996 to approximately 19,000 at June 30, 1997. An "active" distributor is one who purchased $60 or more of the Company's products within the preceding 12 months.

  The distributors in the Company's network are encouraged to recruit interested people to become new distributors of the Company's products. New distributors are placed beneath the recruiting distributor in the "network" and are referred to by the Company as being in that distributor's "downline" organization. The Company's marketing plan is designed to provide incentives for distributors to build, maintain and motivate an organization of recruited distributors in their downline organization to maximize their earning potential. Distributors generate income by purchasing the Company's products at wholesale prices and reselling them at retail prices. Distributors also earn bonuses on product purchases generated by the distributors in their downline organization. See "--Network Marketing."

  The Company's growth strategy is to expand its product offerings and its network of independent distributors to increase sales. The Company believes that the introduction of new products addresses the demand of its customers, creates enthusiasm among distributors, serves as a promotional tool in selling other products and attracts new distributors. Since 1995, the Company has introduced nine new weight management and dietary supplement products to its product line. In 1997, the Company added 68 personal care and six additional dietary supplement products to its product line through the CII Acquisition, and through the SNSI Asset Purchase, the Company added an additional 38 weight management and dietary supplement products and one personal care product. See "Risk Factors--Dependance on AM-300." In connection with the MMI Acquisition, the CII Acquisition and the SNSI Asset Purchase, the Company also acquired 1,690, 2,100 and 3,000 additional distributors, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General" and "--Growth Strategy."

  As of the date of this Prospectus, the Company's product line consists of
(i) nine weight management products, (ii) 53 dietary supplement products and
(iii) 69 personal care products consisting primarily of cosmetic and skin care products. See "--Products." The Company's products are manufactured by various manufacturers pursuant to formulations developed for the Company and are sold to the Company's independent distributors located in all 50 states and the District of Columbia. The Company also sells its personal care products to distributors in Greece who do not use the Company's network marketing system. See "--Products."

  The Company believes that its network marketing system is ideally suited to marketing weight management, dietary supplement and personal care products because sales of such products are strengthened by ongoing personal contact between distributors and their customers. The Company's network marketing system appeals to a broad cross-section of people, particularly those looking to supplement family income or who are seeking part-time work. Distributors are given the opportunity through Company-sponsored events and training sessions to network with other distributors, develop selling skills and establish personal goals. The Company supplements monetary incentives with other forms of recognition in order to motivate distributors further and to foster an atmosphere of excitement throughout its distributor network.

KEY OPERATING STRENGTHS

  The Company believes the source of its success is its support of and compensation program for its distributors. The Company provides its distributors with high-quality products and a highly attractive bonus program along with extensive Company-sponsored training and motivational events and services. The Company believes that it has established a strong operating platform to support distributors and facilitate future growth. The key components of this platform include the following:

  . quality products, many of which emphasize herbs and other natural ingredients to appeal to consumer demand for products that contribute to a healthy lifestyle;

  . a financially rewarding compensation program which provides immediate income by offering "Fast Start" bonuses on the initial product purchase of new personally enrolled distributors;

  . a compensation program that permits distributors to earn income from profits on the resale of products and residual income from reorder bonuses on product purchases within a distributor's downline organization, as well as to participate in various non-cash awards, such as vacations offered through promotional programs;

  . a superior communications program that seeks to effectively and efficiently communicate with distributors by utilizing new technologies and marketing techniques, as well as motivational events and training seminars;

  . a continual expansion and improvement of the Company's product line and marketing plan; and

  . employment of computer technology to provide timely and accurate product order processing, weekly bonus payment processing, detailed distributor earnings statements and inventory management.

GROWTH STRATEGY

  The Company's growth strategy is to expand its product offerings and network of independent distributors to increase sales. An increase in the number of distributors generally results in increased sales volume, and new products create enthusiasm among distributors, serve as a promotional tool in selling other products, and attract new distributors. Since 1995, the Company has introduced nine new weight management and dietary supplement products to its product line. Through the CII Acquisition, the Company added 68 personal care and six dietary supplement products to its product line. Through the SNSI Asset Purchase which was consummated on April 16, 1997, the Company added 38 weight management and dietary supplement products and one personal care product to its product line. During 1997, the Company introduced Choc-Quilizer, and plans to introduce several additional products. In connection with the MMI Acquisition, the CII Acquisition and the SNSI Asset Purchase, the Company acquired approximately 1,690, 2,100 and 3,000 additional distributors, respectively. See "--Products," "Risk Factors--Dependence on AM-300," and "Management's Discussion and Analysis of Financial Condition and Results of Operations--General."

  The Company will also seek to increase sales through initiatives designed to enhance sales in its existing markets. Such initatives will include increasing the number of Company-sponsored training and motivational events and teleconferences, hiring additional distributor support personnel and establishing more convenient Regional Success Centers in targeted geographic markets.

  In addition, the Company will seek to grow through acquisition. The network marketing industry, which has relatively low barriers to entry, is fragmented and includes a number of small marketing companies, many of which are being acquired by larger companies. The Company's strategy is to capitalize on these market characteristics to achieve additional growth, both in terms of distributors and product diversification, through the acquisition of additional network marketing companies or the assets of such companies.

  The principal objective of the Company's acquisition strategy is to acquire other network marketing organizations that can be combined with the Company's network marketing organization, resulting in increased sales volume with minimal additional administrative cost. The Company will not consummate an acquisition unless, at the time, it is anticipated that such acquisition will contribute to profitability and provide positive cash flows from operations. There can be no assurance, however, that the Company will in the future be able to acquire other network marketing organizations, or that such acquisitions will result in increased profitability and cash flows.

  The Company's growth strategy will require expanded distributor services and support, increased personnel, expanded operational and financial systems and implementation of additional control procedures. There can be no assurance that the Company will be able to manage expanded operations effectively. Furthermore, failure to implement financial, information management, and other systems and to add control procedures could have a material adverse effect on the Company's results of operations and financial condition. The Company's acquisitions could involve a number of risks including the diversion of management's attention to the assimilation of the acquired companies or assets, adverse short-term effects on the Company's results of operations, the amortization of acquired intangible assets, and the possibility that the acquired network marketing organization will not contribute to the Company's sales, profitability and cash flows, either in the near or long term, as anticipated.

  Although the Company's business plan includes expansion and diversification of the Company's network marketing organization and products through the acquisition of businesses engaged in network marketing, there are currently no specific plans, negotiations, agreements or understandings with respect to any material acquisition.

  Although the Company intends to focus principally on the expansion of sales within the United States, the Company also intends to expand its sales activities in Greece. In addition, the Company is considering expansion into markets in other countries, although the Company has not formalized any such planned expansion as of the date of this Prospectus. The Company believes there are numerous additional international markets in which its network marketing organization and products could prove successful.

INDUSTRY OVERVIEW

  Network Marketing. The Company believes that network marketing is one of the fastest growing channels of distribution for certain types of goods and services. There are over 300 companies worldwide that utilize network marketing techniques. Industry sources report that in 1995 about 7.2 million individuals in the United States were involved in direct selling (of which network marketing is a major segment) and that total direct sales were approximately $18 billion.

  Weight Management and Dietary Supplement Products. The weight management and dietary supplement market is expanding because of heightened public awareness of reports about the positive effects of weight management and dietary supplements on health. Many individuals also use dietary supplements as a means of preventive health care. The Company believes several factors account for the steady growth of the dietary supplement market, including increased public awareness of the reported health benefits of dietary supplements and favorable demographic trends toward older Americans who are more likely to consume dietary supplements.

  Over the past several years, widely publicized reports and medical research findings have suggested a correlation between the consumption of dietary supplements and the reduced incidence of certain diseases. The United States government and universities generally have increased sponsorship of research relating to dietary supplements. In addition, Congress has established the Office of Alternative Medicine within the National Institutes of Health to foster research into alternative medical treatments, which may include natural remedies. Congress also recently established the Office of Dietary Supplements in the National Institutes of Health to conduct and coordinate research into the role of dietary supplements in maintaining health and preventing disease.

  In addition, the Company believes that the aging of the United States population, together with a corresponding increased focus on preventative health care measures, will continue to result in increased demand for dietary supplement products. According to Congressional findings that accompanied the DSHEA, national surveys show that almost 43 percent of Americans regularly consume vitamins, minerals and herbal supplements and 80 percent consume these products at some time during their lives. The 35-and-older age group of consumers represents 78 percent of the regular users of vitamin and mineral supplements. Based on data provided by the United States Bureau of the Census, from 1990 to 2010, the 35-and-older age group of the United States population is projected to increase by 32 percent, a significantly greater increase than the 20 percent projected increase for the United States population in general.

  The Company believes these trends have helped fuel the growth of the dietary supplement market. To meet the increased demand for dietary supplements, a number of successful dietary supplement products have been introduced over the past several years by the Company and others, including function specific products for weight loss, sports nutrition, menopause, energy and mental alertness. In addition, the use of a number of ingredients, such as chromium picolinate, shark cartilage, proanthocyanidins, citrin and colloidal minerals, have created opportunities for the Company and others to offer new products.

  Personal Care Products. The personal care products market is a mature market that has been historically immune to swings in the economy. According to the Direct Selling Association, the worldwide retail market for personal care and wellness products exceeded $8.6 billion in 1995. Manufacturers and distributors of personal care products must continually improve existing products, introduce new products and communicate product advantages to consumers. With the aging population, there appears to be a growing demand for a wide spectrum of new products in the area of skin care.

PRODUCTS

  The Company's products include weight management products, dietary supplements and personal care products. The Company currently markets 131 products, exclusive of variations in product size, colors or similar variations of the Company's basic product line.

  Weight Management Products. In 1996 and the six months ended June 30, 1997,
41.8 and 50.9 percent, respectively, of the Company's sales were derived from the nine weight management products that the Company markets under its Advantage Marketing Systems label. The following products represent the majority of the Company's weight management product sales:

  . AM-300--A specialized blend of herbs, including an ephedra concentrate and chromium picolinate.

  . AS-200--A specialized blend of herbs and nutrients in addition to citrin and chromium picolinate.

  As a result of the SNSI Asset Purchase, the Company has recently added several additional weight management products to its product line that will be marketed under its Advantage Marketing Systems or Stay "N Shape labels, including Choc-Quilizer. Choc-Quilizer is an appetite suppression product made from a compound which occurs naturally in chocolate. It was originally developed by Dr. George Kargas to control chocolate cravings, and is believed by Dr. Kargas to decrease the appetite for other foods as well.

  Dietary Supplement Products. In 1996 and the six months ended June 30, 1997,
24.7 and 34.9 percent, respectively, of the Company's sales were derived from 53 dietary supplement products containing herbs, vitamins, minerals and other natural ingredients. They are sold under the Advantage Marketing Systems, Stay "N Shape and Chambre labels. The following products represent the majority of the Company's dietary supplement product sales:

  . Shark Cartilage Complex--Manufactured from shark fin cartilage and a blend of curcumin, boswellin and vanadium.

  . Super Anti-Oxidant--A blend of enzyme-active and phyto-nutrient rich whole food and herbal antioxidant concentrates including proanthocyanidins.

  . Colloidal Plus--A natural assortment of 77 plant-derived colloidal minerals in a time release capsule.

  . Chlorella--Fresh water green algae containing amino acids of protein, nucleic acids, fibers, vitamins and minerals.

  As a result of the SNSI Asset Purchase, the Company has recently added several additional dietary supplement products that are being marketed under its Advantage Marketing Systems or Stay "N Shape labels, including Formula of Life Colloidal Minerals, Stress-Eze and Spark of Life.

  Personal Care Products. In January 1997, the Company acquired CII and its line of skin care, hair care, family care and cosmetic products, which dramatically expanded and improved the Company's product line. CII had been marketing its products for over 24 years. During the six months ended June 30, 1997, 7.9 percent of the Company's sales were derived from 68 personal care products marketed primarily under the Chambre label. The following products represent the majority of the Company's personal care product sales:

  . NH2 Lift System--A three-part skin-care system combining enzymatic exfoliation and isometric action to firm the skin, build muscle tone and lift the face.

  . Skin Care Collections--Include cleansing lotion, skin freshener, oatmeal scrub, night treatment, moisturizer and protein or moisture masque.

  . Hair Care Systems--Include keratin shampoo, conditioning rinse, reconstructor, hair hold, and style and set.

  . Chambre Cosmetics--Include foundations, mascara, lipliners, eyeliners, powder and cream blushes, lip colors and eyeshadows.

  Promotional Materials. The Company also derives revenues from the sale of various educational and promotional materials designed to aid its distributors in maintaining and building their businesses. Such materials include various sales aids, informational videotapes and cassette recordings, and product and marketing brochures.

  Other Products and Services. Prior to focusing on weight management and dietary supplement products in October 1993, the Company marketed various packages of consumer benefit services provided by third-party providers. The consumer benefit services consist of a discount shopping service, a grocery coupon service, a discount travel service, pre-paid legal services, and a variety of other consumer benefits. The services under these consumer benefit programs, except for the pre-paid legal services, are provided by Consumer Benefit Services, Inc. The pre-paid legal services are provided by Pre-Paid Legal Services, Inc. The Company no longer actively markets these programs, although it continues to maintain the existing memberships. These program membership sales represented less than one percent of the Company's net sales for the six months ended June 30, 1997.

  New Product Identification. The Company expands its product line through the development and acquisition of new products. New product ideas are derived from a number of sources, including trade publications, scientific and health journals, the Company's management, consultants, distributors and other outside parties. Potential product acquisitions are identified in a similar manner. Prior to introducing new products, the Company investigates product formulation as it relates to regulatory compliance and other issues. See "-- Regulation."

  The Company does not maintain its own product development staff, but relies upon Chemins, Nittany and other manufacturers, independent researchers, vendor research departments, and others for such services. When a new product concept is identified or when an existing product must be reformulated, the new product concept or reformulation project is generally submitted to Chemins or Nittany for technical development and implementation. The Company is constantly reviewing its existing products for potential enhancements to improve their effectiveness and marketability. While the Company considers its product formulations to be proprietary trade secrets, such formulations are not patented and there can be no assurance that another company will not replicate one or more of the Company's products.

  Recent Regulatory Developments. A significant portion of the Company's net sales has been, and is expected to continue to be, dependent upon the Company's AM-300 product. The Company's net sales of AM-300 represented 45.2 percent, 39.1 percent, and 31.5 percent of net sales for the six months ended June 30, 1997 and for the fiscal years 1996 and 1995, respectively. One of the herbal ingredients in AM-300 is ephedra concentrate, which contains naturally occurring ephedrine. Ephedrine products have been the subject of adverse publicity in the United States and other countries relating to alleged harmful effects, including the deaths of several individuals. Currently, the Company offers AM-300 only in the United States (except in certain states in which regulations may prohibit or restrict the sale of such product). On April 10, 1996, the Food and Drug Administration ("FDA") issued a statement warning consumers not to purchase or ingest natural sources of ephedrine within dietary supplements claiming to produce certain effects (none of which are claimed for the Company's product). On June 4, 1997, the FDA proposed a regulation which will, if it becomes effective as proposed, significantly limit the ability of the Company to sell AM-300 and any other weight management products which contain ephedra or ephedrine. See "Risk Factors-- Regulation" and "--Regulation."

  Product Procurement and Distribution; Insurance. The Company's weight management and dietary supplement products are manufactured by Chemins and Nittany utilizing the Company's product formulations. The Company's personal care products are manufactured by GDMI, Inc., Custom Cosmetics, Inc. and Columbia Cosmetics, Inc.

  In connection with the SNSI Asset Purchase, the Company succeeded to the rights and obligations of Nation of Winners International, Inc. under the Marketing and Distribution Agreement with Tinos, L.L.C. (the "Marketing Agreement"), pursuant to which the Company acquired the exclusive worldwide right to market Choc-Quilizer for the purpose of appetite suppression and weight control through December 6, 2006. The Marketing Agreement is subject to termination by Tinos, L.L.C. upon 60 days' written notice in the event AMS does not obtain a sales volume of 300,000 units of 90 count capsules or caplets of Choc-Quilizer during the period from the date of the license through December 5, 1998, or reasonable sales volumes during each 12-month period thereafter.

  The Company has not generally entered into long-term supply agreements with the manufacturers of its products or the third-party providers of its consumer benefit services. However, the Company customarily enters into contracts with its manufacturers and suppliers to establish the terms and conditions of purchases. The Company's arrangements with Chemins or Nittany may be terminated by either party upon the completion of any outstanding purchase orders. Therefore, there can be no assurance that Chemins or Nittany will continue to manufacture products for the Company or provide research, development and formulation services. In the event the Company's relationship with any of its manufacturers becomes impaired, the Company would be required to obtain alternative sources for its products. In such event, there can be no assurance that the manufacturing processes of the Company's current manufacturers could be replicated by another manufacturer. Although the Company has not previously experienced product unavailability or supply interruptions, the Company believes that it would be able to obtain alternative sources of its weight management, dietary supplement and personal care products. A significant delay or reduction in availability of products, however, could have a material adverse effect on the Company's business, operating results and financial condition.

  The Company, like other marketers of products that are intended to be ingested, faces an inherent risk of exposure to product liability claims in the event that the use of its products results in injury. The Company generally does not obtain contractual indemnification from parties manufacturing its products. Furthermore, the Company has agreed to indemnify Tinos, L.L.C., the licensor of Choc-Quilizer, against any product liability claims arising from the Choc-Quilizer product marketed by the Company, and the Company has agreed to indemnify Chemins against claims arising from products manufactured by Chemins and marketed by the Company. The Company does not maintain any product liability insurance coverage. Therefore, product liability claims against the Company could result in material losses to the Company.

  All of the Company's products include a customer satisfaction guarantee. Within 30 days of purchase, any retail customer or distributor who is not satisfied with a Company product for any reason may return it or any unused portion to the distributor from whom it was purchased or to the Company for a full refund or credit toward the purchase of another Company product. Distributors may obtain replacements from the Company for products returned to them by retail customers if they return such products to the Company on a timely basis. In addition, in most jurisdictions, the Company maintains a buy-back program pursuant to which it will repurchase products sold to a distributor (subject to a 10 percent restocking charge), provided that the distributor resigns from the Company and returns the product in marketable condition within 12 months of original purchase, or longer where required by applicable state law or regulations. The Company believes this buy-back policy addresses a number of the regulatory compliance issues pertaining to network marketing systems. See "--Regulation--Network Marketing System." For the year ended December 31, 1996, and the six months ended June 30, 1997, the cost of products returned to the Company was four percent and three percent of gross sales, respectively.

  The Company's weight management, dietary supplement and personal care products are distributed principally from the Company's facilities in Oklahoma City or from its Regional Success Centers. Products are warehoused in Oklahoma City and at selected Regional Success Centers.

NETWORK MARKETING

  The Company markets its products through independent distributors in a network marketing organization, which consists of more than 19,500 "active" distributors as of the date of this Prospectus. At December 31, 1996 and June 30, 1997, the Company had 10,600 and 19,000 "active" distributors compared to 8,100 and 10,100 "active" distributors at December 31, 1995 and June 30, 1996, respectively. A distributor is considered "active" if the distributor purchased $60 or more of the Company's products within the preceding 12 months. Distributors are independent contractors who purchase products directly from the Company for resale to retail consumers. Distributors may elect to work on a full-time or part-time basis. The Company believes that its network marketing system appeals to a broad cross-section of people, particularly those seeking to supplement family income, start a home business or pursue employment opportunities other than conventional, full-time employment, and that a majority of its distributors therefore work on a part-time basis.

  Management believes that its network marketing system is ideally suited to marketing its products because sales of such products are strengthened by ongoing personal contact between retail consumers and distributors, many of whom use the Company's products themselves. Sales are made through direct personal sales presentations as well as presentations made to groups in a format known as "opportunity meetings" which are designed to encourage individuals to purchase the Company's products by informing potential customers and distributors of the Company's products and results of personal use, and the potential financial benefits of becoming a distributor. The objective of the marketing program is to develop a broad based network marketing organization of distributors within a relatively short period. The Company's marketing efforts are typically focused on middle-income families and individuals.

  The Company's network marketing program encourages individuals to develop their own downline network marketing organizations. Each new distributor is linked to an existing distributor that personally enrolled the new distributor into the Company's network marketing organization or is linked to the enrolling distributor's downline as specified by the enrolling distributor at the time of enrollment. Growth of a distributor's downline organization is dependent on the recruiting and enrollment of additional distributors by the distributor or the distributors within such distributor's downline organization.

  Distributors are encouraged to assume responsibility for training and motivation of other distributors within their downline organization and to conduct opportunity meetings as soon as they are appropriately trained. The Company strives to maintain a high level of motivation, morale, enthusiasm and integrity among the members of its network marketing organization. The Company believes this result is achieved through a combination of products, sales incentives, personal recognition of outstanding achievement, and quality promotional materials. Under the Company's network marketing program, distributors purchase sales aids and brochures from the Company and assume the costs of advertising and marketing the Company's products to their customers as well as the direct cost of recruiting new distributors. The Company believes that this form of sales organization is cost efficient for the Company because direct sales expenses are primarily limited to the payment of bonuses, which are only incurred when products are sold.

  The Company continually strives to improve its marketing strategies, including the compensation structure within its network marketing organization and the variety and mix of products offered by the Company, to attract and motivate distributors. These efforts are designed to increase distributors' monthly product sales and the recruiting of new distributors.

  Growth of the network marketing organization is in part attributable to the Company's bonus structure which provides for payment of bonuses on product purchases made by other distributors in a distributor's downline organization. Distributors derive income from several sources. First, distributors earn profits by purchasing the Company's products at wholesale prices (which are discounted up to 40 percent from suggested retail prices) and selling the Company's products to customers at retail. Second, distributors who enroll other distributors earn Fast Start bonuses of up to 63 percent on the initial product purchased at the time of enrollment by new personally enrolled distributors. Third, distributors who establish their own downline distributor organizations may earn bonuses of up to 10 percent on product reorder purchases (i.e., other than first-time product purchases by new distributors) within the first six levels of their downline organization. Fourth, distributors, who have personally enrolled four other distributors and in a single month have (i) 20 or more new distributors enrolled within their downline organization and (ii) purchase volume totaling $30,000 or more within their downline organization (with certain restrictions on the source of the volume), become Silver Ambassadors and have the opportunity to build an additional Silver Ambassador downline organization and receive additional Fast Start and reorder bonuses of 10 percent and 2.5 percent, respectively, on product purchases by such downline organization. Fifth, Silver Ambassadors who develop four Silver Ambassadors, each one from a separate leg of their downline organization, become Gold Ambassadors and have the opportunity to build an additional Gold Ambassador downline organization and receive additional Fast Start and reorder bonuses of 15 percent and 5.0 percent, respectively, on product purchases by such downline organization. Combining these levels of bonuses, the Company's total "pay-out" on products subject to bonuses is approximately 60 percent and 88 percent of the value of reorder and Fast Start product sales, respectively. However, in the case of a distributor (other than a Silver or Gold Ambassador) who is not qualified to receive bonuses (i.e., a distributor who has not personally enrolled any new distributors or has not purchased $60 or more of the Company's products during the preceding month), the bonus otherwise payable is retained by the Company. Each distributor in the Company's network marketing organization has a Silver and Gold Ambassador, and each Silver Ambassador has a Gold Ambassador. As of the date of this Prospectus, the Company has 38 Silver Ambassadors and seven Gold Ambassadors. The Company limits the amount of products subject to Fast Start bonuses that can be purchased initially by a distributor to $252.

  To aid distributors in easily meeting the monthly personal product purchase requirement to qualify for reorder bonuses, the Company developed the "Q-Club." Under the Q-Club purchasing arrangement, distributors establish a standing product order for an amount in excess of $60 which is automatically charged to their credit cards or deducted from their bank accounts each month prior to shipment of the ordered products. At December 31, 1995 and 1996, and at June 30, 1997, the Company had 2,300, 3,800 and 6,100 distributors participating in the Q-Club, respectively.

  Under the Company's Regional Success Center Program, the Company, in its sole discretion, designates distributors to serve as Regional Success Center Directors, and provides them special training and support. Each Regional Success Center Director functions as a product and Fast Start bonus distribution center for the Company. In addition, the Company offers its Instant Check Program, under which distributors who enroll new distributors may receive immediate Fast Start bonus payments on products purchased by newly enrolled distributors by personally delivering the new distributor's initial order to the Company offices in Oklahoma City or any Regional Success Center. The Company believes that the availability of the Fast Start bonuses for enrolling new distributors serves as a powerful incentive to build the network. As of the date of this Prospectus, the Company has 40 Regional Success Center Directors.

  The Company maintains a computerized system for processing distributor orders and calculating bonus payments which enables it to remit such payments promptly to distributors. The Company believes that prompt and accurate remittance of bonuses is vital to recruiting and maintaining distributors, as well as increasing their motivation and loyalty to the Company. The Company makes bonus payments to its distributors weekly, based upon the previous week's product purchases, compared to most network marketing companies that only make monthly bonus payments. During the six months ended June 30, 1997, and the year ended December 31, 1996 and 1995, the Company paid bonuses to 3,000, 3,300 and 1,900 distributors, respectively, in the aggregate amount of $2,200,681, $2,727,330 and $1,823,058, respectively.

  The Company is committed to providing the best possible support to its distributors. Distributors in the Company's network marketing organization are provided training guides and are given the opportunity to participate in Company training programs. The Company sponsors regularly scheduled conference calls for its distributors which include testimonials from successful distributors and satisfied customers as well as current product and promotional information. In the second quarter of 1997, the Company introduced The Advantage Magazine, a publication that provides information on the Company, its products and network marketing system. The magazine is designed to help recruit new distributors by answering commonly asked questions and includes product information and business building information. The magazine also provides a forum for the Company to give additional recognition to its distributors for outstanding performance. In addition, the Company regularly sponsors training sessions for its distributors across the United States, at which distributors are provided the opportunity to learn more about the Company's products and selling techniques so that they can more rapidly build their businesses. The Company produces comprehensive and attractive four color catalogues and brochures that display and describe the Company's products.

  Furthermore, in order to facilitate its continued growth and support distributor activities, the Company continually upgrades its management information and telecommunications systems. These systems are designed to provide, among other things, financial and operating data for management, timely and accurate product ordering, bonus payment processing, inventory management and detailed distributor records. Since 1994, the Company has invested more than $300,000 to enhance its computer and telecommunications systems.

REGULATION

  In the United States as well as in any foreign markets in which the Company may sell its products, the Company will be subject to laws, regulations, administrative determinations, court decisions and similar constraints (as applicable, at the federal, state and local levels) (hereinafter "regulations") including, among others, regulations pertaining to (i) the formulation, manufacture, packaging, labeling, distribution, importation, sale and storage of the Company's products, (ii) product claims and advertising (including direct claims and advertising by the Company as well as claims and advertising by distributors, for which the Company may be held responsible), and (iii) the Company's network marketing organization.

  Products. The formulation, manufacture, packaging, storing, labeling, advertising, distribution and sale of the Company's products are subject to regulation by federal agencies, including the FDA, the FTC, the CPSC, the USDA, the EPA and the United States Postal Service. The Company's activities are also regulated by various agencies of the states, localities and foreign countries in which the Company's products are or may be manufactured, distributed and sold. The FDA, in particular, regulates the formulation, manufacture and labeling of weight management products, dietary supplements, and cosmetics and skin care products, such as those distributed by the Company. FDA regulations require the Company and its suppliers to meet relevant regulatory good manufacturing practices for the preparation, packaging and storage of these products. Good manufacturing practices for dietary supplements have yet to be promulgated but are expected to be proposed. The DSHEA revised the provisions of the FDCA concerning the composition and labeling of dietary supplements and, the Company believes, is generally favorable to the dietary supplement industry. The DSHEA created a new statutory class of "dietary supplements." This new class includes vitamins, minerals, herbs, amino acids and other dietary substances for human use to supplement the diet, and DSHEA grandfathered, with certain limitations, dietary ingredients that were on the market before October 15, 1994. A dietary supplement which contains a new dietary ingredient (i.e., one not on the market before October 15, 1994) will require evidence of a history of use or other evidence of safety establishing that it is reasonably expected to be safe. Manufacturers of dietary supplements which make a "statement of nutritional support" must have substantiation that the statement is truthful and not misleading.

  The majority of the Company's sales come from products that are classified as dietary supplements under the FDCA. The labeling requirements for dietary supplements have not been clearly established. In December 1995, the FDA issued proposed regulations which govern the labeling of dietary supplements, including how to declare nutritional information, how to make permissible "statements of nutritional support" and when additional, defined terminology may be used on dietary supplements. The period for comments on the proposed regulations has been extended for an indefinite period and, accordingly no final regulations have been issued. The proposed regulations would require the Company to revise a substantial number of its labels at an undetermined, but likely immaterial, expense to the Company. The FDA has informally stated that it will, subject to public comment, withhold enforcement of these regulations until January 1, 1998. Many states have also recently become active in the regulation of dietary supplement products and may require the Company to modify the labeling or formulation of certain products sold in those states.

  As a marketer of products that are ingested by consumers, the Company is subject to the risk that one or more of the ingredients in its products may become the subject of adverse regulatory action. For example, one of the ingredients in AM-300 is ephedra herb concentrate, which contains naturally-occurring ephedrine. Ephedrine products have been the subject of adverse publicity in the United States and other countries relating to alleged harmful effects, including the deaths of several individuals.

  Many companies manufacture products containing various amounts of ephedra or ephedrine, and the FDA has on record approximately 900 reports of adverse reactions to these products. On April 10, 1996, the FDA issued a statement warning consumers not to purchase or ingest dietary supplements containing ephedrine that are claimed to produce such effects as euphoria, heightened awareness, increased sexual sensations or increased energy, because these products pose significant adverse health risks, including dizziness, headache, gastrointestinal distress, irregular heartbeat, heart palpitations, heart attack, strokes, seizures, psychosis and death. The Company markets AM-300 principally as an aid in weight management.

  On June 4, 1997, the FDA proposed a regulation that will, if it becomes effective as proposed, significantly limit the ability of the Company to sell dietary supplements that contain ephedra or ephedrine, including the Company's AM-300 product, which for the six months ended June 30, 1997, represented 45.2 percent of the Company's net sales. Currently, the Company offers AM-300 only where permitted in the United States. The proposed regulation was subject to comment during the period ended August 18, 1997, which period has been extended indefinitely. The FDA has indicated that the proposed regulations will become effective 180 days following issuance of the final regulation. The Company has been informed that several trade organizations in the dietary supplement industry intend to comment on the proposed regulation, requesting substantial modifications. As of the date of this Prospectus, it is not possible to predict whether the FDA will make any material changes to the proposed regulation based upon comments.

  The Company is a member of a non-profit corporation, The Ephedra Research Foundation (the "Foundation"), which has contracted with Science, Toxicology Technology Consultants, Inc., a consulting firm, to conduct a clinical study concerning the safety of ephedrine when ingested in combination with caffeine as a dietary supplement. This study is being carried out by researchers at two major universities. The results of the study are expected by September 30, 1997, with respect to the acute aspect of the study, and by January 31, 1998, with respect to the chronic aspect of the study. The Company anticipates that the Foundation will request an extension of the FDA comment period until the Foundation receives a report on one or both phases of the study.

  There can be no assurance that the FDA will not impose additional regulations, including regulations prohibiting, limiting potencies or placing other restrictions on the sale of products containing ephedra or ephedrine. In addition, several states either regulate or are considering regulating ephedrine-containing products as controlled substances or are prohibiting the sale of such products by persons other than licensed pharmacists. There is a risk that the Company's AM-300 product, which contains ephedra concentrate, may become subject to further federal, state, local or foreign laws or regulations. These regulations could require the Company to
(i) withdraw or reformulate its AM-300 product with reduced ephedrine levels or with a substitute for ephedra or ephedrine, (ii) relabel its product with different warnings or revised directions for use, or (iii) not make certain statements, possibly including weight loss claims, with respect to any product containing ephedra or ephedrine. Even in the absence of further laws or regulation, the Company may elect to reformulate or relabel its AM-300 product containing ephedra or ephedrine. While the Company believes that its AM-300 product could be reformulated and relabeled, there can be no assurance that reformulation and relabeling would not have an adverse effect on sales of such product or related products even though such products do not contain ephedra or ephedrine. See "--Products--Recent Regulatory Developments."

  In foreign markets, prior to commencing operations and prior to making or permitting sales of its products, the Company may be required to obtain an approval, license or certification from the country's ministry of health or comparable agency. Prior to entering a new market in which a formal approval, license or certificate is required, the Company will be required to work extensively with local authorities to obtain the requisite approvals. The approval process generally requires the Company to present each product and product ingredient to appropriate regulators and, in some instances, arrange for testing of products by local technicians for ingredient analysis. Such approvals may be conditioned on reformulation of the Company's products or may be unavailable with respect to certain products or ingredients.

  Product Claims and Advertising. The FTC and certain states regulate advertising, product claims, and other consumer matters, including advertising of the Company's products. All advertising, promotional and solicitation materials used by distributors must be approved by the Company prior to use. The FTC has in the past several years instituted enforcement actions against several dietary supplement companies for false and misleading advertising of certain products. In addition, the FTC has increased its scrutiny of the use of testimonials, such as those utilized by the Company. While the Company has not been the target of FTC enforcement action, there can be no assurance that the FTC will not question the Company's advertising or other operations in the future. In addition, there can be no assurance that a state will not interpret product claims presumptively valid under federal law as illegal under that state's regulations, or that future FTC regulations or decisions will not restrict the permissible scope of such claims. The Company also is subject to the risk of claims by distributors and customers who may file actions on their own behalf, as a class or otherwise, and may file complaints with the FTC or state or local consumer affairs offices. These agencies may take action on their own initiative against the Company for alleged advertising or product claim violations or on a referral from distributors, consumers or others. Remedies sought in such actions may include consent decrees and the refund of amounts paid by the complaining distributor or consumer, refunds to an entire class of distributors or customers, or other damages, as well as changes in the Company's method of doing business. A complaint because of a practice of one distributor, whether or not that practice was authorized by the Company, could result in an order affecting some or all distributors in the particular state, and an order in one state could influence courts or government agencies in other states considering similar matters. Proceedings resulting from these complaints may result in significant defense costs, settlement payments or judgements and could have a material adverse effect on the Company.

  Network Marketing System. The Company's network marketing system is subject to a number of federal and state regulations administered by the FTC and various state agencies. Regulations applicable to network marketing organizations are generally directed at ensuring that product sales are ultimately made to consumers (as opposed to other distributors) and that advancement within such organization be based on sales of the organizations' products, rather than investment in the organization or other non-retail sales related criteria. For instance, in certain markets there are limits on the extent to which distributors may earn royalties on sales generated by distributors that were not directly sponsored by the distributor.

  The Company's network marketing organization and activities are subject to scrutiny by various state and federal governmental regulatory agencies to ensure compliance with various types of laws and regulations, including but not limited to securities, franchise investment, business opportunity and criminal laws prohibiting the use of "pyramid" or "endless chain" types of selling organizations. The compensation structure of such selling organizations is very complex, and compliance with all of the applicable laws is uncertain in light of evolving interpretation of existing laws and the enactment of new laws and regulations pertaining to this type of product distribution. The Company has an ongoing compliance program with assistance from counsel experienced in the laws and regulations pertaining to network sales organizations. The Company is not aware of any legal actions pending or threatened by any governmental authority against the Company regarding the legality of the Company's network marketing operations.

  The Company currently has independent distributors in all 50 states and the District of Columbia. The Company reviews the requirements of various states as well as seeks legal advice regarding the structure and operation of its selling organization to insure that it complies with all of the applicable laws pertaining to network sales organizations. On the basis of these efforts and the experience of its management, the Company believes that it is in compliance with all applicable federal and state regulatory requirements. Although the Company believes that the structure and operation of its network marketing organization complies with all of the applicable laws pertaining to network sales organizations, the Company has not obtained any no-action letters or advance rulings from any federal or state security regulator or other governmental agency concerning the legality of the Company's operations, nor is the Company relying on an opinion of counsel to such effect. The Company accordingly remains subject to the risk that, in one or more of its markets, its marketing system could be found to not be in compliance with applicable regulations. Failure by the Company to comply with these regulations could have a material adverse effect on the Company in a particular market or in general.

  The Company is subject to the risk of challenges to the legality of its network marketing organization, including claims by the Company's distributors, both individually and as a class, that the Company's network marketing program is operated as an illegal "pyramid scheme" in violation of federal securities laws, state unfair practice and fraud laws and the Racketeer Influenced and Corrupt Organizations Act ("RICO"). Two important FTC cases have established legal precedent for determining whether a network marketing program constitutes an illegal pyramid scheme. The first, In re Koscot Interplanetary, Inc., 86 F.T.C. 1106 (1975), set forth a standard for determining whether a marketing system constituted a pyramid scheme. Under the Koscot standard, a pyramid scheme is characterized by the participants' payment of money to a company in return for (i) the right to sell a product and (ii) the right to receive, in return for recruiting other participants into the program, rewards that are unrelated to sales of the product to ultimate users. Applying the Koscot standard in In Re Amway Corp., 93 F.T.C. 618 (1979), the FTC determined that a company will not be classified as operating a pyramid scheme if the company adopts and enforces policies that in fact encourage retail sales to consumers and prevent "inventory loading" (i.e., distributors' purchases of large quantities of non-returnable inventory to obtain the full amount of compensation available under the system). In Amway, the FTC found that Amway Corp.'s marketing system did not constitute a pyramid scheme, noting the following Amway policies: (i) participants were required to buy back, from any person they recruited, any saleable, unsold inventory upon the recruit's leaving Amway; (ii) every participant was required to sell at wholesale or retail at least 70 percent of the products bought in a given month in order to receive a bonus for that month; and (iii) in order to receive a bonus in a month, each participant was required to submit proof of retail sales made to ten different consumers.

  The Company believes that its network marketing system would not be classified as a pyramid scheme under the standards set forth in Koscot, Amway, and other applicable law. In particular, in most jurisdictions, the Company makes available an inventory buy-back program to address the problem of "inventory loading." Pursuant to this program, the Company will repurchase products sold to a distributor (subject to a 10 percent restocking charge) provided that the distributor resigns from the Company and returns the product in marketable condition within 12 months of original purchase, or longer where required by applicable state law or regulations. The Company's literature provided to distributors describes the Company's buy-back program. In addition, pursuant to the Company's agreements with its distributors, each distributor represents that at least 70 percent of the products he or she buys will be sold to non-distributors. However, as is the case with other network marketing companies, the bonuses paid by the Company to its distributors are based on product purchases including purchases of products that are personally consumed by the downline distributors and such products may be considered an inventory loading purchase. Furthermore, distributors' bonuses are based on the wholesale prices received by the Company on product purchases or, in some cases based upon the particular product purchased, on prices less than the wholesale prices. In the event of challenges to the legality of its network marketing organization by distributors, the Company would be required to demonstrate that the Company's network marketing policies are enforced, and that the network marketing program and distributors' compensation thereunder serve as safeguards to deter inventory loading and encourage retail sales to the ultimate consumers.

  In a recent case, Webster v. Omnitrition International, Inc., 79 F.3d 776 (9th Cir. 1996), the United States Court of Appeals held that a class action brought against Omnitrition International, Inc. ("Omnitrition"), a multilevel marketing seller of nutritional supplements and skin care products, should be allowed to proceed to trial. The plaintiffs, former distributors of Omnitrition's products, alleged that Omnitrition's selling program was an illegal pyramid scheme and claimed violations of RICO and several federal and state fraud and securities laws. Despite evidence that Omnitrition complied with the Amway standards, the court ruled that a jury would have to decide whether Omnitrition's policies, many of which apparently were similar to compliance policies adopted by the Company, were adequate to ensure that Omnitrition's marketing efforts resulted in a legitimate product marketing and distribution structure, and not an illegal pyramid scheme. The Company believes that its marketing and sales programs differ in significant respects from those of Omnitrition, and that the Company's marketing program complies with applicable law. In view of the holding of the court of appeals in the Omnitrition case, however, there can be no assurance that, if challenged, the Company would prevail against private plaintiffs alleging violations of anti-pyramid and securities laws. A final ruling against the Company in such a suit could result in the imposition of material liability against the Company. Moreover, even if the Company were successful in defending against such suit, the costs of such defense, both in dollars spent and in management time, could be material and adversely affect the Company's operating results. In addition, the negative publicity of such a suit could adversely affect the Company's sales and ability to attract and retain distributors.

  NFLI, a competitor of the Company and a multi-level seller of personal care and nutritional supplements, recently announced that it had settled class action litigation brought by distributors alleging fraud in connection with the operation of a pyramid scheme. NFLI agreed to pay in excess of $3 million to settle claims brought on behalf of its distributors, and related securities fraud claims brought on behalf of certain purchasers of its stock. The Company believes that its marketing program is significantly different from the program allegedly promoted by NFLI and that the Company's marketing program is not in violation of anti-pyramid laws or regulations. However, there can be no assurance that claims similar to the claims brought against NFLI and other multi-level marketing organizations will not be made against the Company, or that the Company would prevail in the event any such claims were made. Furthermore, even if the Company were successful in defending against any such claims, the costs of conducting such a defense, both in dollars spent and in management time, could be material and adversely affect the Company's operating results and financial condition. In addition, the negative publicity of such a suit could adversely affect the Company's sales and ability to attract and retain distributors.


INTELLECTUAL PROPERTY

  The Company uses several trademarks and tradenames in connection with its products and operations. As of the date of this Prospectus, the Company had five federal trademark registrations with the United States Patent and Trademark Office. The Company relies on common law trademark rights to protect its unregistered trademarks. Common law trademark rights do not provide the Company with the same level of protection as afforded by a United States federal registration of a trademark. Moreover, common law trademark rights are limited to the geographic area in which the trademark is actually used. In addition, the Company's product formulations are not protected by patents and are not patentable. Therefore, there can be no assurance that another company will not replicate one or more of the Company's products.

COMPETITION

  The Company is subject to significant competition in recruiting distributors from other network marketing organizations, including those that market weight management, dietary supplement and personal care products, as well as other types of products. There are over 300 companies worldwide that utilize network marketing techniques, many of which are substantially larger, offer a greater variety of products, and have available considerably greater financial resources than the Company. The Company's ability to remain competitive depends, in significant part, on the Company's success in recruiting and retaining distributors through an attractive bonus plan and other incentives. The Company believes that its bonus plan and incentive programs provide its distributors with significant income potential. However, there can be no assurance that the Company's programs for recruitment and retention of distributors will continue to be successful.

  In addition, the business of marketing weight management, dietary supplement and personal care products is highly competitive. This market segment includes numerous manufacturers, other network marketing companies, catalog companies, distributors, marketers, retailers and physicians that actively compete in the sale of such products. The Company also competes with other providers of such products, especially retail outlets, based upon convenience of purchase and immediate availability of the purchased product. The market is highly sensitive to the introduction of new products or weight management plans (including various prescription drugs) that may rapidly capture a significant share of the market. As a result, the Company's ability to remain competitive depends in part upon the successful introduction of new products.

  The Company's network marketing competitors that market weight management, dietary supplement and personal care products include small, privately held companies, as well as larger, publicly held companies with greater financial resources and greater product and market diversification and distribution. The Company's competitors include Shakelee Corporation, The A.L. Williams Corporation, Mary Kay Cosmetics, Inc., Amway Corporation, Nutrition for Life International, Inc., and Herbalife International, Inc. See "Risk Factors-- Competition."

EMPLOYEES

  As of June 30, 1997, the Company had 38 full-time employees, of whom three were executive officers or directors, 14 were in administrative activities, seven were in marketing activities, six were in customer service activities, and eight were in shipping activities. The Company's employees are not represented by a labor organization. The Company considers its employee relations to be good. See "Risk Factors--Dependence on Key Personnel."

PROPERTIES

  The Company maintains its executive office and warehouse in 6,129 and 3,003 square feet, respectively, at 2601 Northwest Expressway, Suite 1210W, Oklahoma City, Oklahoma 73112-7293. The premises are occupied pursuant to long-term leases which expire on May 31, 1998 and January 30, 1998, respectively, and which require monthly rental payments of $4,469 and $1,251, respectively. The Company believes that it will need additional space to support its anticipated growth. In the event the Company is required to relocate its office and warehouse upon termination of the existing leases, the Company believes other office and warehouse space is available for lease or purchase under favorable terms in the Oklahoma City area. The Company does not expect that any portion of the net proceeds of this offering will be utilized for any such purchase.

LITIGATION

  Other than as set forth below, the Company is not a party to any pending litigation. The Company is under an investigation by the Oklahoma Department of Securities, which was commenced in September 1995, with respect to a number of issues, the most prominent of which relates to the AMS Distributor Stock Pool (the "Pool"). As of the date of this Prospectus, the investigation is in the discovery stage. The Pool, under which the Company's independent distributors are permitted to participant on a voluntary basis, was formed in 1990.

Participants make contributions to the Pool and, from such contributions, the administrator of the Pool purchases on a monthly basis the Company's Common Stock in the open market for the participants. All purchase transactions are executed and effected through a registered broker-dealer. All records of ownership of the Common Stock held by the Pool are maintained at the offices of the Company. The Pool only purchases shares of Common Stock and does not sell shares on behalf of the participants. As of June 30, 1997, the Pool held approximately 213,500 shares of Common Stock for and on behalf of the participants. Each Participant has sole voting rights with respect to those shares of Common Stock held for such participant's benefit. In the event a participant desires to sell the Common Stock held for his benefit by the Pool, certificates representing such shares are delivered to such participant for the purpose of effecting such sale. Although its investigation is currently general in nature, the Oklahoma Department of Securities may take the position that the offer and sale of participation rights in the Pool violates the registration provisions of the Oklahoma Securities Act. The Company is currently cooperating and intends to continue such cooperation with the Oklahoma Department of Securities in its investigation through the Company's legal counsel.

COMPANY HISTORY

  EXCHANGE. Pursuant to an Agreement and Plan of Reorganization, dated May 1, 1989, the shareholders of the Company exchanged their common stock for 800,807 shares of the common stock of Pacific Coast International, Inc., a Delaware corporation (the "Exchange"). Prior to the Exchange, the trade or business activities of Pacific Coast International, Inc. had been limited to those activities associated with a public offering of its securities and investigation of corporate acquisition alternatives as a "blank check" company. Upon consummation of the Exchange, (i) the officers and directors of the Company assumed management of Pacific Coast International, Inc., (ii) the Company became a wholly owned subsidiary of Pacific Coast International, Inc.,
(iii) the Company changed its name from AMS, Inc. to Advantage Marketing Systems, Inc., (an Oklahoma Corporation) and (iv) Pacific Coast International, Inc. changed its name to Advantage Marketing Systems, Inc. ("AMS Delaware"). Prior to the Exchange, Pacific Coast International, Inc. and certain individuals sold, in a public offering, 225,860 shares of Common Stock and 525,860 Class A Common Stock Purchase Warrants ("Class A Warrants") and Class B Common Stock Purchase Warrants ("Class B Warrants"). The Class A Warrants and Class B Warrants were redeemed on March 17, 1997.

  REINCORPORATION MERGER. Effective December 11, 1995, AMS Delaware, the former parent of the Company (formerly Pacific Coast International, Inc.), merged with the Company pursuant to an Agreement and Plan of Merger (the "Merger"), with the Company as the surviving corporation. As a result of the Merger, AMS Delaware ceased to exist, and the Company succeeded to all of its assets and liabilities. Prior to the Merger, AMS Delaware did not conduct any business, and all operations were conducted by the Company.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information with respect to each executive officer and director of the Company.

NAME                      AGE             POSITION WITH THE COMPANY
----                      ---             -------------------------
John W. Hail(1)(2)......   66 Chairman of the Board, Chief Executive Officer and
                              Director
Curtis H. Wilson,
 Sr.(3).................   71 Vice-Chairman of the Board and Director
Roger P. Baresel(1)(2)..   41 President, Chief Financial Officer, Secretary and
                              Director
R. Terren Dunlap(3).....   52 Director
Harland C.
 Stonecipher(4).........   59 Director

--------
(1) Member of the Stock Option Committee. See "--Stock Option Plan."
(2) Term as a Director expires in 1998.
(3) Term as a Director expires in 2000.
(4) Term as a Director expires in 1999.

  Pursuant to the terms of the Company's Bylaws, the directors are divided into three classes. Class I Directors hold office initially for a term expiring at the annual meeting of shareholders to be held in 1999, Class II Directors hold office initially for a term expiring at the annual meeting of shareholders to be held in 2000, and Class III Directors hold office initially for a term expiring at the annual meeting of shareholders to be held in 1998. Each director will hold office for the term to which he is elected and until his successor is duly elected and qualified. At each annual meeting of the shareholders of the Company, the successor to a member of the class of directors whose term expires at such meeting will be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of his election. Executive officers are elected by the Board of Directors and serve at its discretion.

  John W. Hail is the founder of Advantage Marketing Systems, Inc. and has served as its Chief Executive Officer and Chairman of the Board of Directors of the Company since its inception in June 1988. During 1987 and through May 1988, Mr. Hail served as Executive Vice President, Director and Agency Director of Pre-Paid Legal Services, Inc., a public company engaged in the sale of legal services contracts, and also served as Chairman of the Board of Directors of TVC Marketing, Inc., the exclusive marketing agent of Pre-Paid Legal Services, Inc.

  Curtis H. Wilson, Sr. has served as Vice-Chairman of the Board of Directors of the Company since June 1988. From January 1984 to June 1988, Mr. Wilson was Executive Vice President of TVC Marketing, Inc.

  Roger P. Baresel has served as Vice President, Chief Financial Officer, Secretary and a Director of the Company since June 1995, and in July 1995, he became President. Mr. Baresel is a Certified Public Accountant and holds a Master of Business Administration degree. From 1988 until joining the Company full-time in 1995, he maintained an accounting practice, specializing in providing consulting services to small and growing businesses and provided consulting services to the Company.

  R. Terren Dunlap has served as a Director of the Company since June 1995. He is Chief Executive Officer of Total Switch, Inc., a company formed in 1997 that developed and distributes electronic switches. He served as Vice President-International Development of the Company from June 1995 through March 1996. Mr. Dunlap is a Director and the co-founder, and from 1984 and until March 1994 served as Chief Executive Officer and Chairman of the Board, of Go-Video, Inc., a developer and distributor of consumer electronics products.

  Harland C. Stonecipher has served as a Director of the Company since August 1995. Mr. Stonecipher has been Chairman of the Board and Chief Executive Officer of Pre-Paid Legal Services, Inc. since its inception in 1972.

COMPENSATION OF EXECUTIVE OFFICERS

  Executive Officers of the Company. The following table sets forth certain information relating to compensation paid to or accrued for the named executives for services rendered during the years ended December 31, 1996, 1995 and 1994.

                                                                  LONG-TERM
                                   ANNUAL COMPENSATION           COMPENSATION
                              -----------------------------    AWARD OF OPTIONS
 NAME AND PRINCIPAL POSITION  YEAR SALARY(1) BONUS OTHER(2)    NUMBER OF SHARES
 ---------------------------  ---- --------- ----- --------    ----------------
John W. Hail................. 1996  $   --   $--   $22,000             --
 Chief Executive Officer      1995      --    --    87,684         375,000(2)
                              1994      --    --    66,026             --

Roger P. Baresel............. 1996  $91,413  $--   $   --              --
 President, Chief Financial   1995   37,692   --    13,500(3)      168,750(4)
  Officer and Secretary       1994      --    --    19,500(3)       10,000(4)

--------
(1) Dollar value of base salary earned during the year.
(2) The Company furnishes the use of an automobile to Mr. Hail, the value of which is not greater than $5,000 annually. During 1996, 1995, and 1994, the Company made non-interest bearing advances to the John Hail Agency, Inc., an affiliate of Mr. Hail, of $22,000, $87,684, and $66,026, respectively. See "Certain Transactions."
(3) Represents accounting and consulting service fees paid to Mr. Baresel prior to Mr. Baresel becoming an executive officer of the Company on June 1, 1995. See "Certain Transactions." The Company furnishes the use of an automobile to Mr. Baresel, the value of which is not greater than $5,000 annually.
(4) Adjusted to give effect to the one-for-eight reverse stock split on October 29, 1996.

AGGREGATE OPTION GRANTS AND EXERCISES IN 1995 AND 1996 AND YEAR-END OPTION
VALUES

  Stock Options and Option Values. During 1995, the Company granted 1,189,819 stock options to its executive officers, other employees, and consultants, each exercisable for the purchase of one share of Common Stock. The exercise prices of these stock options are from $2.00 to $6.48 per share of Common Stock, having an average exercise price of $2.77 per share. These stock options were not granted under the Company's Stock Option Plan and were granted in lieu of a portion of salary and cash bonus compensation otherwise payable during 1995. During 1996, the Company did not grant any stock options. The following table sets forth information related to options granted to the named executives during 1995.

                                                    INDIVIDUAL GRANTS
                                            ----------------------------------
                                                        PERCENT OF
                                                       TOTAL OPTIONS EXERCISE
                                              NUMBER    GRANTED TO    OR BASE
                                            OF OPTIONS   EMPLOYEES   PRICE PER
                                            GRANTED(1)    IN 1995      SHARE
                                            ---------- ------------- ---------
John W. Hail(1)............................  375,000       50.3%       $2.00
 Chief Executive Officer
Roger P. Baresel(2)........................  125,000       16.8%       $2.00
 President, Chief Financial Officer,          43,750        5.9%       $3.60
 Secretary

--------
(1) Of the 375,000 stock options received, Mr. Hail transferred by gift 225,000 stock options during 1995.
(2) Of the 168,750 stock options received, Mr. Baresel transferred by gift 156,250 stock options during 1995.

  Aggregate Stock Option Exercise and Year-End and Option Values. The following table sets forth information related to the number and value of options held by the named executives at December 31, 1996 and 1995. During 1996 and 1995, no options to purchase Common Stock were exercised by the named executives.

                                                                        VALUE OF UNEXERCISED
                                 NUMBER OF UNEXERCISED                      IN-THE-MONEY
                                     OPTIONS AS OF                          OPTIONS AS OF
                              DECEMBER 31, 1996 AND 1995            DECEMBER 31, 1996 AND 1995(1)
                              -----------------------------------   -----------------------------
  NAME                        EXERCISABLE          UNEXERCISABLE     EXERCISABLE   UNEXERCISABLE
  ----                        ---------------      --------------   -----------------------------
John W. Hail............ 1996           150,000                 --   $         562,500 $         --
                         1995           150,000(2)              --   $         600,000 $         --
Roger P. Baresel........ 1996            35,000                 --   $         134,650 $         --
                         1995            35,000(3)              --   $         143,400 $         --

--------
(1) The closing highest bid price of the Common Stock as quoted by the National Quotation Bureau, Incorporated on December 31, 1996 and 1995 was $5.75 and $6.00, respectively, after giving effect to the one-for-eight reverse stock split on October 29, 1996. The per-share value is calculated based on the applicable closing highest bid price per share, minus the exercise price, multiplied by the number of shares of Common Stock underlying the options.
(2) During 1995, Mr. Hail transferred by gift 225,000 stock options.
(3) During 1995, Mr. Baresel transferred by gift 156,250 stock options.

COMPENSATION OF DIRECTORS

  Directors who are not employees of the Company receive $250 for each Board meeting attended. Directors who are also employees of the Company receive no additional compensation for serving as Directors. The Company reimburses its Directors for travel and out-of-pocket expenses in connection with their attendance at meetings of the Board of Directors. The Company's Bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Oklahoma law.

STOCK OPTION PLAN

  The Company established the Stock Option Plan in June 1995. The Plan provides for the issuance of incentive stock options ("ISO Options") with or without stock appreciation rights ("SARs") and nonincentive stock options ("NSO Options") with or without SARs to employees and consultants of the Company, including employees who also serve as Directors of the Company. The total number of shares of Common Stock authorized and reserved for issuance under the Plan is 1,125,000. As of the date of this Prospectus, options to purchase 146,750 shares of Common Stock have been granted under the Plan at exercise prices of $6.00 per share and expiring March 2002 through May 2007.

  The Stock Option Committee, which is currently comprised of Messrs. Hail and Baresel, administers and interprets the Plan and has authority to grant options to all eligible employees and to determine the types of options granted and the terms, restrictions and conditions of the options at the time of grant.

  The option price of the Common Stock is determined by the Stock Option Committee, provided such price may not be less than 85 percent of the fair market value of the shares on the date of grant of the option. The fair market value of a share of the Common Stock is determined by either (i) averaging the closing high bid and low asked quotations for such share on the date of grant of the option as reported by the National Quotation Bureau, Incorporated, or
(ii) if not quoted by the National Quotation Bureau, Incorporated by the Stock Option Committee. Upon the exercise of an option, the option price must be paid in full, in cash or with an SAR. Subject to the Stock Option Committee's approval, upon exercise of an option with an SAR attached, a participant may receive cash, shares of Common Stock or a combination of both, in an amount or having a fair market value equal to the excess of the fair market value, on the date of exercise, of the shares for which the option and SAR are exercised, over the option exercise price.

  Options granted under the Stock Option Plan may not be exercised until six months after the date of the grant, except in the event of death or disability of the participant. ISO Options and any SARs are exercisable only by participants while actively employed as an employee or a consultant by the Company, except in the case of death, retirement or disability. Options may be exercised at any time within three months after the participant's retirement or within one year after the participant's disability or death, but not beyond the expiration date of the option. No option may be granted after April 30, 2005. Options are not transferable except by will or by the laws of descent and distribution.

OFFICER AND DIRECTOR LIABILITY

  As permitted by the provisions of the Oklahoma General Corporation Act, the Certificate of Incorporation (the "Certificate") eliminates in certain circumstances the monetary liability of directors of the Company for a breach of their fiduciary duty as directors. These provisions do not eliminate the liability of a director for (i) a breach of the director's duty of loyalty to the Company or its shareholders, (ii) acts or omissions by a director not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability arising under Section 1053 of the Oklahoma General Corporation Act (relating to the declaration of dividends and purchase or redemption of shares in violation of the Oklahoma General Corporation Act), or
(iv) any transaction from which the director derived an improper personal benefit. In addition, these provisions do not eliminate liability of a director for violations of federal securities laws, nor do they limit the rights of the Company or its shareholders, in appropriate circumstances, to seek equitable remedies such as injunctive or other forms of non-monetary relief. Such remedies may not be effective in all cases.

  The Certificate of Incorporation and Bylaws of the Company provide that the Company shall indemnify all directors and officers of the Company to the fullest extent permitted by the Oklahoma General Corporation Act. Under such provisions, any director or officer, who in his capacity as such, is made or threatened to be made a party to any suit or proceeding, may be indemnified if the Board of Directors determines such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. The Certificate and Bylaws and the Oklahoma General Corporation Act further provide that such indemnification is not exclusive of any other rights to which such individuals may be entitled under the Certificate, the Bylaws, an agreement, vote of shareholders or disinterested directors or otherwise. Insofar as indemnification for liabilities arising under the Act may be permitted to directors and officers of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

  The Company has obtained insurance to protect its directors and officers against liability asserted against them in their official capacities. Such insurance protection covers claims and any related defense costs of up to $3 million based on alleged or actual securities law violations, other than intentional dishonest or fraudulent acts or omissions, or any willful violation of any statute, rule or law, or claims arising out of any improper profit, remuneration or advantage derived by an insured director or officer. The Company has agreed to cause the Underwriters to be named as additional insureds under the insurance policy.

                             CERTAIN TRANSACTIONS

  Set forth below is a description of transactions entered into between the Company and certain of its officers, directors and shareholders during the last two years. Certain of these transactions will continue in effect during and following completion of this offering and may result in conflicts of interest between the Company and such individuals. Although these persons have fiduciary duties to the Company and its shareholders, there can be no assurance that conflicts of interest will always be resolved in favor of the Company.

  John W. Hail, Chief Executive Officer and Chairman of the Board of Directors of the Company, is the sole director and shareholder of the John Hail Agency, Inc. ("JHA"). Pursuant to an unwritten agreement, the

Company provided office space, utilities and supplies, as well as an occasional part-time administrative staff person, through June 30, 1996, to JHA for a monthly payment of $1,000 as reimbursement of the Company's costs. In addition, the Company made non-interest bearing advances to JHA of $22,000 and $87,684 during the years ended December 31, 1996 and 1995, respectively. JHA has made repayments of these advances of $6,141 and $67,401 during the fiscal years ended December 31, 1996 and 1995, respectively. During the six months ended June 30, 1997, JHA made repayments of $6,390. At June 30, 1997, JHA was indebted to the Company in the amount of $61,431. Effective June 30, 1996, the Company adopted a policy to not make any further advances to JHA, and JHA executed a promissory note payable to the Company in the principal amount of $73,964 bearing interest at eight percent per annum and payable in 60 installments of $1,499 per month.

  At December 31, 1995, the balance due on a short-term loan to the Company from Mr. Hail was $81,929. During 1995, the Company combined interest payable of approximately $52,000 with the principal due under the loan and began making weekly interest and principal payments of $1,500. The loan was unsecured, due on demand and bore interest at 12 percent per annum. As of December 31, 1996, the loan had been paid in full.

  During 1995, John W. Hail individually entered into lease agreements covering telephone equipment and related software and requiring monthly rental payments. Such equipment and software are utilized exclusively by the Company. During the six months ended June 30, 1997 and the fiscal years 1996 and 1995, the Company made aggregate monthly payments pursuant to such lease agreements of $9,714, $19,427 and $14,314, respectively.

  During the five months ended May 31, 1995, Roger P. Baresel provided accounting and consulting services to the Company, and for such services Mr. Baresel was paid $13,500. On June 1, 1995, Mr. Baresel became an executive officer and a Director of the Company and ceased providing accounting and consulting services to the Company on an independent contractor basis.

  During the six months ended June 30, 1997, and the years ended December 31, 1996 and 1995, the Company paid Curtis H. Wilson, Sr., a Director of the Company, sales commissions of $18,988, $38,337 and $51,669, respectively.

  During 1995, the Company granted Mr. Baresel 10-year, transferrable stock options exercisable for the purchase of 125,000 and 43,750 shares of Common Stock for $2.00 and $3.60 per share, respectively. These stock options were not granted pursuant to the Company's Stock Option Plan. During 1995, Mr. Baresel transferred by gift 156,250 of such stock options to third parties, including 87,500 to his wife, Judith A. Baresel, and 12,500 to Mrs. Baresel in her capacity as guardian for the benefit of their children. All of the stock options were granted at the fair value of the Common Stock on the date of grant and are currently exercisable.

  During 1995, the Company granted Mr. Hail 10-year, transferrable stock options exercisable for the purchase of 375,000 shares of Common Stock for $2.00 per share. These stock options were not granted pursuant to the Company's Stock Option Plan. During 1995, Mr. Hail transferred by gift 225,000 of these stock options to third parties. During 1997, pursuant to the Company's Stock Option Plan, the Company granted Mr. Hail 10-year nontransferable stock options exercisable for the purchase of 100,000 shares of Common Stock for $6.00 per share. All of the stock options were granted at the fair value of the Common Stock on the date of grant and those granted during 1995 are currently exercisable.

  During 1995, the Company granted Mr. Wilson six-year stock options exercisable for the purchase of 125,000 shares of Common Stock for $3.60 per share. These stock options were not granted pursuant to the Company's Stock Option Plan. All of the stock options were granted at the fair value of the Common Stock on the date of grant and are currently exercisable.

  During 1995, the Company granted R. Terren Dunlap, a Director and former executive officer of the Company, five-year stock options exercisable for the purchase of 37,500 shares of Common Stock for $2.16 per share. These stock options were not granted pursuant to the Company's Stock Option Plan. All of the stock options were granted at the fair value of the Common Stock on the date of grant and are currently exercisable.

  During 1995, the Company granted United Financial Advisory Services, Inc. ("UFASI") five-year stock options exercisable for the purchase of 125,000 shares of Common Stock for $3.60 per share and 125,000 shares of Common Stock for $4.96 per share. These stock options were not granted pursuant to the Company's Stock Option Plan. All of the stock options were granted at or above the fair value of the Common Stock on the date of grant and are currently exercisable. As a result of the grant of these stock options, UFASI became a greater than five percent beneficial owner of the Common Stock of the Company. In addition, UFASI received cash compensation of $10,000 and $20,000 from the Company during 1995 and 1997, respectively, for consulting and finanical advisory services. On May 30, 1997, pursuant to agreement between UFASI and the Company, and in contemplation of this offering, stock options exercisable for the purchase of 125,000 shares of Common Stock for $4.96 per share were surrendered to and canceled by the Company.

  During 1995, the Company granted Mr. Nance five-year stock options exercisable for the purchase of 49,125 shares of Common Stock for $2.00 per share and two-year stock options exercisable for the purchase of 6,945 shares of Common Stock for $2.16 per share. These stock options were not granted pursuant to the Company's Stock Option Plan. Furthermore, during 1994, Mr. Nance was granted five-year stock options exercisable for the purchase of 5,358 shares of Common Stock for $2.80 per share. All of the stock options were granted at or above the fair value of the Common Stock on the date of grant and are currently exercisable.

  The Company has adopted policies that any loans to officers, directors and five percent or more shareholders ("affiliates") are subject to approval by a majority of the disinterested independent directors of the Company and that such loans and other transactions with affiliates will be on terms no less favorable than could be obtained from unaffiliated parties and approved by a majority of the disinterested independent directors. As of the date of this Prospectus, the Board of Directors is comprised of five members, of which R. Terren Dunlap and Harland C. Stonecipher are the only independent directors.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table presents certain information as to the beneficial ownership of the Common Stock as of October 16, 1997, and the beneficial ownership of the Common Stock as adjusted to give effect to the sale of 1,300,000 shares of Common Stock comprising in part the Units offered pursuant to this offering (assuming the Over-Allotment Option is not exercised), of (i) each person who is known to the Company to be the beneficial owner of more than five percent thereof, (ii) each director and executive officer of the Company, and (iii) all executive officers and directors as a group, together with their percentage holdings of the outstanding shares. For purposes of the following table, the number of shares and percentage of ownership of outstanding Common Stock that the named person beneficially owns includes shares of Common Stock that such person has the right to acquire within 60 days of October 16, 1997 upon exercise of the 1997-A Warrants, options and other warrants, but such shares are not included for the purposes of computing the number of shares beneficially owned and percentage of outstanding Common Stock of any other named person.

                                                        COMMON STOCK
                                              ---------------------------------
                                                                PERCENT OF
                                                            SHARES OUTSTANDING
                                                 SHARES    --------------------
                                              BENEFICIALLY  BEFORE     AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER             OWNED     OFFERING OFFERING(1)
------------------------------------          ------------ -------- -----------
John W. Hail(2)(3)...........................    491,641     16.8%     11.6%
Curtis H. Wilson(2)(4).......................    269,945      9.2%      6.4%
Robert and Retha Nance(5)....................    195,700      7.2%      4.9%
Roger P. Baresel(2)(6).......................    167,328      5.9%      4.1%
Harland C. Stonecipher(7)....................     80,768      3.0%      2.0%
R. Terren Dunlap(2)(8).......................     37,500      1.4%      0.9%
Executive Officers and Directors as a group
 (five persons)(9)...........................  1,047,182     31.2%     22.5%

--------

(1) Gives effect to the sale of 1,300,000 shares of Common Stock comprising the Units pursuant to this offering (assuming the Over-Allotment Option is not exercised).

(2) A Director or an executive officer of the Company, with a business address of 2601 Northwest Expressway, Suite 1210W, Oklahoma City, Oklahoma 73112-7293.

(3) The number of shares and each percentage presented includes 250,000 shares of Common Stock that are subject to stock options held by Mr. Hail of which 150,000 are currently exercisable stock options and 100,000 are exercisable after November 20, 1997.

(4) The number of shares and each percentage presented includes 250,000 shares of Common Stock that are subject to currently exercisable stock options held by Mr. Wilson and 4,338 shares of outstanding Common Stock held by Ruth Wilson, wife of Mr. Wilson, with respect to which Mr. Wilson disclaims any beneficial interest.

(5) Mr. and Mrs. Nance are husband and wife and their business address is Post Office Box 405, Wheatland, Oklahoma 73097. The number of shares consist of and each percentage presented includes (i) 75 shares of outstanding Common Stock held by Mr. Nance, (ii) 37,750 shares of outstanding Common Stock owned by Mrs. Nance, (iii) 103,392 shares of outstanding Common Stock owned jointly by Mr. and Mrs. Nance, and (iv) 54,483 shares of Common Stock that are subject to currently exercisable stock options granted to and held by Mr. Nance.
(6) The number of shares consist of and each percentage presented includes (i) 9,500 shares of outstanding Common Stock jointly held by Mr. Baresel and his wife, Judith A. Baresel, (ii) 2,000 shares of Common Stock subject to currently exercisable 1997-A Warrants jointly held by Mr. and Mrs. Baresel, (iii) 35,000 shares of Common Stock that are subject to currently exercisable stock options held by Mr. Baresel, (iv) 20,828 shares of outstanding Common Stock held by Mrs. Baresel, (v) 87,500 shares of Common Stock that are subject to currently exercisable stock options held by Mrs. Baresel, and (vii) 12,500 shares of Common Stock that are subject to currently exercisable stock options held by Mrs. Baresel as the custodian for the benefit of the children of Mr. and Mrs. Baresel, with respect to which Mr. Baresel disclaims any beneficial interest.
(7) Mr. Stonecipher is a Director of the Company with a business address of 321 East Main Street, Ada, Oklahoma 74820, and Chairman of the Board and Chief Executive Officer of Pre-Paid Legal Services, Inc. The number of shares consist of and each percentage presented includes 80,768 shares of outstanding Common Stock held by Pre-Paid Legal Services, Inc., which may be deemed to be beneficially owned by Mr. Stonecipher.
(8) The number of shares consist of and each percentage presented includes 37,500 shares of Common Stock that are issuable upon exercise of stock options.

(9) The number of shares and each percentage presented includes 674,500 shares of Common Stock that are issuable upon exercise of stock options and warrants held by the executive officers and directors as a group.

                           DESCRIPTION OF SECURITIES

UNITS

  The Company is offering 1,300,000 Units, each consisting of one share of Common Stock and one Redeemable Common Stock Purchase Warrant. The Common Stock and Warrants comprising the Units will separate immediately upon issuance and will trade as separate securities.

AUTHORIZED AND OUTSTANDING CAPITAL

  Pursuant to its Certificate of Incorporation, the Company is currently authorized to issue up to 495,000,000 shares of Common Stock, $.0001 par value ("Common Stock"), and 5,000,000 million shares of Preferred Stock, $.0001 par value ("Preferred Stock"). As of the date of this Prospectus, the outstanding capital stock of the Company consisted of 2,680,081 shares of Common Stock. After giving effect to this offering, the issued and outstanding capital stock of the Company will consist of 3,680,081 shares of Common Stock, assuming the Over-Allotment Option is not exercised by the Underwriters and assuming the Company's outstanding 1997-A Warrants, stock options and other warrants are not exercised. See "--Common Stock," "--1997-A Warrants," and "--Options and Other Warrants."

  The following description of certain matters relating to the capital stock and the warrants is a summary of, and is qualified in its entirety by, the provisions of the Company's Certificate of Incorporation, Bylaws, and the warrant agreements between the Company and U.S. Stock Transfer Corp., as amended, related to the Redeemable Common Stock Purchase Warrants offered hereby and the outstanding 1997-A Warrants, all of which are filed as exhibits to the Registration Statement of which this Prospectus is a part. See "Additional Information."

COMMON STOCK

  The holders of outstanding shares of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of assets legally available therefor, subject to the payment of preferential dividends with respect to any Preferred Stock that may be outstanding. In the event of liquidation, dissolution and winding-up of the Company, the holders of outstanding Common Stock are entitled to share ratably in all assets available for distribution to the Common Stock shareholders after payment of all liabilities of the Company, subject to the prior distribution rights of the holders of any outstanding Preferred Stock. Holders of outstanding Common Stock are entitled to one vote per share on matters submitted to a vote by the Common Stock shareholders of the Company. The Common Stock has no preemptive rights and no subscription, redemption or conversion privileges. The Common Stock does not have cumulative voting rights, which means that holders of a majority of shares voting for the election of directors can elect all members of the Board of Directors. In general, a majority vote of shares represented at a meeting of Common Stock shareholders at which a quorum (a majority of the outstanding shares of Common Stock) is present is sufficient for all actions that require the vote or concurrence of shareholders, subject to and possibly in connection with the voting rights of the holders of any outstanding Preferred Stock entitled to vote with the holders of the Common Stock. Upon issuance of the Common Stock as a component of the Units offered hereby, all of the outstanding shares of Common Stock will be fully paid and non-assessable.

REDEEMABLE COMMON STOCK PURCHASE WARRANTS

  The holder of each Warrant issued pursuant to this offering is entitled, upon payment of the exercise price, to purchase one share of Common Stock. The exercise price for the first 20 days following this offering will be equal to 120 percent of the offering price of the Units. The exercise price will be adjusted on the 20th day following the offering to 120 percent of the average of the closing sale prices of the Common Stock as reported on the Nasdaq SmallCap Market during the 20-day period. Upon adjustment of the exercise price, the Company will provide the holders of the Warrants appropriate and prompt notice of the adjusted exercise price. The number and kind of securities or other property for which the Warrants are exercisable are subject to adjustments in certain events, such as mergers, reorganizations or stock splits, to prevent dilution. Unless previously redeemed, the Warrants are exercisable during the five-year period commencing on the date of this Prospectus. A holder will only be able to exercise the Warrants held in the event (i) a current prospectus under the 1933 Act relating to the shares of Common Stock issuable upon exercise of the Warrants is then in effect and (ii) such Common Stock is qualified for sale or exemption from qualification under the applicable securities laws of the states in which the holder resides.

  The Warrants are subject to redemption at any time by the Company, on not less than 30 days' written notice, at a price of $0.25 per Warrant, after the closing sale price per share of the Common Stock as reported on the Nasdaq SmallCap Market, for a period of 20 consecutive trading days, has been at or
above $   (200 percent of the exercise price of the Warrant). Holders of
Warrants will automatically forfeit their rights to purchase the shares of Common Stock issuable upon exercise of the Warrants unless the Warrants are exercised before the close of business on the business day immediately prior to the date set for redemption. All of the outstanding Warrants must be redeemed if any are redeemed. A notice of redemption shall be mailed to the registered holders of the Warrants by first class mail, postage prepaid, within five business days after the date the Company determines to exercise its right of redemption, but not less than 30 days before the date fixed for redemption. The notice of redemption shall specify the redemption price, the date fixed for redemption, the place where the Warrant certificates shall be delivered and the redemption price to be paid, and that the right to exercise the Warrants shall terminate at 5:00 p.m. New York City time on the business day immediately preceding the date fixed for redemption. The Warrants will only be redeemable if, on the date the Warrants are called for redemption, there is an effective registration statement and current prospectus covering the shares of Common Stock issuable upon exercise of the Warrants.

  The Warrants may be exercised upon surrender of the certificate(s) therefor on or prior to 5:00 p.m. New York City time on the expiration date of the Warrants or, if the Warrants are called for redemption, the business day prior to the redemption date, as explained above, at the offices of the Company's warrant agent (the "Warrant Agent") with the subscription on the reverse side of the certificate completed and executed as indicated, accompanied by payment of the full exercise price for the number of Warrants being exercised.

  In certain cases, the sale of securities by the Company upon exercise of the Warrants could violate the securities laws of the United States, certain states or other jurisdictions. The Company has agreed to maintain an effective registration under the 1933 Act at its expense with respect to the securities underlying the Warrants (and, if necessary, to allow their public resale without restriction) at all times during the period in which the Warrants are exercisable. The Company has agreed to use its best efforts, and to take such actions under the laws of various states, as may be required to cause the sale of the securities underlying the Warrants upon their exercise to be lawful. However, the Company will not be required to honor the exercise of the Warrants if, in the opinion of counsel, the sale of securities upon such exercise would be unlawful. In certain cases, the Company may, but is not required to, purchase the Warrants submitted for exercise for a cash price equal to the difference between the market price of the securities obtainable upon such exercise and the exercise price of such Warrants.

  The Warrants contain provisions that protect the holder thereof against dilution by adjustment of the number of shares of Common Stock or other securities of the Company purchasable upon exercise of the Warrants in certain events, such as stock dividends, stock splits, mergers, sale of substantially all of the Company's assets, and for other extraordinary events.

  The Company is not required to issue fractional shares of Common Stock and, in lieu thereof, will make a cash payment based upon the current market value of such shares. The holders of the Warrants will not possess any rights as shareholders of the Company unless and until the holders exercise the Warrants and then only as a holder of the Common Stock.

1997-A WARRANTS

  As of the date of this Prospectus, there are 337,211 1997-A Warrants outstanding, all of which were issued in connection with the Warrant Modification Offering and the Rights Offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." The terms and conditions of the 1997-A Warrants are set forth in the Warrant Agreement between the Company and U.S. Stock Transfer Corp. dated January 26, 1997 (the "1997-A Warant Agreement"). The following description of the 1997-A Warrants is not complete and is qualified in all respects by the Warrant Agreement which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. See "Additional Information."

  Each 1997-A Warrant entitles the holder to purchase one share of Common Stock at any time on or before January 31, 1999, for an exercise price of $12.00. The Company anticipates that, pursuant to its rights under the 1997-A Warrant Agreement, the Company will (i) extend the exercise period of the 1997-A Warrants to permit their exercise on or before the period ending five years from the date of this Prospectus and (ii) reduce the exercise price of the 1997-A Warrants to the same exercise price of the Warrants comprising in part the Units. See "--Redeemable Common Stock Purchase Warrants." The number and kind of securities or other property for which the 1997-A Warrants are exercisable are subject to adjustment in certain events, such as mergers, reorganizations or stock splits, to prevent dilution. At any time, upon 30 days' written notice, the Company may redeem in whole and not in part, unexercised 1997-A Warrants for $.0001 per warrant. The 1997-A Warrants not exercised or redeemed will expire on January 31, 1999. Holders of 1997-A Warrants do not, as such, have any of the rights of shareholders of the Company.

  In certain cases, the sale of securities by the Company upon exercise of 1997-A Warrants could violate the securities laws of the United States, certain states thereof or other jurisdictions. The Company has agreed to use its best efforts to cause a registration statement with respect to such securities under the 1933 Act to continue to be effective during the term of the 1997-A Warrants and to take such other actions under the laws of various states as may be required to cause the sale of securities upon exercise of 1997-A Warrants to be lawful. However, the Company will not be required to honor the exercise of 1997-A Warrants if, in the opinion of counsel, the sale of securities upon such exercise would be unlawful. The Company may, but is not required to, purchase 1997-A Warrants submitted for exercise for a cash price equal to the difference between the market price of the securities obtainable upon such exercise and the exercise price of such 1997-A Warrants.

PREFERRED STOCK

  Pursuant to its Certificate of Incorporation, the Company has an authorized class of Preferred Stock of 5,000,000 shares, $.0001 par value. There are no shares of Preferred Stock outstanding as of the date of this Prospectus. The Preferred Stock may be issued from time to time in one or more series, and the Board of Directors of the Company, without further approval of its shareholders, is authorized to fix the relative rights, preferences, privileges and restrictions applicable to each series of Preferred Stock. Management of the Company believes that having such a class of Preferred Stock provides the Company with greater flexibility in financing, acquisitions and other corporate activities. While there are no current plans, commitments or understandings, written or oral, to issue any shares of Preferred Stock, in the event of any issuance, the holders of Common Stock will not have any preemptive or similar rights to acquire any of such shares of Preferred Stock. Issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying or preventing a change in control of the Company.

OTHER OPTIONS AND WARRANTS

  As of the date of this Prospectus, the Company has granted stock options and warrants to purchase 1,503,732 shares of Common Stock during various periods, which expire December 1997 through May 2007, at exercise prices of $1.60 to $6.00 per share (with a weighted average exercise price of $2.65). The exercise prices of the stock options and warrants were equal to or greater than the fair market value of the Common Stock on the date of the grant of each stock option or warrant. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--Pro Forma Effect of Stock-Based Compensation" and "Management--Stock Option Plan."

TAX CONSIDERATIONS REGARDING UNITS

  The following is a brief summary of certain of the federal income tax consequences associated with the purchase and ownership of the Common Stock and Warrants comprising the Units and the exercise of the Warrants. The summary is based upon provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings and judicial decisions in effect on the date of this Prospectus, all of which are subject to change.

  For federal income tax purposes, the issue price of a Unit must be allocated between the Common Stock and the Warrant comprising the Unit in proportion to their respective fair market values at the time of issuance. The amount allocated to the share of Common Stock and the Warrant will constitute the tax basis of the Common Stock and Warrant for federal income tax purposes. Upon exercise of a Warrant, the basis of such Warrant and the amount paid on the exercise of such Warrant will be the basis of the share of Common Stock issued with respect thereto.

  No gain or loss will be recognized upon the exercise of a Warrant (nor will the Company recognize any income upon the exercise of a Warrant). The holding period of a share of Common Stock acquired upon exercise of a Warrant will commence upon the date of exercise. Any gain or loss recognized by a holder upon the sale of a share of Common Stock or a Warrant (including the redemption of a Warrant by the Company) will generally constitute a capital gain or loss. Any loss recognized upon the lapse of a Warrant will ordinarily constitute a capital loss.

  The Company, its shareholders or holders of the Warrants may be subject to state or local taxation in various states or local jurisdictions, including those in which they transact business or reside.

  Prospective purchasers of the Units are urged to consult with their tax advisors concerning the tax aspects of the Units, Common Stock and Warrants in their own particular tax circumstances.

ANTI-TAKEOVER PROVISIONS

  The Certificate of Incorporation and Bylaws of the Company and the Oklahoma General Corporation Act include a number of provisions which may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the Board of Directors rather than pursue non-negotiated takeover attempts. The Company believes that the benefits of these provisions outweigh the potential disadvantages of discouraging such proposals because, among other things, negotiation of such proposals might result in an improvement of their terms. The description below related to provisions of the Certificate of Incorporation and the Bylaws of the Company is intended as a summary only and is qualified in its entirety by reference to the Certificate of Incorporation and the Bylaws of the Company, which have been filed as exhibits to the Registration Statement of which this Prospectus is a part. See "Additional Information."

  Preferred Stock. The Certificate of Incorporation authorizes the issuance of the Preferred Stock in classes, and the Board of Directors to set and determine the voting rights, redemption rights, conversion rights and other rights relating to such classes of Preferred Stock, and to issue such stock in either private or public transactions. In some circumstances, the Preferred Stock could be issued and have the effect of preventing a merger, tender offer or other takeover attempt which the Company's Board of Directors opposes.

  Staggered Board of Directors. The Bylaws of the Company provide that the Board of Directors shall be comprised of three classes of directors, each class constituting approximately one-third of the total number of directors with each class serving staggered three-year terms. The classification of the directors makes it more difficult for shareholders to change the composition of the Board of Directors. The Company believes, however, that the longer time required to elect a majority of a classified board of directors will help ensure continuity and stability of the Company's management and policies.

  The classification provisions may also have the effect of discouraging a third party from accumulating large blocks of Common Stock or attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its shareholders. Accordingly, shareholders of the Company could be deprived of certain opportunities to sell their shares of Common Stock at a higher market price than might otherwise be the case.

  Oklahoma Anti-Takeover Statutes. The Company is subject to Section 1090.3 and Sections 1145 through 1155 of the Oklahoma General Corporation Act (the "OGCA").

  Subject to certain exceptions, Section 1090.3 of the OGCA prohibits a publicly held Oklahoma corporation from engaging in a "business combination" with an "interested shareholder" for a period of three years after the date of the transaction in which such person became an interested shareholder, unless the interested shareholder attained such status with approval of the board of directors or the business combination is approved in a prescribed manner, or certain other conditions are satisfied. A "business combination" includes mergers, asset sales, and other transactions resulting in a financial benefit to the interested shareholder. Subject to certain exceptions, an "interested shareholder" is a person who, together with affiliates and associates, owns, or did own, within three years of the proposed combination, 15 percent or more of the corporation's voting stock.

  In general, Sections 1145 through 1155 of the OGCA provide that issued and outstanding shares ("interested shares") of voting stock acquired (within the meaning of a "control share acquisition") become nonvoting stock for a period of three years following such control share acquisition, unless a majority of the holders of non-interested shares approve a resolution reinstating the interested shares with the same voting rights that such shares had before such interested shares became control shares. Any person ("acquiring person") who proposes to make a control share acquisition may, at the person's election, and any acquiring person who has made a control share acquisition is required to deliver an acquiring person statement to the corporation disclosing certain prescribed information regarding the acquisition. The corporation is required to present to the next annual meeting of the shareholders the reinstatement of voting rights with respect to the control shares that resulted in the control share acquisition, unless the acquiring person requests a special meeting of shareholders for such purpose and undertakes to pay the costs and expenses of such special meeting. In the event voting rights of control shares acquired in a control share acquisition are reinstated in full and the acquiring person has acquired control shares with a majority or more of all voting power, all shareholders of the corporation have dissenters' rights entitling them to receive the fair value of their shares which will not be less than the highest price paid per share by the acquiring person in the control share acquisition.

  A "control share acquisition" includes the acquisition by any person (including persons acting as a group) of ownership of, or the power to direct the exercise of voting power with respect to, "control shares" (generally issued and outstanding shares having more than 20 percent of all voting power in the election of directors of a publicly held corporation), subject to certain exceptions including (i) an acquisition pursuant to an agreement of merger, consolidation, or share acquisition to which the corporation is a party and is effected in compliance with certain Sections of the OGCA, (ii) an acquisition by a person of additional shares within the range of voting power for which such person has received approval pursuant to a resolution by the majority of the holders of non-interested shares, (iii) an increase in voting power resulting from any action taken by the corporation, provided the person whose voting power is thereby affected is not an affiliate of the corporation,
(iv) an acquisition pursuant to proxy solicitation under and in accordance with the Securities Exchange Act of 1934, as amended, or the laws of Oklahoma, and (v) an acquisition from any person whose previous acquisition of shares did not constitute a control share acquisition, provided the acquisition does not result in the acquiring person holding voting power within a higher range of voting power than that of the person from whom the control shares were acquired. The voting rights provisions of the Sections 1145 through 1155 of the OGCA were declared unconstitutional and unenforceable in 1987. In 1991, Sections 1145 through 1155 of the OGCA were amended; however, the constitutionality and enforceability of the voting rights provisions of such Sections of the OGCA, as amended, have not been determined as of the date of this Prospectus.

  The anti-takeover provisions of the OGCA may have the effect of discouraging a third party from acquiring large blocks of Common Stock within a short period or attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its shareholders. Accordingly, shareholders of the Company could be deprived of certain opportunities to sell their shares of Common Stock at a higher market price than might otherwise be the case.

TRANSFER AGENT AND WARRANT AGENT

  U.S. Stock Transfer Corp. is the registrar and transfer agent for the Common Stock and the warrant agent for the 1997-A Warrants and Redeemable Common Stock Purchase Warrants, whose address is 1745 Gardena Avenue, Suite 200, Glendale, California 91204-2991.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, the Company will have 3,680,081 shares of Common Stock issued and outstanding (assuming no exercise of the outstanding 1997-A Warrants, stock options and other warrants). The Company has reserved 2,794,193 shares of Common Stock for issuance upon exercise of the Warrants, 1997-A Warrants, the Representative's Warrants, stock options and other warrants, and 1,125,000 shares of Common Stock for issuance under the 1995 Stock Option Plan. See "Security Ownership of Certain Beneficial Owners and Management," "Description of Securities--1997-A Warrants," and "Management-- Stock Option Plan." Additionally, the Company will have 487,400,726 shares of Common Stock available for issuance at such times and upon such terms as may be approved by the Company's Board of Directors. No prediction can be made as to the effect, if any, that future sales or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time. See "Risk Factors--Stock Price, Sales and Earnings Volatility." Nevertheless, sales of substantial amounts of Common Stock in the public market could adversely affect the prevailing market price of the Common Stock and could impair the Company's ability to raise capital through sales of its equity securities.

  The Common Stock and Warrants comprising the Units sold pursuant to this offering will be immediately eligible for resale in the public market without restriction or further registration under the 1933 Act, except for Common Stock and Warrants purchased by an "affiliate" (as that term is defined under the 1933 Act) of the Company, which will be subject to the resale limitations of Rule 144 promulgated under the 1933 Act. In addition, as of the date of this Prospectus, there are 186,929 shares of Common Stock (the "Restricted Shares") outstanding which have not been registered under the 1933 Act (of which 21,853 are held by the executive officers, directors and affiliates of the Company), but may be sold without registration pursuant to Rule 144 promulgated under the 1933 Act, subject to the limitations thereunder described below.

  In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated), including a Company affiliate, who has beneficially owned Restricted Shares for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock or
(ii) an amount equal to the average weekly reported volume of trading in such shares during the four calendar weeks preceding the date on which notice of such sale is filed with the Commission. Sales under Rule 144 are also subject to certain manner of sale limitations, notice requirements and the availability of current public information about the Company. Restricted Shares properly sold in reliance on Rule 144 are thereafter freely tradable without restrictions or registration under the 1933 Act, unless thereafter held by an affiliate of the Company. In addition, affiliates of the Company must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of Common Stock which are not Restricted Shares. As defined in Rule 144, an "affiliate" of an issuer is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such issuer.

  Furthermore, if two years have elapsed since the later of the date of any acquisition of Restricted Shares from the Company or from any affiliate of the Company, and the acquiror or subsequent holder thereof is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale, such person would be entitled to sell such shares in the public market pursuant to Rule 144(k) without regard to volume limitations, manner of sale restrictions, or public information or notice requirements.

  Pursuant to Rule 144A promulgated under the 1933 Act, under certain circumstances qualified institutional buyers, as defined in the rule, are permitted to more easily acquire and sell "restricted securities." The Company is unable to predict the effect that Rule 144A has or will have on the prevailing market price of the Common Stock.

OPTIONS

  As of the date of this Prospectus, options to purchase a total of 146,750 shares of Common Stock have been granted under the Stock Option Plan, and an additional 978,250 shares of Common Stock are available for further grants under the Stock Option Plan. See "Management--Stock Option Plan." Options for the purchase of 1,356,982 shares of Common Stock have been granted outside of the Stock Option Plan.

LOCK-UP AGREEMENTS

  The Company's executive officers and directors, who hold in the aggregate 372,682 shares of Common Stock and stock options and warrants exercisable for the purchase of 674,500 shares of Common Stock, have agreed with the Representatives not to sell, transfer, or otherwise dispose of any shares of currently held Common Stock for a period of one year, or options, warrants as well as all other securities issuable upon exercise of such options or warrants for a period of two years from the date of this Prospectus.

STATE IMPOSED ESCROW ARRANGEMENT

  In connection with the registration or qualification of the Units and the Common Stock and Warrants comprising the Units, the Company anticipates that the executive officers, directors, and possibly the greater than five percent shareholders of the Company will be required to place their shares of Common Stock and stock options in an escrow arrangement for the benefit of the initial purchasers of the Units sold pursuant to this offering. The terms and conditions of the escrow arrangement are determined by the administrators or directors of the state securities commissions, departments or boards of the states in which the Units and the Common Stock and Warrants are registered or qualified. The Company anticipates that under the terms of the escrow arrangement, such shares of Common Stock and the stock options, as well as any shares of Common Stock received upon exercise of stock options, will remain in escrow for a period of years, typically a minimum period of three years, following the effective date of the registrations or qualifications in the states. During the period of the escrow, the securities held in escrow may not be transferred, sold or otherwise disposed of by the owner of such securities. As of the date of this Prospectus, the terms of the escrow arrangement are indefinite and may not become definitive until after the Registration Statement of which this Prospectus is a part has been declared effective by the Securities and Exchange Commission.

                                 UNDERWRITING

  The Underwriters named below, acting through Paulson Investment Company, Inc. and Joseph Charles & Assoc., Inc., as the Representatives, have agreed, severally and not jointly, subject to the terms and conditions contained in an Underwriting Agreement, to purchase the Units from the Company in the amounts set forth below:

           UNDERWRITER                                           NUMBER OF UNITS
           -----------                                           ---------------
      Paulson Investment Company, Inc...........................
      Joseph Charles & Assoc., Inc..............................
                                                                    ---------
          Total.................................................    1,300,000
                                                                    =========

  The Underwriting Agreement provides that the Underwriters are obligated to purchase all of the Units offered hereby, other than the Units subject to the Over-Allotment Option, if any are purchased, subject to certain conditions.

  The Representatives have advised the Company that the Underwriters propose to offer the Units to the public at the Price to Public set forth on the cover page of this Prospectus and to selected dealers at such price less a concession within the discretion of the Representatives and that the Underwriters and such dealers may reallow a concession to other dealers, including the Underwriters, within the discretion of the Representatives. After the initial public offering of the Units, the Price to Public, the concessions to selected dealers and the reallowance to other dealers may be changed by the Representatives.

  The Price to Public of the Units set forth on the cover of this Prospectus and the exercise price of the Warrants will be determined by negotiation among the Representatives and the Company. It is currently anticipated that the offering price of the Units will be set at or near the market price of the Common Stock as of the effective date of this Prospectus. Other factors that may be considered in determining the public offering price and the Warrant exercise price include the prospects of the Company, an assessment of the industry in which the Company operates, an assessment of management, the number of shares of Common Stock and Warrants offered and outstanding, the price the purchasers of such securities might be expected to pay given the nature of the Company, the history of trading activities in the Company's Common Stock and the general conditions of the securities markets at the time of this offering.

  The Company has granted the Representatives the Over-Allotment Option, exercisable during the 45-day period after the date of this Prospectus, to purchase up to a maximum of an additional 195,000 Units on the same terms as the Units being purchased by the Underwriters from the Company. The Representatives may exercise the Over-Allotment Option only to cover over-allotments made in connection with this offering.

  The Company has agreed to sell and issue to the Representatives the Representatives' Warrants. The Representatives' Warrants are exercisable for a period of four years beginning one year from the date of this Prospectus. The Representatives' Warrants are exercisable to purchase up to 130,000 Units at a
price of $    per Unit (120 percent of the Price to Public). The
Representatives' Warrants are nontransferable except to one of the Underwriters or to any individual who is either a partner or an officer of an Underwriter, or by will or the laws of descent and distribution. The holders of the Representatives' Warrants will have, in that capacity, no voting, dividend, or other shareholder rights. Any profit realized by the Representatives on the sale of the securities upon exercise of the Representatives' Warrants may be deemed to be additional underwriting compensation.

  The securities underlying the Representatives' Warrants have been registered on the Registration Statement of which this Prospectus is a part. The Company has agreed to maintain an effective registration at it expense with respect to the securities underlying the Representatives' Warrants (and, if necessary, to allow their public resale without restriction) at all times during the period in which the Representatives' Warrants are exercisable.

  By virtue of holding the Representatives' Warrants, the Representatives have the opportunity to profit, at a nominal cost, from an increase in the market price of the Company's securities. Furthermore, the exercise of the Representatives' Warrants could dilute the interests of the holders of Common Stock and the existence of the Representatives' Warrants may make it more difficult for the Company to raise additional equity capital. Although the Company will obtain additional equity capital upon exercise of the Representatives' Warrants, it is likely that the Company could then raise additional capital on more favorable terms than those of the Representatives' Warrants.

  During and after this offering, the Underwriters may purchase and sell the Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with this offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Common Stock; and syndicate short positions involve the sale by the Underwriters of a greater number of shares of Common Stock than they are required to purchase from the Company in this offering. These activities may stabilize, maintain or otherwise affect the market price of the Common Stock which may be higher than the price that might otherwise prevail in the open market, and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

  Paulson Investment Company, Inc. will also receive at closing a non-accountable expense allowance equal to three percent of the aggregate Price to Public of the Units sold in this offering.

  The Representatives have informed the Company that they do not expect the Underwriters to confirm sales of Units offered by this Prospectus to any account on a discretionary basis.

  The Underwriting Agreement provides for reciprocal indemnification and contribution between the Company and its controlling persons, on the one hand, and the Underwriters and their respective controlling persons, on the other hand, against certain liabilities in connection with the Registration Statement of which this Prospectus is a part, including liabilities under the 1933 Act.

  The Company has agreed to add the Underwriters as named insureds under a directors and officers insurance policy covering defense costs and liabilities arising out of certain types of claims brought under federal and state securities laws.

  The Company's officers and directors have agreed that they will not offer, sell, contract to sell, grant any option for the sale or otherwise dispose of any currently held Common Stock for a period of one year from the date of this Prospectus, or any options, warants or securities issuable upon exercise of such options and warrants for a period of two years from the date of this Prospectus, (other than intra-family transfer or transfers to trusts for estate planning purposes), without the prior written consent of the Representatives.

  The foregoing is a summary of the principal terms of the Underwriting Agreement and the Representatives' Warrants and does not purport to be complete. Reference is made to copies of each such agreement which are filed as exhibits to the Registration Statement. See "Additional Information."

                                 LEGAL MATTERS

  Certain legal matters related to this offering will be passed upon for the Company by its counsel, Dunn Swan & Cunningham, A Professional Corporation, Oklahoma City, Oklahoma. Certain legal matters related to this offering will be passed upon for the Underwriters by Tonkon, Torp, Galen, Marmaduke & Booth, Portland, Oregon.

                                    EXPERTS

  The consolidated financial statements of Advantage Marketing Systems, Inc. (formerly AMS, Inc.) as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, and the combined financial statements of Stay 'N Shape International, Inc., Now International, Inc., Solution Products, Inc. and Nation of Winners, Inc. as of December 31, 1996 and for the years ended December 31, 1996 and 1995, included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed a Registration Statement on Form SB-2 (No. 333-34885) (herein, together with all amendments thereto, the "Registration Statement"), of which this Prospectus constitutes a part, under the 1933 Act, with the Securities and Exchange Commission (the "Commission"), Washington, D.C., with respect to the securities offered by this Prospectus. As permitted by the rules and regulations of the Commission, this Prospectus, filed as part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and in the exhibits thereto. The statements contained in this Prospectus as to the contents of any contract or other document referenced herein are not necessarily complete, and in each instance, if the contract or document was filed as an exhibit, reference is hereby made to the copy of the contract or other document filed as an exhibit to the Registration Statement and each such statement is qualified in all respects by such reference. The Registration Statement (including the exhibits thereto) may be inspected without charge at the office of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549-1004 and at the regional offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of the Registration Statement and the exhibits and schedules thereto may be obtained from the Commission at such offices, upon payment of prescribed rates. In addition, registration statements and certain other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the World Wide Web on the Internet, located at http://www.sec.gov. The Registration Statement, including all exhibits thereto and amendments thereof, has been filed with the Commission through EDGAR. The Company will provide without charge to each person who receives this Prospectus, upon written or oral request, a copy of any information incorporated by reference in this Prospectus (excluding exhibits to information incorporated by reference unless such exhibits are themselves specifically incorporated by reference). Such requests should be directed to Advantage Marketing Systems, Inc. at 2601 Northwest Expressway, Suite 1210W, Oklahoma City, Oklahoma 73112-7293, telephone: (405) 842-0131.

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act") as a "small business issuer" as defined under Regulation S-B promulgated under the 1933 Act. In accordance with the 1934 Act, the Company files reports and other information with the Commission (File No. 001-13343), and such reports and other information can be inspected and copied at, and copies of such materials can be obtained at prescribed rates from, the Public Reference Section of the Commission in Washington, D.C.

  The Company distributes to its shareholders annual reports containing consolidated financial statements audited by its independent public accountants and, upon request, quarterly reports for the first three quarters of each fiscal year containing unaudited consolidated financial information. Such requests should be directed to Advantage Marketing Systems, Inc. at 2601 Northwest Expressway, Suite 1210W, Oklahoma City, Oklahoma 73112-7293, telephone: (405) 842-0131.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          PAGE
                                                                          ----
ADVANTAGE MARKETING SYSTEMS, INC. (FORMERLY AMS, INC.) AND SUBSIDIARIES
 UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS:
  Unaudited Pro Forma Consolidated Statement of Operations for the Year
   Ended December 31, 1996...............................................  F-2
  Unaudited Pro Forma Consolidated Statement of Operations for the Six
   Months Ended June 30, 1997............................................  F-3
  Notes to Unaudited Pro Forma Consolidated Financial Statements.........  F-4
ADVANTAGE MARKETING SYSTEMS, INC. (FORMERLY AMS, INC.) AND SUBSIDIARIES
 UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS:
  Consolidated Balance Sheets as of June 30, 1997 and December 31, 1996
   (Unaudited)...........................................................  F-6
  Consolidated Statements of Operations for the Six Months Ended June 30,
   1997 and 1996 (Unaudited).............................................  F-7
  Consolidated Statements of Cash Flows for the Six Months Ended June 30,
   1997 and 1996 (Unaudited).............................................  F-8
  Notes to Consolidated Financial Statements for the Six Months Ended
   June 30, 1997 and 1996 (Unaudited)....................................  F-9
ADVANTAGE MARKETING SYSTEMS, INC. (FORMERLY AMS, INC.) AND SUBSIDIARY
 AUDITED CONSOLIDATED FINANCIAL STATEMENTS:
  Independent Auditors' Report........................................... F-12
  Consolidated Balance Sheets as of December 31, 1996 and 1995........... F-13
  Consolidated Statements of Operations for Years Ended December 31,
   1996, 1995 and 1994................................................... F-14
  Consolidated Statements of Stockholders' Equity (Deficiency) for Years
   Ended December 31, 1996, 1995 and 1994................................ F-15
  Consolidated Statements of Cash Flows for Years Ended December 31,
   1996, 1995 and 1994................................................... F-16
  Notes to Consolidated Financial Statements for Years Ended December 31,
   1996, 1995 and 1994................................................... F-17
STAY 'N SHAPE INTERNATIONAL, INC., NOW INTERNATIONAL, INC., SOLUTION
 PRODUCTS, INC. AND NATION OF WINNERS, INC. UNAUDITED COMBINED FINANCIAL
 STATEMENTS:
  Combined Balance Sheets as of March 31, 1997 and December 31, 1996
   (Unaudited)........................................................... F-27
  Combined Statements of Operations for the Three Months Ended March 31,
   1997 and 1996 (Unaudited)............................................. F-28
  Combined Statements of Cash Flows for the Three Months Ended March 31,
   1997 and 1996 (Unaudited)............................................. F-29
  Notes to Combined Financial Statements for the Three Months Ended March
   31, 1997 and 1996 (Unaudited)......................................... F-30
STAY 'N SHAPE INTERNATIONAL, INC., NOW INTERNATIONAL, INC., SOLUTION
 PRODUCTS, INC. AND NATION OF WINNERS, INC. AUDITED COMBINED FINANCIAL
 STATEMENTS:
  Independent Auditors' Report........................................... F-31
  Combined Balance Sheet as of December 31, 1996......................... F-32
  Combined Statements of Operations for Years Ended December 31, 1996 and
   1995.................................................................. F-33
  Combined Statements of Stockholders' Equity for Years Ended December
   31, 1996 and 1995..................................................... F-34
  Combined Statements of Cash Flows for Years Ended December 31, 1996 and
   1995.................................................................. F-35
  Notes to Combined Financial Statements for Years Ended December 31,
   1996 and 1995......................................................... F-36

                       ADVANTAGE MARKETING SYSTEMS, INC.
                      (FORMERLY AMS, INC.) AND SUBSIDIARY

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                          STAY 'N SHAPE
                                          INT. INC. NOW
                                       INT. INC., SOLUTION
                           ADVANTAGE     PRODUCTS, INC.,
                           MARKETING        NATION OF       PRO FORMA    PRO FORMA
                         SYSTEMS, INC.    WINNERS, INC.    ADJUSTMENTS    COMBINED
                         ------------- ------------------- -----------   ----------
                                                             NOTE 2
Net sales...............  $6,129,916       $2,377,022       $     --     $8,506,938
Cost of sales...........   4,531,578        1,497,811             --      6,029,389
                          ----------       ----------       ---------    ----------
  Gross profit..........   1,598,338          879,211             --      2,477,549
Marketing, distribution
 & administrative
 expenses...............   1,296,080          937,470         124,519(a)  2,358,069
                          ----------       ----------       ---------    ----------
  Income from
   operations...........     302,258          (58,259)       (124,519)      119,480
Other income (expense):
Interest, net...........     (10,538)             --              --        (10,538)
Other income............      33,824              --              --         33,824
                          ----------       ----------       ---------    ----------
  Total other income
   (expense)............      23,286              --              --         23,286
                          ----------       ----------       ---------    ----------
Income (loss) before
 taxes..................     325,544          (58,259)       (124,519)      142,766
Tax benefit.............     499,613              --           68,627(b)    568,240
                          ----------       ----------       ---------    ----------
Net income (loss).......  $  825,157       $  (58,259)      $ (55,892)   $  711,006
                          ==========       ==========       =========    ==========
Weighted average common
 shares outstanding.....   3,770,874                          126,000     3,896,874
                          ==========                        =========    ==========
Net income per common
 share..................  $     0.29                                     $     0.25
                          ==========                                     ==========


      See notes to unaudited pro forma consolidated financial statements.

                       ADVANTAGE MARKETING SYSTEMS, INC.
                     (FORMERLY AMS, INC.) AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                     FOR THE SIX MONTHS ENDED JUNE 30, 1997

                                          STAY 'N SHAPE
                                          INT. INC. NOW
                                       INT. INC., SOLUTION
                           ADVANTAGE     PRODUCTS, INC.,
                           MARKETING        NATION OF       PRO FORMA     PRO FORMA
                         SYSTEMS, INC.    WINNERS, INC.    ADJUSTMENTS     COMBINED
                         ------------- ------------------- -----------    ----------
                                                             NOTE 2
Net sales...............  $4,736,408        $583,461        $    --       $5,319,869
Cost of sales...........   3,502,298         313,249             --        3,815,547
                          ----------        --------        --------      ----------
  Gross profit..........   1,234,110         270,212             --        1,504,322
Marketing, distribution
 & administrative
 expenses...............   1,051,927         230,413          31,130(a)    1,313,470
                          ----------        --------        --------      ----------
  Income from
   operations...........     182,183          39,799         (31,130)        190,852
Other income (expense):
Interest, net...........       1,007             --              --            1,007
Other income............      13,123             --              --           13,123
                          ----------        --------        --------      ----------
  Total other income
   (expense)............      14,130             --              --           14,130
                          ----------        --------        --------      ----------
Net income before
 taxes..................     196,313          39,799         (31,130)        204,982
Tax expense.............     (74,520)            --           (3,294)(b)     (77,814)
                          ----------        --------        --------      ----------
Net income (loss).......  $  121,793        $ 39,799        $(34,424)     $  127,168
                          ==========        ========        ========      ==========
Weighted average common
 shares outstanding.....   3,296,474                         126,000       3,422,474
                          ==========                        ========      ==========
Net income per common
 share..................  $     0.04                                      $     0.04
                          ==========                                      ==========


      See notes to unaudited pro forma consolidated financial statements.

                       ADVANTAGE MARKETING SYSTEMS, INC.
                     (FORMERLY AMS, INC.) AND SUBSIDIARIES

        NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS FOR PRESENTATION

  The pro forma balance sheet and statements of operations present the pro forma effects of the acquisition by the Company of all of the assets of Stay 'N Shape International, Inc., a Georgia corporation ("SNSI"), Solution Products, Inc., a Georgia corporation ("SPI"), Nation of Winners, Inc., a Georgia corporation ("NWI"), Now International, Inc., a Georgia corporation ("NII"), (collectively, SNSI, SPI, NWI and NII are referred to as the "Selling Group"), free and clear of any lien, charge, claim, pledge, security interest or other encumbrance of any type or kind whatsoever, known or unknown (the "SNSI Asset Purchase"). The SNSI Asset Purchase was closed on April 16, 1997. The SNSI Asset Purchase has been accounted for under the purchase method of accounting. Each company in the Selling Group is a network marketer of various third-party manufactured nutritional supplements.

  Pursuant to the Asset Purchase Agreement and in connection with the SNSI Asset Purchase, the Company paid cash of $1,174,441 and issued 125,984 shares of the Company's common stock at closing and agreed to either issue additional shares of the Company's common stock having an aggregate market value equal to, or make cash payments of, or at the Company's sole option any combination thereof, $750,000 and $1,050,000 on or before June 29, 1998, and May 30, 1999, respectively. The $750,000 aggregate market value of the additional shares of the Company's common stock or cash payment will be reduced by the aggregate amount that gross revenues, net of returns and allowances, during the 12-month period ended April 30, 1998, from (i) sales (other than Choc-QuilizerTM) of the purchased network marketing organization, sales to Market America, Inc. (an unrelated network marketing company) and sales to retail outlet stores, are less than $2,500,000 and (ii) the Company's sales of Choc-QuilizerTM are less than $4,000,000 during such 12-month period. Furthermore, the $1,050,000 aggregate market value of the additional shares of the Company's common stock or cash payment will be reduced by the aggregate amount that gross revenues, net of returns and allowances, during the 12-month period ended March 31, 1999, from (i) sales (other than Choc-QuilizerTM) of the purchased network marketing organization, sales to Market America, Inc. and sales to retail outlet stores, are less than $5,000,000 and (ii) the Company's sales of Choc-QuilizerTM are less than $8,000,000 during such 12-month period. The value of the Company's common stock to be issued will be based upon the average of the closing prices of the Company's common stock on the last three trading days of the month preceding the month in which the applicable 12-month period ends.

  The accompanying unaudited pro forma statements of operations are presented assuming the SNSI Asset Purchase occurred or was consummated on the first day of each period presented. The historical information presented for the Company and the Selling Group as of and for the year ended December 31, 1996, is derived from the audited financial statements of the Company and the Selling Group as of such date or for such year. The historical information presented for the Company and the Selling Group as of and for the periods ended June 30, 1997 and pre-acquisition period ending March 31, 1997, is derived from the unaudited financial statements of the Company and the Selling Group as of such date or for such period.

  The pro forma financial information presented in the unaudited pro forma financial statements is not necessarily indicative of the results of operations that would have been achieved had the operations been those of a single corporate entity. The results of operations presented in the unaudited pro forma statements of operations are not necessarily indicative of the consolidated results of future operations of the Company following consummation of the SNSI Asset Purchase.

2. PRO FORMA ADJUSTMENTS

  The accompanying unaudited pro forma consolidated financial statements have been adjusted to record and give effect to the following:

(a) Amortization of goodwill over 20 years, $74,519 and $18,630 for the year ended December 31, 1996, and for the three month pre-acquisition period ended March 31, 1997, respectively. Amortization of the

                       ADVANTAGE MARKETING SYSTEMS, INC.
                     (FORMERLY AMS, INC.) AND SUBSIDIARIES

  NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    covenants not to compete over 10 years, $50,000 and $12,500 for the year ended December 31, 1996, and for the three month pre-acquisition period ended March 31, 1997, respectively.

(b) Income taxes are adjusted to reflect the above-mentioned adjustments for amortization and for the effects of removing the "S Corporation" election made by the shareholders of the Selling Group.

3. NET INCOME PER SHARE

  Pro forma per share calculations for the Company are based upon the number of shares of common stock outstanding after giving effect to the SNSI Asset Purchase.

                       ADVANTAGE MARKETING SYSTEMS, INC.
                     (FORMERLY AMS, INC.) AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                      JUNE 30, 1997 AND DECEMBER 31, 1996

                                                                 JUNE 30,   DECEMBER 31,
                                                                   1997         1996
                                                                ----------  ------------
                                                                      (UNAUDITED)
                            ASSETS
CURRENT ASSETS:
  Cash......................................................... $  611,641  $   169,569
  Receivables--net of allowance of $25,804.....................    121,867       52,013
  Receivable from affiliate....................................     13,573       13,042
  Commission advances..........................................    131,032       44,821
  Inventory....................................................    663,987      217,945
  Deferred income taxes........................................    149,791      157,853
                                                                ----------  -----------
      Total current assets.....................................  1,691,891      655,243
COMMISSION ADVANCES............................................      4,341        4,341
RECEIVABLES....................................................     18,545       18,000
RECEIVABLE FROM AFFILIATE......................................     47,859       54,780
PROPERTY AND EQUIPMENT, net of accumulated depreciation of
 $375,199 and $327,344, respectively...........................    491,929      377,190
GOODWILL, Net..................................................  1,753,201      109,232
COVENANTS NOT TO COMPETE, Net..................................    553,011       52,222
DEFERRED INCOME TAXES..........................................    277,301      341,760
OTHER ASSETS...................................................    163,817      177,573
                                                                ----------  -----------
      Total Assets............................................. $5,001,895  $ 1,790,341
                                                                ==========  ===========
              LIABILITIES & STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable............................................. $  367,848  $   268,433
  Accrued expenses.............................................    383,652      247,883
  Accrued promotion expense....................................        --        46,370
  Notes payable................................................     17,516        9,446
  Capital lease obligations....................................     82,709       66,758
                                                                ----------  -----------
      Total current liabilities................................    851,725      638,890
LONG-TERM LIABILITIES:
  Notes payable................................................     46,561       19,049
  Capital lease obligations....................................    221,897      210,973
                                                                ----------  -----------
TOTAL LIABILITIES..............................................  1,120,183      868,912
                                                                ----------  -----------
COMMITMENTS AND CONTINGENCIES
 STOCKHOLDERS' EQUITY:
  Preferred stock--
   $.0001 par value; authorized 5,000,000 shares; none issued..        --           --
  Common stock--$.0001 par value; authorized 495,000,000
   shares; issued and outstanding 2,680,081 and 2,143,441,
   respectively................................................        268          214
  Paid-in capital..............................................  4,819,816    1,981,380
  Accumulated deficit..........................................   (938,372)  (1,060,165)
                                                                ----------  -----------
  Total stockholders' equity...................................  3,881,712      921,429
                                                                ----------  -----------
      Total liabilities and stockholders' equity............... $5,001,895  $ 1,790,341
                                                                ==========  ===========

                       See notes to financial statements.

                       ADVANTAGE MARKETING SYSTEMS, INC.
                     (FORMERLY AMS, INC.) AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996

                                                           SIX MONTHS ENDED
                                                               JUNE 30,
                                                         ---------------------
                                                            1997       1996
                                                         ---------- ----------
                                                              (UNAUDITED)
Net sales............................................... $4,736,408 $2,797,284
Cost of sales...........................................  3,502,298  2,002,060
                                                         ---------- ----------
  Gross profit..........................................  1,234,110    795,224
Marketing, distribution and administrative expenses.....  1,051,927    615,981
                                                         ---------- ----------
  Income from operations................................    182,183    179,243
Other income (expense):
  Interest, net.........................................      1,007     (7,863)
  Other income..........................................     13,123     10,259
                                                         ---------- ----------
    Total other income (expense)........................     14,130      2,396
                                                         ---------- ----------
INCOME BEFORE TAXES.....................................    196,313    181,639
INCOME TAX EXPENSE......................................     74,520        --
                                                         ---------- ----------
NET INCOME.............................................. $  121,793 $  181,639
                                                         ========== ==========
WEIGHTED AVERAGE NUMBER OF COMMON SHARES................  3,296,474  3,363,000*
                                                         ========== ==========
NET INCOME PER COMMON SHARE............................. $     0.04 $     0.05*
                                                         ========== ==========

--------
* Restated for one-for-eight reverse stock split effective October 29, 1996.


                       See notes to financial statements.

                       ADVANTAGE MARKETING SYSTEMS, INC.
                     (FORMERLY AMS, INC.) AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996

                                                               JUNE 30,
                                                         ----------------------
                                                            1997        1996
                                                         -----------  ---------
                                                              (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income............................................  $   121,793  $ 181,639
 Adjustments to reconcile net income to net cash pro-
  vided (used) by operating activities:
 Depreciation and amortization.........................       94,839     30,965
 Deferred income tax...................................       72,521        --
Changes in assets and liabilities which provided (used)
 cash:
 Inventory.............................................     (317,416)  (190,940)
 Receivables, advances and prepaids....................     (126,340)   (19,774)
 Accounts payable and accrued expenses.................      (21,321)   317,303
                                                         -----------  ---------
  Net cash provided (used) by operating activities.....     (175,924)   319,193
                                                         -----------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment....................      (83,531)   (57,635)
 Purchase of Miracle Mountain International, Inc.......          --     (56,103)
 Purchase of Chambre International, Inc................      (51,340)       --
 Purchase of assets pursuant to SNSI Asset Purchase....   (1,274,441)       --
 Purchase of other assets..............................      (72,940)   (64,689)
 Advances to affiliate.................................          --     (22,000)
 Repayment of advances to affiliate....................        6,390        --
                                                         -----------  ---------
  Net cash used by investing activities................   (1,475,862)  (200,427)
                                                         -----------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of common stock................    2,234,357        --
 Proceeds from notes payable...........................       40,980        --
 Payment of deferred offering costs....................     (133,862)       --
 Payment on notes payable..............................       (5,398)    (4,104)
 Principal payment on capital leases...................      (42,219)    (3,721)
 Payment on notes payable--stockholder.................          --     (41,229)
                                                         -----------  ---------
  Net cash provided (used) by financing activities.....    2,093,858    (49,054)
                                                         -----------  ---------
NET INCREASE IN CASH...................................      442,072     69,712
BEGINNING CASH BALANCE.................................      169,569    112,087
                                                         -----------  ---------
ENDING CASH BALANCE....................................  $   611,641  $ 181,799
                                                         ===========  =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Cash paid during the year for interest................  $    11,688  $  13,701
 Cash paid during the year for taxes...................        1,999        --
 Noncash financing and investing activities:
  Property and equipment acquired by capital lease.....       69,094      6,700
  Fair value of capital stock issued to purchase Mira-
   cle Mountain International, Inc.....................          --     120,000
  SNSI Asset Purchase:
   Fair value of assets acquired.......................      (84,063)       --
   Fair value of covenant not to compete...............     (500,000)       --
   Purchase price in excess of tangible assets acquired
    and covenant not to compete........................   (1,490,378)       --
   Fair value of common stock issuance.................      800,000        --
                                                         -----------  ---------
    Cash paid to purchase SNSI assets..................   (1,274,441)       --
                                                         ===========  =========
  Acquisition of Chambre International, Inc.:
   Fair value of assets acquired.......................      (84,802)       --
   Fair value of covenant not to compete...............      (20,000)       --
   Purchase price in excess of tangible assets acquired
    and covenant not to compete........................     (179,325)       --
   Fair value of common stock issuance.................       84,000        --
   Liabilities assumed.................................      148,787        --
                                                         -----------  ---------
    Cash paid to purchase Chambre International, Inc...  $   (51,340) $     --
                                                         ===========  =========

                       See notes to financial statements.

                       ADVANTAGE MARKETING SYSTEMS, INC.
                     (FORMERLY AMS, INC.) AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996
                                  (UNAUDITED)

1. UNAUDITED INTERIM FINANCIAL STATEMENTS

  The unaudited financial statements and related notes have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. The accompanying financial statements and related notes should be read in conjunction with the audited consolidated financial statements of the Company, and notes thereto, for the year ended December 31, 1996.

  The information furnished reflects, in the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the results of the interim periods presented. Operating results of the interim period are not necessarily indicative of the amounts that will be reported for the fiscal year ending December 31, 1997. Certain reclassifications have been made to prior period balances to conform with the presentation for the current period.

2. ACQUISITIONS

  Pursuant to a Stock Purchase Agreement having an effective date of January 31, 1997 (the "Purchase Agreement"), the Company acquired all of the issued and outstanding capital stock of Chambre International, Inc., a Texas corporation ("CII"), and CII became a wholly-owned subsidiary of the Company (the "CII Acquisition"). The CII Acquisition was closed on January 31, 1997, and was accounted for under the purchase method of accounting. CII is a network marketer of various third-party manufactured cosmetics, skin care and hair care products. In connection with the CII Acquisition, the Company issued 6,482 shares of its common stock to the shareholders of CII at closing and issued an additional 7,518 shares of its common stock to the shareholders of CII on March 31, 1997, after determination of certain liabilities.

  In connection with the CII Acquisition, the excess of the purchase price of $135,340, which includes $3,549 of transaction costs, over the negative $63,985 fair market value of assets of CII acquired, net of liabilities assumed, was allocated $179,325 to Goodwill and $20,000 to a covenant not to compete. Goodwill and the covenant not to compete will be amortized over 20 year and 47 month periods, respectively.

  Pursuant to an Asset Purchase Agreement having an effective date of April 16, 1997 (the "Purchase Agreement"), the Company acquired all of the assets of Stay 'N Shape International, Inc. ("SNSI"), Solution Products International, Inc. ("SPII"), Nation of Winners, Inc. ("NWI"), Now International, Inc. ("NII"), all Georgia corporations, (collectively SNSI, SPII, NWI and NII are referred to as the "Selling Group"), free and clear of any lien, charge, claim, pledge, security interest or other encumbrance of any type or kind whatsoever, known or unknown (the "SNSI Asset Purchase"). The SNSI Asset Purchase was closed on April 16, 1997, and was accounted for under the purchase method of accounting. Each company in the Selling Group is a network marketer of various third-party manufactured nutritional supplements and was under common ownership.

  In connection with the SNSI Asset Purchase, the Company paid cash of $1,174,441 and issued 125,984 shares of the Company's common stock at closing and agreed to either issue additional shares of the Company's common stock having an aggregate market value equal to, or make cash payments of, or at the Company's sole option, any combination thereof, $750,000 and $1,050,000 on or before June 29, 1998, and May 30, 1999, respectively. The $750,000 aggregate market value of the additional shares of the Company's common stock or cash payment will be reduced by the aggregate amount that gross revenues, net of returns and allowances, during the 12-month period ended April 30, 1998, from
(i) sales (other than Choc-Quilizer(TM)) of the purchased network

                       ADVANTAGE MARKETING SYSTEMS, INC.
                     (FORMERLY AMS, INC.) AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996
                                  (UNAUDITED)

marketing organization, sales to Market America, Inc. (an unrelated network marketing company) and sales to retail outlet stores, are less than $2,500,000 and (ii) the Company's sales of Choc-Quilizer (TM) are less than $4,000,000 during such 12-month period. Furthermore, the $1,050,000 aggregate market value of the additional shares of the Company's common stock or cash payment will be reduced by the aggregate amount that gross revenues, net of returns and allowances, during the 12-month period ended March 31, 1999, from (i) sales (other than Choc-Quilizer (TM)) of the purchased network marketing organization, sales to Market America, Inc. and sales to retail outlet stores, are less than $5,000,000 and (ii) the Company's sales of Choc-Quilizer (TM) are less than $8,000,000 during such 12-month period. The value of the Company's common stock to be issued will be based upon the average of the closing prices of the Company's common stock on the last three trading days of the month preceding the month in which the applicable 12-month period ends.

  In connection with the SNSI Asset Purchase, the excess of the purchase price of $2,074,441, which includes $100,000 of transaction costs, over the $84,063 fair market value of the assets acquired, was allocated $1,490,378 to goodwill and $500,000 to two covenants not to compete. Goodwill and the covenants not to compete will be amortized over 20 and 10 year periods, respectively.

  The following unaudited pro forma information presents a summary of consolidated results of operations of the Company and the Selling Group as if the acquisition had occurred at the beginning of 1996 and 1997, with pro forma adjustments to give effect to amortization of goodwill together with the related income tax effect.

                                                YEAR ENDED     SIX MONTHS ENDED
                                             DECEMBER 31, 1996  JUNE 30, 1997
                                             ----------------- ----------------
   Net sales................................      $8,506,938       $5,319,869
   Net earnings.............................         711,006          127,168
   Net earnings per share...................            0.25             0.04

3. STOCK OPTIONS

  The Company established the Advantage Marketing Systems, Inc. 1995 Stock Option Plan (the "Plan") in June 1995. The Plan provides for the issuance of incentive and nonincentive stock options with or without stock appreciation rights to employees and consultants of the Company, including employees who also serve as directors of the Company. The total number of shares of the Company's common stock authorized and reserved for issuance under the Plan is 1,125,000. During the six months ended June 30, 1997, the Company issued 146,750 options under the Plan. As of June 30, 1997, 146,750 options had been granted under the Plan.

4. ACCOUNTING STANDARDS ISSUED BUT NOT YET ADOPTED

  In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128-Earnings Per Share, which is effective for the Company's year ending December 31, 1997. The statement establishes standards for computing and presenting earnings per share. Adoption of SFAS No. 128 is not expected to have a material effect on the Company's consolidated financial position or results of operations, but will result in changes to the calculation of earnings per share.

  Also in February 1997, the FASB issued SFAS No. 129-Disclosure of Information about Capital Structure, which is effective for the Company's year ending December 31, 1997. The statement establishes standards for disclosing information about a reporting company's capital structure. The Company believes that adoption of SFAS No. 129 will not have a material effect on the Company's financial statements.

                       ADVANTAGE MARKETING SYSTEMS, INC.
                     (FORMERLY AMS, INC.) AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996
                                  (UNAUDITED)


  In June 1997, the FASB issued SFAS No. 130-Reporting Comprehensive Income which is effective for the Company's year ending December 31, 1998. The statement addresses the reporting and displaying of comprehensive income and its components. Earnings per share will only be reported for net income and not for comprehensive income.

  Also in June 1997, the FASB issued SFAS No. 131-Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 modifies current segment reporting requirements and establishes, for public companies, criteria for reporting disclosures about a company's products and services, geographic areas and major customers in annual and interim financial statements. The Company will adopt SFAS No. 131 for the year ending December 31, 1998.

5. WARRANT MODIFICATION OFFERING AND RIGHTS OFFERING

  On January 31, 1997, the Company distributed, at no cost, non-transferable rights ("Rights") to the holders of record of shares of its common stock, par value $.0001 per share. The Rights entitled the holders (the "Rights Holders") to subscribe for and purchase up to 2,148,191 units (each unit consisting of one share of common stock and one 1997-A warrant) for the price of $6.80 per unit (the "Rights Offering"). The record date holders of the Company's common stock received one Right for each share of common stock held by them as of the record date. The Rights expired on March 17, 1997. Pursuant to the Rights, the Rights Holders could purchase one unit for each Right held.

  Concurrent with the Rights Offering, the Company elected to redeem all of its outstanding Class A and Class B common stock Purchase Warrants (the "Public Warrants") for $.0008 per warrant (the "Warrant Redemption") on March 17, 1997. However, in connection with the Warrant Redemption, the Company, pursuant to modification of the terms of the Public Warrants, offered to the Public Warrant holders (the "Warrant Holders") the right to exercise the Public Warrants to purchase units, each comprised of one share of common stock and one 1997-A warrant, at an exercise price of $6.00 per unit (the "Warrant Modification Offering").

  The share of common stock and 1997-A warrant comprising each unit were separately transferable immediately after the sale of the units to the Rights Holders and Warrant Holders. Each 1997-A warrant is exercisable at any time 90 days after January 16, 1997, and on or before January 31, 1999, to purchase one share of common stock for $12.00, subject to adjustment in certain events, and may be redeemed by the Company at any time upon 30 days' notice, at a price of $.0001 per 1997-A warrant.

  The units in the offerings described above were offered on a best efforts basis by the Company and its officers and directors, without commissions, selling fees or direct or indirect remuneration. The Rights Holders and Warrant Holders were not required to pay any brokerage commissions or fees with respect to the exercise of their Rights or Public Warrants. The Company paid all charges and expenses of the subscription and warrant agents.

  Proceeds to the Company from the Warrant Modification Offering and the Rights Offering (the "Offerings") were $2,154,357. Accumulated offering costs of $323,076 were charged against the net proceeds from these offerings. Pursuant to the Offerings the Company issued 337,211 shares of common stock and a corresponding number of 1997-A warrants.

                                  * * * * * *

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Advantage Marketing Systems, Inc.
(Formerly AMS, Inc.) and Subsidiary
Oklahoma City, Oklahoma

  We have audited the accompanying consolidated balance sheets of Advantage Marketing Systems, Inc. (Formerly AMS, Inc.) and subsidiary (the "Company") as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity (deficiency), and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Advantage Marketing Systems, Inc. (formerly AMS, Inc.) and subsidiary at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          DELOITTE & TOUCHE LLP

Oklahoma City, Oklahoma
April 4, 1997

                       ADVANTAGE MARKETING SYSTEMS, INC.
                      (FORMERLY AMS, INC.) AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1995

                                                           1996        1995
                                                        ----------  ----------
                        ASSETS
CURRENT ASSETS:
 Cash.................................................. $  169,569  $  112,087
 Receivables--net of allowances of $25,804 and $21,485,
  respectively.........................................     52,013      18,299
 Receivable from affiliate.............................     13,042      51,963
 Commission advances...................................     44,821       2,371
 Inventory.............................................    217,945      98,621
 Deferred income taxes.................................    157,853         --
                                                        ----------  ----------
  Total current assets.................................    655,243     283,341
COMMISSION ADVANCES....................................      4,341          65
RECEIVABLES............................................     18,000      22,620
RECEIVABLE FROM AFFILIATE..............................     54,780         --
PROPERTY AND EQUIPMENT, Net............................    377,190     159,797
GOODWILL, Net..........................................    109,232         --
COVENANT NOT TO COMPETE, Net...........................     52,222         --
DEFERRED INCOME TAXES..................................    341,760         --
OTHER ASSETS...........................................    177,573      67,173
                                                        ----------  ----------
TOTAL.................................................. $1,790,341  $  532,996
                                                        ==========  ==========
   LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
CURRENT LIABILITIES:
 Accounts payable...................................... $  268,433  $   91,949
 Accrued expenses......................................    247,883     151,654
 Accrued promotion expense.............................     46,370      99,424
 Notes payable:
  Stockholders.........................................        --       81,929
  Other................................................      9,446       8,440
 Capital lease obligations.............................     66,758      20,679
                                                        ----------  ----------
  Total current liabilities............................    638,890     454,075
LONG-TERM LIABILITIES:
 Notes payable--other..................................     19,049      28,500
 Capital lease obligations.............................    210,973      75,649
                                                        ----------  ----------
  Total liabilities....................................    868,912     558,224
                                                        ----------  ----------
COMMITMENTS AND CONTINGENCIES (Note 12)
STOCKHOLDERS' EQUITY (DEFICIENCY):
 Preferred stock--$.0001 par value; authorized
  5,000,000 shares; none issued........................        --          --
 Common stock--$.0001 par value; authorized 495,000,000
  shares; issued and outstanding 2,143,441 and
  2,123,191 shares, respectively (See Note 6)..........        214         212
 Paid-in capital.......................................  1,981,380   1,859,882
 Accumulated deficit................................... (1,060,165) (1,885,322)
                                                        ----------  ----------
  Total stockholders' equity (deficiency)..............    921,429     (25,228)
                                                        ----------  ----------
TOTAL.................................................. $1,790,341  $  532,996
                                                        ==========  ==========

                See notes to consolidated financial statements.

                       ADVANTAGE MARKETING SYSTEMS, INC.
                      (FORMERLY AMS, INC.) AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                               1996        1995        1994
                                            ----------  ----------  ----------
Net sales.................................  $6,129,916  $4,492,668  $2,647,322
Cost of sales.............................   4,531,578   3,150,741   1,930,973
                                            ----------  ----------  ----------
  Gross profit............................   1,598,338   1,341,927     716,349
Marketing, distribution and administrative
 expenses.................................   1,296,080   1,094,756     641,893
                                            ----------  ----------  ----------
  Income from operations..................     302,258     247,171      74,456
Other income (expense):
 Interest, net............................     (10,538)    (22,998)    (25,075)
 Other income.............................      33,824      25,535      30,625
                                            ----------  ----------  ----------
  Total other income (expense)............      23,286       2,537       5,550
                                            ----------  ----------  ----------
INCOME BEFORE TAXES.......................     325,544     249,708      80,006
TAX BENEFIT...............................     499,613         --          --
                                            ----------  ----------  ----------
NET INCOME................................  $  825,157  $  249,708  $   80,006
                                            ==========  ==========  ==========
Weighted average common shares
 outstanding..............................   3,770,874   2,662,681   2,119,356
                                            ==========  ==========  ==========
Net income per common share...............  $     0.29  $     0.09  $     0.04
                                            ==========  ==========  ==========


                See notes to consolidated financial statements.

                       ADVANTAGE MARKETING SYSTEMS, INC.
                      (FORMERLY AMS, INC.) AND SUBSIDIARY

          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                        TOTAL
                                                                     STOCKHOLDERS
                            SHARES    COMMON  PAID-IN   ACCUMULATED     EQUITY
                         (SEE NOTE 6) STOCK   CAPITAL     DEFICIT    (DEFICIENCY)
                         ------------ ------ ---------- -----------  ------------
BALANCE, JANUARY 1,
 1994...................  2,105,599    $211  $1,823,236 $(2,215,036)  $(391,589)
Conversion of payables
 into stock.............      1,342     --        2,147         --        2,147
Issuance of stock for
 services received......     13,750       1      21,999         --       22,000
Net income..............        --      --          --       80,006      80,006
                          ---------    ----  ---------- -----------   ---------
BALANCE, DECEMBER 31,
 1994...................  2,120,691     212   1,847,382  (2,135,030)   (287,436)
Warrants exercised......      1,250     --        7,500         --        7,500
Issuance of stock for
 cash...................      1,250     --        5,000         --        5,000
Net income..............        --      --          --      249,708     249,708
                          ---------    ----  ---------- -----------   ---------
BALANCE, DECEMBER 31,
 1995...................  2,123,191     212   1,859,882  (1,885,322)    (25,228)
Issuance of stock for
 Miracle Mountain
 International, Inc.
 acquisition............     20,000       2     119,998         --      120,000
Warrants exercised......        250     --        1,500         --        1,500
Net income..............        --      --          --      825,157     825,157
                          ---------    ----  ---------- -----------   ---------
BALANCE, DECEMBER 31,
 1996...................  2,143,441    $214  $1,981,380 $(1,060,165)  $ 921,429
                          =========    ====  ========== ===========   =========


                See notes to consolidated financial statements.

                       ADVANTAGE MARKETING SYSTEMS, INC.
                      (FORMERLY AMS, INC.) AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                  1996       1995       1994
                                                ---------  ---------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income.................................... $ 825,157  $ 249,708  $ 80,006
 Adjustments to reconcile net income to net
  cash provided by operating activities:
  Depreciation and amortization................    65,993     43,310    33,403
  Deferred taxes...............................  (499,613)       --        --
  Provision for bad debts......................     4,319      2,000       884
  Write-off of deferred offering costs.........    15,000        --        --
  Gain on sale of property and equipment.......    (1,572)       --        --
  Stock issued for services....................       --         --     22,000
  Stock issued for refunds.....................       --         --      2,147
  Changes in assets and liabilities which
   provided (used) cash:
   Receivables and advances....................   (80,139)     7,280    31,819
   Inventory...................................  (119,324)   (50,750)  (28,854)
   Accounts payable and accrued expenses.......   216,600    150,149    20,871
   Notes payable to associates.................       --         --    (10,728)
   Interest payable............................       --         --     20,860
   Deferred revenue............................       --     (40,852)  (63,156)
                                                ---------  ---------  --------
    Net cash provided by operating activities..   426,421    360,845   109,252
                                                ---------  ---------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment...........   (66,675)   (50,105)   (6,689)
 Advances to affiliate.........................   (22,000)   (87,684)  (66,026)
 Proceeds from sale of property and equipment..     1,700        --        --
 Repayment of advances to affiliate............     6,141     67,401     9,069
 Purchase of Miracle Mountain International,
  Inc..........................................   (56,103)       --        --
                                                ---------  ---------  --------
    Net cash used for investing activities.....  (136,937)   (70,388)  (63,646)
                                                ---------  ---------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of common stock........     1,500     12,500       --
 Loans from stockholders.......................       --      31,963    61,374
 Other loans...................................       --      39,098     3,685
 Bank overdraft................................       --     (46,663)   13,074
 Payment of deferred offering costs............  (125,400)   (52,777)      --
 Payment on notes payable--stockholders........   (81,929)  (142,615)  (79,138)
 Payment on notes payable--other...............    (8,445)    (7,985)   (4,666)
 Principal payment on capital leases...........   (17,728)   (11,891)  (39,935)
                                                ---------  ---------  --------
    Net cash used in financing activities......  (232,002)  (178,370)  (45,606)
                                                ---------  ---------  --------
NET INCREASE IN CASH...........................    57,482    112,087       --
BEGINNING CASH BALANCE.........................   112,087        --        --
                                                ---------  ---------  --------
ENDING CASH BALANCE............................ $ 169,569  $ 112,087  $    --
                                                =========  =========  ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
 INFORMATION:
 Cash paid during the year for:
  Interest..................................... $  23,021  $  27,335  $  4,215
 Noncash financing and investing activities:
  Additions to property and equipment through
   capital leases..............................   199,131    108,219       --
  Reclassify interest payable to notes pay-
   able--stockholders..........................       --      51,806       --
  Fair value of capital stock issued to pur-
   chase Miracle Mountain International, Inc...   120,000        --        --
  Issuance of common stock in satisfaction of
   notes and accounts payable..................       --         --     89,892

                See notes to consolidated financial statements.

                       ADVANTAGE MARKETING SYSTEMS, INC.
                      (FORMERLY AMS, INC.) AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation--The consolidated financial statements include the accounts of Advantage Marketing Systems, Inc. (formerly AMS, Inc.), and its wholly owned subsidiary, Miracle Mountain International, Inc. (the "Company"). All significant intercompany accounts have been eliminated.

  Nature of Business--The Company markets nutritional supplements and weight management products that are manufactured by various manufacturers. The Company sells its products and programs through a network of full and part-time independent distributors developed by the Company.

  The Company also sells supplies and materials to its sales associates.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition--Program revenue is recognized when products are shipped or services are rendered. Sales of training and promotional material to the sales force are recorded as revenue when the goods are shipped.

  Inventory--Inventory consists of consumer product inventory, and training and promotional material such as video tapes, cassette tapes and paper supplies held for sale to customers and independent sales associates. Inventory is stated at the lower of cost or market. Cost is determined on a first-in, first-out method.

  Intangibles--Intangible assets consist of goodwill and a covenant not to compete. Goodwill represents the excess of cost over the fair value of the net assets of acquired subsidiaries. The Company amortizes goodwill over seven years. The covenant not to compete is being amortized over the life of the contract. The goodwill amortization for the year ended December 31, 1996, was $9,930. Covenant amortization for the year ended December 31, 1996 was $7,778.

  Property and Equipment--Property and equipment are stated at cost or, in the case of leased assets under capital leases, at the fair value of the leased property and equipment, less accumulated depreciation and amortization. Property and equipment are depreciated using the straight-line method over the estimated useful lives of the assets of three to five years. Assets under capital leases and leasehold improvements are amortized over the lesser of the term of the lease or the life of the asset.

  Long-Lived Assets--In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS"), No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. Effective for fiscal years beginning after December 15, 1995, SFAS 121 establishes accounting standards for identifying and calculating the impairment of long-lived assets, certain identifiable intangibles and goodwill related to such assets. The Company adopted SFAS 121 in 1996 which did not have a material effect on the Company's consolidated financial statements. Management of the Company assesses recoverability of its long-lived assets based on undiscounted cash flows.

  Earnings per Share--Earnings per common share are computed by dividing net income by the weighted average number of shares outstanding during the period after giving effect to the reverse stock split discussed in

                       ADVANTAGE MARKETING SYSTEMS, INC.
                     (FORMERLY AMS, INC.) AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                 YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

Note 6. Outstanding stock options and warrants are included in the calculation of primary earnings per share when they meet the criteria for common stock equivalents and their effect is dilutive. The Company determined 1996 earnings per share using the modified treasury stock method which assumes changes to interest income and expense as part of the calculation. The effects of common stock equivalents on the weighted average number of shares outstanding was an increase of 1,636,000 shares and of assumed interest changes was an increase in net income of approximately $254,000. The effect of common stock equivalents on the weighted average number of shares outstanding at December 31, 1995 and 1994 was an increase in shares of 538,000 and -0-, respectively. Warrants have not been included in the earnings per share calculation at December 31, 1995 and 1994 as they do not meet the criteria for common stock equivalents. No difference exists between primary and fully diluted earnings per share. In February 1997, the FASB issued SFAS No. 128, Earnings per Share. The Company believes that adopting SFAS No. 128 will not have a material effect on the Company's consolidated financial position or results of operations, but will result in changes in the calculation of earnings per share.

  Income Taxes--The Company uses an asset and liability approach to account for income taxes. Deferred income taxes are recognized for the tax consequences of temporary differences and carryforwards by applying enacted tax rates applicable to future years to differences between the financial statement amounts and the tax bases of existing assets and liabilities. A valuation allowance is established if, in management's opinion, it is more likely than not that some portion of the deferred tax asset will not be realized.

  Fair Value Disclosures--The Company's financial instruments consist of accounts receivable, accounts payable, advances due from an affiliate and current and long-term notes payable. Amounts recorded for accounts receivable, accounts payable and current notes payable approximate fair value due to the short duration of such amounts. The interest rates on advances due from the affiliate and on notes payable reflect current market rates. Consequently, the carrying value of these instruments approximate fair value.

  Accounting Standards Issued But Not Yet Adopted--In February 1997, the FASB issued SFAS No. 129, Disclosure of Information About Capital Structure. The Company will adopt SFAS No. 129 when required. Management believes that adoption of this standard will not have a material impact on the Company's consolidated financial position or results of operations.

  Stock Option Plan--The Company adopted SFAS No. 123, Accounting for Stock-Based Compensation on January 1, 1996, as required. The Company has elected to continue applying Accounting Principles Board Opinion No. 25 in accounting for its stock-based compensation awards as permitted under SFAS No. 123 and to disclose the proforma effects of applying SFAS 123 in the footnotes. Accordingly, no compensation cost relating to the stock option plan has been recognized in the accompanying consolidated financial statements.

  Reclassifications--Certain reclassifications have been made to prior year balances to conform with the presentation for the current period.

2. OTHER ASSETS

  Other assets consist primarily of the direct costs, mainly legal, accounting and filing fees, associated with a registration statement filed by the Company with the Securities and Exchange Commission. The registration statement was declared effective January 16, 1997. See discussion of this registration statement at Note 12.

                       ADVANTAGE MARKETING SYSTEMS, INC.
                     (FORMERLY AMS, INC.) AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                 YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


3. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following at December 31:

                                                               1996      1995
                                                             --------  --------
Office furniture, fixtures and equipment.................... $633,086  $378,287
Automobiles.................................................   44,872    54,056
Leasehold improvements......................................   26,576    22,220
                                                             --------  --------
                                                              704,534   454,563
Accumulated depreciation and amortization................... (327,344) (294,766)
                                                             --------  --------
Total property and equipment, net........................... $377,190  $159,797
                                                             ========  ========

4. NOTES PAYABLE TO STOCKHOLDERS

  The Company had a note payable to its major stockholder and chief executive officer in the amount of $81,929 at December 31, 1995. During 1995, the Company combined interest payable on the note of approximately $52,000 with the outstanding principal balance. The principal was due on demand and bore interest at 12%. During 1996, 1995 and 1994, the Company received advances of $-0-, $31,963 and $61,374, respectively, and made payments of $81,929, $127,615 and $79,138, respectively, on this payable. As of December 31, 1996, the note payable had been paid in full.

  During 1994, the Company had a note payable to a stockholder in the amount of $15,000, bearing interest at 12%. Terms of the note required eight quarterly payments of principal and interest beginning in the first quarter of 1995. In 1995, the note was paid in full.

5. LEASE AGREEMENTS

  During 1995 and 1996, the Company entered into various capital leases for office related equipment. The lease terms range from 36 to 60 months. Additionally, annual lease rental payments for each lease range from $1,300 to $40,000 per year. The schedule of future minimum lease payments below reflects all payments under the leases.

  The property and equipment accounts include $306,595 and $106,269 for leases that have been capitalized at December 31, 1996 and 1995, respectively. Related accumulated amortization amounted to $28,864 and $9,941 at December 31, 1996 and 1995, respectively.

  The Company leases office space and certain equipment under noncancellable operating leases.

                       ADVANTAGE MARKETING SYSTEMS, INC.
                     (FORMERLY AMS, INC.) AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                 YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


  Future minimum lease payments under capital leases and noncancelable operating leases with initial or remaining terms of one year or more at December 31, 1996 are as follows:

                                                    CAPITAL  OPERATING
                                                     LEASES   LEASES    TOTAL
                                                    -------- --------- --------
   Year ending:
   1997............................................ $ 87,804  $69,535  $157,339
   1998............................................   87,804   24,235   112,039
   1999............................................   67,451      --     67,451
   2000............................................   42,954      --     42,954
   2001............................................   40,272      --     40,272
                                                    --------  -------  --------
   Total minimum lease payments....................  326,285  $93,770  $420,055
                                                              =======  ========
   Less amount representing interest...............   48,554
                                                    --------
   Present value of net minimum lease payments.....  277,731
   Less current portion............................   66,758
                                                    --------
   Long-term capital lease obligations............. $210,973
                                                    ========

  Rental expense under operating leases for the years ended December 31, 1996, 1995 and 1994 was $63,425, $55,476 and $57,458, respectively.

6. STOCKHOLDERS' EQUITY

  Common Stock--On October 29, 1996, the Board of Directors of the Company effected a one-for-eight reverse split of the Company's outstanding common stock, options and warrants. In addition, the number of the Company's outstanding options and warrants have been reduced by a factor of eight and their exercise price has been increased by a factor of eight pursuant to this action.

  This one-for-eight reverse split is reflected in the accompanying consolidated financial statements and footnotes on a retroactive basis. The Company's previously reported number of shares of common stock issued and outstanding at December 31, 1995 and 1994 of 16,985,524 and 16,965,524, has been adjusted to 2,123,191 and 2,120,691, respectively. Previously reported weighted average number of outstanding shares of common stock for the years ended December 31, 1995 and 1994, of 21,301,441 and 16,954,848, has been adjusted to 2,662,681 and 2,119,356, respectively. Previously reported earnings per share for the years ended December 31, 1995 and 1994, of $.01 and NIL has been adjusted to $.09 and $.04, respectively.

  The Company has filed a registration statement with the Securities and Exchange Commission to register common stock to be issued in association with the redemption of outstanding warrants and distribution of common stock rights. This registration statement was declared effective on January 16, 1997. See Note 12.

  During 1996, the Company issued 20,000 shares of common stock in exchange for all of the issued and outstanding capital stock of a similar multi-level marketing company. See discussion of this acquisition at Note 11.

  During 1994, $2,147 of accounts payable were settled by the Company through the issuance of 1,342 shares of its common stock with an estimated fair value as of the date of settlement which equaled the liability. No gain or loss was recorded as a result of this transaction.

                       ADVANTAGE MARKETING SYSTEMS, INC.
                     (FORMERLY AMS, INC.) AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                 YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


  During 1994, the Company issued 7,500 shares of its common stock to a consultant for services rendered and 6,250 shares of stock for services performed by individuals primarily involved in marketing the Company's programs. A charge of $22,000, the estimated fair value of the shares at the date of issuance, was recorded as selling expense.

  Common Stock Options--The Company issued options in 1995 and 1994 primarily for services rendered. The exercise price of these options was equal to or in excess of the fair market value of the Company's common stock at the date these options were issued. See Note 7 for the pro forma effects of SFAS 123.

  During 1995, the Company issued various options at exercise prices ranging from $2.00 per share to $6.48 per share. Options were granted primarily for services rendered and to ensure the future availability of those services to the Company. All of the issued and outstanding options are currently exercisable.

  During 1994, the Company issued options on 34,108 shares of the Company's common stock at exercise prices of $2.16 and $2.80 per share. These options are exercisable at any time through December 31, 1999, so long as the individual is continuing to provide services to the Company at the date of exercise and vest at 20% per year.

  The following table summarizes the Company's stock option activity for the years ended December 31, 1996, 1995 and 1994 (as restated for the one-for-eight reverse split in October 1996):

                                      EXERCISE               EXERCISE             EXERCISE
                            1996       PRICE       1995       PRICE      1994      PRICE
                          --------- ------------ --------- ------------ ------- ------------
Options outstanding,
 beginning of year......  1,540,177 $1.60 - 6.48   350,358 $1.60 - 2.80 316,250 $       1.60
Options granted during
 the year:                      --           --    706,624         2.00     --           --
                                --           --     44,445         2.16  28,750         2.16
                                --           --        --           --    5,358         2.80
                                --           --    302,500         3.60     --           --
                                --           --    125,000         4.96     --           --
                                --           --     11,250         6.48     --           --
                          ---------              ---------              -------
                                --               1,189,819               34,108
                          ---------              ---------              -------
Options expired during
 the year...............     11,250         6.48       --                   --
                          ---------              ---------              -------
Options outstanding, end
 of year................  1,528,927 $1.60 - 4.96 1,540,177 $1.60 - 6.48 350,358 $1.60 - 2.80
                          =========              =========              =======

                       ADVANTAGE MARKETING SYSTEMS, INC.
                     (FORMERLY AMS, INC.) AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                 YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


  Common Stock Warrants--The following table summarizes the Company's common stock warrants and their activity for the years ended December 31, 1996, 1995 and 1994 (as restated for the one-for-eight reverse split in October 1996):

                                           WARRANTS
                                          ISSUED AND  EXERCISE
                                          OUTSTANDING  PRICE   EXERCISE PERIOD
                                          ----------- -------- ----------------
DECEMBER 31, 1996:
 Class A Warrants, beginning of year.....   524,610    $6.00   4/26/89--7/26/97
 Class A Warrants exercised during the
  year...................................      (250)   $6.00
                                            -------
 Class A Warrants, end of year...........   524,360
                                            =======
 Class B Warrants........................   525,860    $8.00   4/26/89--7/26/97
                                            =======
DECEMBER 31, 1995:
 Class A Warrants, beginning of year.....   525,860    $6.00   4/26/89--7/26/97
 Class A Warrants exercised during the
  year...................................    (1,250)   $6.00
                                            -------
 Class A Warrants, end of year...........   524,610
                                            =======
 Class B Warrants........................   525,860    $8.00   4/26/89--7/26/97
                                            =======
DECEMBER 31, 1994:
 Class A Warrants........................   525,860    $6.00   4/26/89--7/26/97
                                            -------
 Class B Warrants........................   525,860    $8.00   4/26/89--7/26/97
                                            -------

  Each warrant entitles the holder to purchase one share of common stock. The Company redeemed all Class A and Class B Warrants in January 1997. See discussion of the redemption at Note 12.

  Offering--The Company has signed a letter of intent with an underwriter to make a firmly underwritten public offering in 1997 of units consisting of one share of common stock of the Company and a warrant to purchase one additional such share. The agreement between the Company and the underwriter includes a provision requiring the Company to grant a warrant to the underwriter.

7. STOCK OPTION PLAN

  During 1995, the Company approved the 1995 Stock Option Plan (the "Plan"). Under this Plan, options available for grant can consist of (i) nonqualified stock options, (ii) nonqualified stock options with stock appreciation rights attached, (iii) incentive stock options, and (iv) incentive stock options with stock appreciation rights attached. The Company has reserved 1,125,000 shares of the Company's common stock $.0001 par value, for the Plan. The Plan limits participation to employees, independent contractors, and consultants. Nonemployee directors are excluded from Plan participation. The option price for shares of stock subject to this Plan is set by the Stock Option Committee of the Board of Directors at a price not less than 85% of the market value of the stock on the date of grant. No stock options shall be exercisable within six months from the date of grant, unless under a Plan exception, nor more than ten years after the date of grant. The Plan provides for the grant of stock appreciation rights, which allow the holder to receive in cash, stock or combination thereof, the difference between the exercise price and the fair value of the stock at date of exercise. The fair value of stock appreciation rights is charged to compensation expense. The stock appreciation right is not separable from the underlying

                       ADVANTAGE MARKETING SYSTEMS, INC.
                     (FORMERLY AMS, INC.) AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                 YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

stock option or incentive stock options originally granted and can only be exercised in tandem with the stock option. No options under this Plan have been granted or exercised as of December 31, 1996.

  The Company applies Accounting Principles Board Opinion No. 25 in accounting for its stock-based compensation awards. Accordingly, no compensation cost has been recognized in the accompanying consolidated financial statements. The following proforma data is calculated as if compensation cost for the Company's stock-based compensation awards (see also Note 6) was determined based upon the fair value at the grant date consistent with the methodology prescribed under SFAS No. 123, Accounting for Stock-Based Compensation:

                                                              DECEMBER 31,
                                                          --------------------
                                                            1996      1995
                                                          -------- -----------
   Net income as reported................................ $825,157 $   249,708
   Proforma net income (loss)............................ $825,157 $(1,830,000)
   Net income per common share as reported............... $   0.29 $      0.09
   Proforma net income (loss) per common share........... $   0.29 $     (0.69)

  The weighted average exercise price and fair value at the date of grant for options granted in fiscal year 1995 was $2.77 and $1.75, respectively. This fair value is estimated using the Black-Scholes option pricing model with the following assumptions: no dividend yield; volatility of 59%; a weighted average risk-free interest rate of 6.8%; no assumed forfeitures; and a weighted average expected life of 7.3 years. The proforma amounts above are not likely to be representative of future years because options vest over several years and additional awards are generally made each year.

8. RELATED PARTIES

  During 1996, 1995 and 1994, the Company received approximately $9,116, $16,415 and $71,713, respectively, from Pre-Paid Legal Services, Inc., a stockholder, for commissions on sales of memberships for the services provided by Pre-Paid Legal Services, Inc.

  The Company made non-interesting bearing cash advances to the John Hail Agency, Inc., ("JHA"), a company of which the Company's Chief Executive Officer and major shareholder is the sole director and shareholder, of $22,000, $87,684 and $66,026 during the years ended December 31, 1996, 1995 and 1994, respectively. JHA made repayments of these advances of $6,141, $67,401 and $9,069 during the years ended December 31, 1996, 1995, 1994, respectively. The Company also provided administrative services for JHA and recognized revenue from JHA of $6,000, $12,000 and $12,000 for the years ended December 31, 1996, 1995, and 1994, respectively, and are included in the advances. The Company ceased providing administrative services for JHA during 1996 and adopted a policy to not make any further advances to JHA. JHA has executed a promissory note payable to the Company with a principal balance of $67,822 at December 31, 1996, bearing interest at 8.00% per annum and payable in installments of $1,499 per month.

  Certain stockholders receive commissions on revenue of the Company. Such commissions are recognized as compensation to the stockholders and are included in selling expense.

9. INCOME TAXES

  On a regular basis, management evaluates all available evidence, both positive and negative, regarding the ultimate realization of the tax benefits of its deferred tax assets. Based upon the historical trend of increasing

                       ADVANTAGE MARKETING SYSTEMS, INC.
                     (FORMERLY AMS, INC.) AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                 YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

earnings, management has concluded that it is more likely than not that a tax benefit will be realized from its deferred tax assets and has therefore eliminated the previously recorded valuation allowance.

  The Company's deferred tax assets relate primarily to net operating loss carryforwards for income tax purposes at December 31, 1996, totaling approximately $1,346,951, which will begin to expire in 2003. Reduction of the valuation allowance resulted in a deferred tax asset at December 31, 1996, of $499,613 and a corresponding tax benefit for the year ended December 31, 1996.

  A reconciliation of the statutory Federal income tax rate to the effective income tax rate for the years ended December 31, 1996, 1995, and 1994 is as follows:

                                                           1996    1995   1994
                                                          ------   -----  -----
   Statutory federal income tax rate.....................   34.0%   34.0%  34.0%
   State tax effective rate..............................    2.6     3.7    4.8
   Benefit of graduated tax rates........................   (0.5)   (2.2) (13.5)
   Benefit of operating loss carryforwards...............  (36.1)  (35.5) (25.3)
   Reduction in valuation allowance...................... (153.5)    --     --
                                                          ------   -----  -----
   Effective income tax rate............................. (153.5)%   -- %   -- %
                                                          ======   =====  =====

  Deferred tax liabilities and assets at December 31, 1996 and 1995 are comprised of the following:

                                                               DECEMBER 31,
                                                            -------------------
                                                              1996      1995
                                                            --------  ---------
   Deferred tax liabilities:
    Depreciation and amortization.......................... $   (850) $     --
                                                            --------  ---------
     Total deferred tax liabilities........................     (850)       --
                                                            --------  ---------
   Deferred tax assets:
    Depreciation and amortization..........................      --       3,900
    Net operating loss carryforwards.......................  500,463    566,400
                                                            --------  ---------
     Total deferred tax assets.............................  500,463    570,300
    Valuation allowance for deferred tax assets............      --    (570,300)
                                                            --------  ---------
     Total net deferred tax assets.........................  500,463        --
                                                            --------  ---------
   Net deferred taxes......................................  499,613        --
   Less current portion of net deferred tax assets.........  157,853        --
                                                            --------  ---------
   Noncurrent portion...................................... $341,760  $     --
                                                            ========  =========

10. COMMISSION ADVANCES

  Commission advances represent advances to certain associates and are repayable from future commissions earned by the associates. These advances do not bear interest and are classified in the accompanying consolidated balance sheets according to the expected timing of commissions to be earned by the associates.

                       ADVANTAGE MARKETING SYSTEMS, INC.
                     (FORMERLY AMS, INC.) AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                 YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


11. MIRACLE MOUNTAIN INTERNATIONAL, INC.

  Pursuant to a Stock Purchase Agreement having an effective date of May 31, 1996 (the "Purchase Agreement"), the Company acquired all of the issued and outstanding capital stock of Miracle Mountain International, Inc., a Colorado corporation ("MMI"), and MMI became a wholly owned subsidiary of the Company (the "MMI Acquisition"). The MMI Acquisition was accounted for under the purchase method of accounting. MMI is a network marketer of various third-party manufactured nutritional supplement products. Pursuant to the Purchase Agreement and in connection with the MMI Acquisition, the Company issued and delivered to the shareholders of MMI 20,000 shares of the Company's common stock.

  In connection with the MMI Acquisition, the excess of the purchase price of $176,103, which includes $56,103 of transaction costs, over the negative $3,059 fair value of the assets of MMI acquired, net of liabilities assumed, has been allocated $119,162 to goodwill and $60,000 to the covenant not to compete. Goodwill and the covenant not to compete will be amortized over seven and four and one-half year periods, respectively.

  The following unaudited pro forma results of operations for the years ended December 31, 1996 and 1995 are presented as if the MMI Acquisition had been made at the beginning of each period presented. The unaudited pro forma information is not necessarily indicative of either the results of operations that would have occurred had the purchase been made during the periods presented or the future results of the combined operations.

                                                        YEAR ENDED DECEMBER 31,
                                                        -----------------------
                                                           1996        1995
                                                        ----------- -----------
   Net revenues........................................ $ 6,369,000 $ 4,796,000
   Net income.......................................... $   794,000 $    89,000
   Net income per common share......................... $      0.28 $      0.03

12. SUBSEQUENT EVENTS

  On January 31, 1997, pursuant to a Stock Purchase Agreement (the "Purchase Agreement"), the Company acquired all of the issued and outstanding capital stock of Chambre International, Inc., a Texas corporation ("CII"), and CII became a wholly owned subsidiary of the Company (the "CII Acquisition"). The CII Acquisition will be accounted for under the purchase method of accounting. CII is a network marketer of various third-party manufactured cosmetics, skin care and hair care products. Pursuant to the Purchase Agreement and in connection with the CII Acquisition, the Company issued and delivered to the shareholders of CII 6,482 shares of common stock at closing. In addition, the Company issued and delivered an additional 7,518 shares of common stock to the shareholders of CII on March 31, 1997, after determination of certain liabilities.

  In April 1997, the Company acquired all of the assets of Stay 'N Shape International, Inc., Solution Products International, Inc., Nation of Winners, Inc., and Now International, Inc. (the "Group"). The Company purchased all of the assets of the Group, free and clear of all liens and encumbrances, for a combination of $1,174,441 cash and shares of the Company's restricted (unregistered) common stock (the "Purchase Price") with an estimated fair value of up to $2,600,000, dependent upon meeting certain future sales targets. The cash portion of the Purchase Price was paid at closing. The stock portion of the Purchase Price will be issued and delivered over a 25-month period with stock valued at $800,000 delivered at closing, $750,000 due within 14 months of closing, and $1,050,000 due within 25 months from closing. The Company has the option of substituting cash for any portion of the remaining purchase price. The number of shares of common stock to be issued and delivered, if any, is subject to the market value of the Company's common stock prior to the date of issuance and delivery as

                       ADVANTAGE MARKETING SYSTEMS, INC.
                     (FORMERLY AMS, INC.) AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONCLUDED)

                 YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

set forth in the purchase agreement. The Purchase Price is subject to reduction based on sales performance over a two-year period. The Group acquisition will be accounted for under the purchase method of accounting. Each company in the Group is a network marketer of various third-party manufactured nutritional supplements.

  On January 31, 1997, at 5:00 p.m. Central Standard Time, the Company distributed, at no cost, non- transferable rights ("Rights") to the holders of record of shares of its common stock, par value $.0001 per share. The Rights entitled the holders (the "Rights Holders") to subscribe for and purchase up to 2,148,191 units (each unit consisting of one share of common stock and one 1997-A warrant) for the price of $6.80 per unit (the "Rights Offering"). The record date holders of common stock received one Right for each share of common stock held by them as of the record date. The Rights expired at 5:00 p.m. Central Standard Time, on March 17, 1997. Pursuant to the Rights, Rights Holders could purchase one unit for each Right held.

  The share of common stock and 1997-A warrant comprising each unit were separately transferable immediately after the sale of the units to the Rights Holders. Each 1997-A warrant is exercisable at any time 90 days after January 16, 1997, and on or before January 31, 1999, to purchase one share of common stock for $12.00, subject to adjustment in certain events, and may be redeemed by the Company at any time upon 30 days' notice, at a price of $.0001 per 1997-A warrant.

  Concurrent with this Rights Offering, the Company elected to redeem all of its outstanding Class A and Class B Common Stock Purchase Warrants (the "Public Warrants") for $.0008 per warrant (the "Warrant Redemption") at 5:00 p.m. Central Standard Time, on March 17, 1997. However, in connection with the Warrant Redemption, the Company, pursuant to modification of the terms of the Public Warrants, offered to the Public Warrant holders (the "Warrant Holders") the right to exercise the Public Warrants to purchase units, each comprised of one share of common stock and one 1997-A warrant, at an exercise price of $6.00 per unit (the "Warrant Modification Offering").

  The units in the offerings described above were offered on a best efforts basis by the Company and its officers and directors, without commissions, selling fees or direct or indirect remuneration. The Rights and Warrant Holders were not required to pay any brokerage commissions or fees with respect to the exercise of their Rights or Public Warrants. The Company paid all charges and expenses of the subscription and warrant agents.

  The Company received proceeds of approximately $2,150,000 from the Warrant Modification Offering and the Rights Offering and paid costs incurred with respect to the offerings of approximately $325,000. Deferred offering costs of $175,848 at December 31, 1996, were charged against the net proceeds from these offerings.

                                  * * * * * *

                       STAY 'N SHAPE INTERNATIONAL, INC.
                            NOW INTERNATIONAL, INC.

                          SOLUTION PRODUCTS, INC. AND
                            NATION OF WINNERS, INC.

                            COMBINED BALANCE SHEETS

                      MARCH 31, 1997 AND DECEMBER 31, 1996

                                                        MARCH 31,  DECEMBER 31,
                                                          1997         1996
                                                        ---------  ------------
                                                             (UNAUDITED)
                        ASSETS
CURRENT ASSETS:
 Cash.................................................. $ 92,608     $ 48,041
 Inventory.............................................  132,416      145,150
 Prepayments...........................................    6,258        9,508
                                                        --------     --------
  Total current assets.................................  231,282      202,699
PROPERTY AND EQUIPMENT, Net............................    3,761        4,337
                                                        --------     --------
TOTAL.................................................. $235,043     $207,036
                                                        ========     ========
         LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
 Accounts payable and accrued liabilities.............. $ 55,400     $ 51,090
 Due to stockholders...................................      --        16,102
                                                        --------     --------
  Total liabilities....................................   55,400       67,192
COMMITMENTS AND CONTINGENCIES STOCKHOLDERS' EQUITY:
 Common stock..........................................  325,000      325,000
 Accumulated deficit................................... (145,357)    (185,156)
                                                        --------     --------
  Total stockholders' equity...........................  179,643      139,844
                                                        --------     --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY............. $235,043     $207,036
                                                        ========     ========


                  See notes to unaudited financial statements.

                       STAY 'N SHAPE INTERNATIONAL, INC.,
                            NOW INTERNATIONAL, INC.,

                          SOLUTION PRODUCTS, INC. AND
                            NATION OF WINNERS, INC.

                       COMBINED STATEMENTS OF OPERATIONS

               FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996

                                                             THREE     THREE
                                                             MONTHS    MONTHS
                                                             ENDED     ENDED
                                                            MARCH 31, MARCH 31,
                                                              1997      1996
                                                            --------- --------
                                                                 (UNAUDITED)
Net sales................................................... $583,461 $604,419
Cost of sales...............................................  313,249  409,821
                                                             -------- --------
 Gross profit...............................................  270,212  194,598
Marketing, distribution and administrative expenses.........  230,413  195,507
                                                             -------- --------
NET INCOME (LOSS)........................................... $ 39,799 $   (909)
                                                             ======== ========



             See notes to unaudited combined financial statements.

                       STAY 'N SHAPE INTERNATIONAL, INC.,
                            NOW INTERNATIONAL, INC.,
              SOLUTION PRODUCTS, INC. AND NATION OF WINNERS, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

               FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996

                                                      THREE MONTHS THREE MONTHS
                                                         ENDED        ENDED
                                                       MARCH 31,    MARCH 31,
                                                          1997         1996
                                                      ------------ ------------
                                                             (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net Income (Loss)...................................   $ 39,799     $  (909)
 Adjustments to reconcile net income (loss) to net
  cash provided by operating activities:
  Depreciation and amortization......................        576       1,317
  Changes in assets and liabilities which provided
   cash:
   Inventory.........................................     12,734      15,251
   Other assets......................................      3,250         --
   Accounts payable and accrued expenses.............      4,310      13,709
                                                        --------     -------
    Net cash provided by operating activities........     60,669      29,368
                                                        --------     -------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Loans from stockholders.............................        --        7,000
 Payment on notes payable--stockholders..............    (16,102)        --
                                                        --------     -------
    Net cash provided (used) by financing
     activities......................................    (16,102)      7,000
                                                        --------     -------
NET INCREASE IN CASH.................................     44,567      36,368
BEGINNING CASH BALANCE...............................     48,041      56,002
                                                        --------     -------
ENDING CASH BALANCE..................................   $ 92,608     $92,370
                                                        ========     =======



             See notes to unaudited combined financial statements.

                      STAY 'N SHAPE INTERNATIONAL, INC.,
                           NOW INTERNATIONAL, INC.,
              SOLUTION PRODUCTS, INC. AND NATION OF WINNERS, INC.

               NOTES TO UNAUDITED COMBINED FINANCIAL STATEMENTS

1. UNAUDITED COMBINED FINANCIAL STATEMENTS

  The unaudited combined financial statements and related notes of Stay 'N Shape International, Inc. ("SSII"), NOW International, Inc. ("NII"), Solution Products, Inc. ("SPI") and Nation of Winners, Inc. ("NWI"), (collectively SSII, NII, SPI and NWI are referred to as the "SSII Group"), have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. The members of the SSII Group have common owners. All balances with affiliates have been eliminated in combination.

  The information furnished reflects, in the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the results of the interim periods presented. Operating results of the interim period are not necessarily indicative of the amounts that will be reported for the fiscal year ended December 31, 1997.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Nature of Business--Each member of the SSII Group is engaged in the marketing of consumer products through a network sales organization of independent sales associates developed by the SSII Group. The SSII Group also sells supplies and materials to its sales associates.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition--Revenue is recognized when products are shipped.

  Inventory--Inventory consists of consumer product inventory, and training and promotional material such as video tapes, cassette tapes and paper supplies held for sale to customers and independent sales associates. Inventory is stated at the lower of cost or market. Cost is determined on a first-in, first-out method.

  Property and Equipment--Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets.

  Income Taxes--The members of the SSII Group have elected to be treated as "S Corporations" as permitted by the Internal Revenue Code. Tax liabilities, if any, are therefore the direct obligations of the members' stockholders.

3. SUBSEQUENT EVENTS

  Pursuant to an Asset Purchase Agreement having an effective date of April 16, 1997 (the "Purchase Agreement"), Advantage Marketing Systems, Inc. ("AMS") acquired all of the assets of the SSII Group, free and clear of any lien, charge, claim, pledge, security interest or other encumbrance of any type or kind whatsoever, known or unknown (the "SSII Asset Purchase"). The SSII Asset Purchase was closed on April 16, 1997. The SSII Asset Purchase will be accounted for by AMS under the purchase method of accounting.

                         INDEPENDENT AUDITORS' REPORT

To the Stockholders of
Stay 'N Shape International, Inc.,
Now International, Inc., Solution Products, Inc.
 and Nation of Winners, Inc.
Atlanta, Georgia

  We have audited the accompanying combined balance sheet of Stay 'N Shape International, Inc., Now International, Inc., Solution Products, Inc. and Nation of Winners, Inc. (collectively the "Companies") as of December 31, 1996, and the related combined statements of operations, stockholder's equity, and cash flows for the years ended December 31, 1996 and 1995. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such combined financial statements present fairly, in all material respects, the combined financial position of the Companies at December 31, 1996, and the results of their combined operations and their combined cash flows for the years ended December 31, 1996 and 1995, in conformity with generally accepted accounting principles.

                                          DELOITTE & TOUCHE LLP

Oklahoma City, Oklahoma
April 11, 1997

                       STAY 'N SHAPE INTERNATIONAL, INC.,
                            NOW INTERNATIONAL, INC.,
                          SOLUTION PRODUCTS, INC. AND
                            NATION OF WINNERS, INC.

                             COMBINED BALANCE SHEET

                               DECEMBER 31, 1996

                               ASSETS
CURRENT ASSETS:
  Cash............................................................... $  48,041
  Inventory..........................................................   145,150
  Prepayments........................................................     9,508
                                                                      ---------
    Total current assets.............................................   202,699
PROPERTY AND EQUIPMENT, Net..........................................     4,337
                                                                      ---------
TOTAL................................................................ $ 207,036
                                                                      =========
                  LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
  Accounts payable and accrued expenses.............................. $  51,090
  Due to stockholders................................................    16,102
                                                                      ---------
    Total liabilities................................................    67,192
                                                                      ---------
STOCKHOLDERS' EQUITY:
  Common stock.......................................................   325,000
  Accumulated deficit................................................  (185,156)
                                                                      ---------
    Total stockholders' equity.......................................   139,844
                                                                      ---------
TOTAL................................................................ $ 207,036
                                                                      =========



                  See notes to combined financial statements.

                       STAY 'N SHAPE INTERNATIONAL, INC.,
                            NOW INTERNATIONAL, INC.,
                          SOLUTION PRODUCTS, INC. AND
                            NATION OF WINNERS, INC.

                       COMBINED STATEMENTS OF OPERATIONS

                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                           1996        1995
                                                        ----------  ----------
   Net sales........................................... $2,377,022  $2,486,565
   Cost of sales.......................................  1,497,811   1,316,350
                                                        ----------  ----------
     Gross profit......................................    879,211   1,170,215
   Marketing, distribution and administrative
    expenses...........................................    937,470   1,063,911
                                                        ----------  ----------
   NET INCOME (LOSS)................................... $  (58,259) $  106,304
                                                        ==========  ==========



                  See notes to combined financial statements.

                       STAY 'N SHAPE INTERNATIONAL, INC.,
                            NOW INTERNATIONAL, INC.,
                          SOLUTION PRODUCTS, INC. AND
                            NATION OF WINNERS, INC.

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                               COMMON                  TOTAL
                                               STOCK   ACCUMULATED STOCKHOLDERS'
                                              (NOTE 3)   DEFICIT      EQUITY
                                              -------- ----------- -------------
BALANCE, JANUARY 1, 1995..................... $325,000  $(233,201)   $ 91,799
Net income...................................      --     106,304     106,304
                                              --------  ---------    --------
BALANCE, DECEMBER 31, 1995...................  325,000   (126,897)    198,103
Net loss.....................................      --     (58,259)    (58,259)
                                              --------  ---------    --------
BALANCE, DECEMBER 31, 1996................... $325,000  $(185,156)   $139,844
                                              ========  =========    ========



                  See notes to combined financial statements.

                       STAY 'N SHAPE INTERNATIONAL, INC.,
                            NOW INTERNATIONAL, INC.,
                          SOLUTION PRODUCTS, INC. AND
                            NATION OF WINNERS, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                               1996      1995
                                                             --------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)......................................... $(58,259) $106,304
  Adjustments to reconcile net income (loss) to net cash
   provided by (used in) operating activities:
    Depreciation............................................    5,268     4,927
    Changes in assets and liabilities which provided (used)
     cash:
      Due to/from stockholders..............................   34,000   (17,898)
      Inventory.............................................   28,182   (64,350)
      Prepayments...........................................   (6,236)   (3,272)
      Accounts payable and accrued expenses.................  (10,916)   33,018
                                                             --------  --------
        Net cash provided by (used in) operating
         activities.........................................   (7,961)   58,729
                                                             --------  --------
CASH FLOWS FROM INVESTING ACTIVITIES--
  Purchase of property and equipment........................      --     (2,727)
                                                             --------  --------
NET INCREASE (DECREASE) IN CASH.............................   (7,961)   56,002
BEGINNING CASH BALANCE......................................   56,002       --
                                                             --------  --------
ENDING CASH BALANCE......................................... $ 48,041  $ 56,002
                                                             ========  ========


                  See notes to combined financial statements.

                      STAY 'N SHAPE INTERNATIONAL, INC.,
                           NOW INTERNATIONAL, INC.,
                          SOLUTION PRODUCTS, INC. AND
                            NATION OF WINNERS, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                    YEARS ENDED DECEMBER 31, 1996 AND 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Combination--The financial statements include the combined accounts of Stay 'N Shape International, Inc., Now International, Inc., Solution Products, Inc. and Nation of Winners, Inc. (collectively, the "Companies"). The Companies have common owners. All balances with affiliates have been eliminated in combination.

  Nature of Business--The Companies are engaged in marketing consumer products through a network sales organization of independent sales associates. The Companies also sell supplies and materials to their sales associates.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Inventory--Inventory consists of consumer product inventory, and training and promotional material such as video tapes, cassette tapes and paper supplies held for sale to customers and independent sales associates. Inventory is stated at the lower of cost (first-in, first-out) or market. The Company purchased approximately 47% and 55% of its merchandise inventory from one vendor for the years ended December 31, 1996 and 1995, respectively.

  Property and Equipment--Property and equipment are recorded at cost and are depreciated using the straight-line method over the estimated useful lives of the assets.

  Income Taxes--The Companies have elected to be treated as "S Corporations" as permitted by the Internal Revenue Code. Tax liabilities, if any, are therefore the direct obligations of the Companies' stockholders.

  Revenue Recognition--Revenue is recognized when products are shipped.

2. PROPERTY AND EQUIPMENT

  Property and equipment consists of office furniture, fixtures, and equipment of $21,410 less accumulated depreciation of $17,073 at December 31, 1996.

3. STOCKHOLDERS' EQUITY

  Details of the Companies' common stock at December 31, 1996 and 1995 are:

                                   SHARES   ISSUED AND            DOLLAR VALUE
                                 AUTHORIZED OUTSTANDING PAR VALUE COMMON STOCK
                                 ---------- ----------- --------- ------------
   Stay 'N Shape International,
    Inc. ......................   100,000   None Issued   $1.25     $    --
   Now International, Inc. ....   100,000       100,000    1.00      100,000
   Solution Products, Inc. ....   100,000       100,000    1.25      125,000
   Nation of Winners, Inc. ....   100,000       100,000    1.00      100,000
                                                                    --------
                                                                    $325,000
                                                                    ========

                      STAY 'N SHAPE INTERNATIONAL, INC.,
                           NOW INTERNATIONAL, INC.,
                          SOLUTION PRODUCTS, INC. AND
                            NATION OF WINNERS, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                    YEARS ENDED DECEMBER 31, 1996 AND 1995


4. SIMPLIFIED EMPLOYEE BENEFIT PLANS

  The Companies maintain two simplified employee benefit plans ("SEP's") for their executives. Contribution amounts are determined annually based on performance of the Companies. Contribution expense related to these plans aggregated $60,000 and $45,000 for the years ended December 31, 1996 and 1995, respectively.

5. SUBSEQUENT EVENTS

  In April 1997, Advantage Marketing Systems, Inc. ("AMS") acquired all of the assets of the Companies. AMS is network marketer of various third party manufactured nutritional supplements. AMS purchased all of the assets of the Companies, free and clear of all liens and encumbrances, for a combination of $1,174,441 cash and shares of AMS' restricted (unregistered) common stock (the "Purchase Price") with an estimated fair value of up to $2,600,000, dependent upon meeting certain future sales targets. The cash portion of the Purchase Price was paid at closing. The stock portion of the Purchase Price will be issued and delivered over a 25-month period with stock valued at $800,000 delivered at closing, $750,000 due within 14 months of closing, and $1,050,000 due within 25 months from closing. AMS has the option of substituting cash for any portion of the remaining purchase price. The number of shares of common stock to be issued and delivered, if any, is subject to the market value of the AMS' common stock prior to the date of issuance and delivery as set forth in the purchase agreement. The Purchase Price is subject to reduction based on sales performance over a two-year period.

                                  * * * * * *

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMA-TION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRE- SENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OF THE UN- DERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary.........................................................   3
Risk Factors...............................................................   8
Use of Proceeds............................................................  15
Price Range of Common Stock and Dividend Policy............................  16
Capitalization.............................................................  17
Selected Financial Information.............................................  18
Management's Discussion and Analysis of
Financial Condition and Results of Operations..............................  20
Business...................................................................  26
Management.................................................................  41
Certain Transactions.......................................................  44
Security Ownership of Certain Beneficial Owners and Management.............  46
Description of Securities..................................................  48
Shares Eligible for Future Sale............................................  53
Underwriting...............................................................  55
Legal Matters..............................................................  56
Experts....................................................................  56
Additional Information.....................................................  57
Index to Financial Statements.............................................. F-1



-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                             1,300,000 UNITS

                            EACH UNIT CONSISTING OF
                                 ONE SHARE OF
                               COMMON STOCK AND
                             ONE REDEEMABLE COMMON
                            STOCK PURCHASE WARRANT

                                    [LOGO]

                       ADVANTAGE MARKETING SYSTEMS, INC.

                                ---------------

                                  PROSPECTUS

                                ---------------

                       PAULSON INVESTMENT COMPANY, INC.

                         JOSEPH CHARLES & ASSOC., INC.

                                ---------------

                                       , 1997

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 1031 of the Oklahoma General Corporation Act permits (and the Registrant's Certificate of Incorporation and Bylaws, which are incorporated by reference herein, authorize) indemnification of directors and officers of the Registrant and officers and directors of another corporation, partnership, joint venture, trust or other enterprise who serve at the request of the Registrant, against expenses, including attorneys fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any action, suit or proceeding in which such person is a party by reason of such person being or having been a director or officer of the Registrant or at the request of the Registrant, if he conducted himself in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Registrant may not indemnify an officer or a director with respect to any claim, issue or matter as to which such officer or director shall have been adjudged to be liable to the Registrant, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. To the extent that an officer or director is successful on the merits or otherwise in defense of any action, suit or proceeding with respect to which such person is entitled to indemnification, or in defense of any claim, issue or matter therein, such person is entitled to be indemnified against expenses, including attorney's fees, actually and reasonably incurred by him in connection therewith.

  The circumstances under which indemnification is granted with an action brought on behalf of the Registrant are generally the same as those set forth above; however, expenses incurred by an officer or a director in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of final disposition upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it is ultimately determined that such officer or director is not entitled to indemnification by the Registrant.

  These provisions may be sufficiently broad to indemnify such persons for liabilities arising under the Securities Act of 1933, as amended (the "Act").

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    S.E.C. Registration Fees....................................... $  5,404.00
    N.A.S.D. Filing Fees...........................................    2,301.00
   *State Securities Laws (Blue Sky) Legal Fees....................   20,000.00
   *State Securities Laws Filing Fees..............................   20,000.00
   *Printing and Engraving.........................................   40,000.00
   *Legal Fees.....................................................   60,000.00
   *Accounting Fees and Expenses...................................   15,000.00
   *Transfer and Warrant Agent's Fees and Costs of Certificates....    2,000.00
   *Miscellaneous..................................................    2,995.00
                                                                    -----------
                                                                    $167,700.00
                                                                    ===========

--------
* Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

  Registrant has sold and issued the securities described below within the past three years which were not registered under the Act. No underwriting discounts or commissions were paid with respect to such sales.

                       DATE OF   PURCHASE   NUMBER
                     PURCHASE OR PRICE PER OF SHARES
 NAME                 ISSUANCE     SHARE   PURCHASED NET PROCEEDS CONSIDERATION
 ----                ----------- --------- --------- ------------ -------------
R. Baresel..........  12-29-94      .20     60,000     $12,000      Services
C. Blackwood........  12-30-94      .20     25,000       5,000      Services
P. Pierro...........  12-30-94      .20     25,000       5,000      Services
A/P Conversion......  12-30-94      .20     10,737       2,147
W. Hargrove*........  03-21-97     1.60     10,000      16,000          Cash
T. Melakayll*.......  03-18-97     2.00      1,250       2,500          Cash
D. Melakayll*.......  03-18-97     2.00      1,250       2,500          Cash
R. Nance*...........  02-28-97     2.16      6,945      15,000          Cash
W. Hargrove*........  04-07-97     1.60        813       1,301          Cash
M. Walke*...........  04-08-97     1.60      1,500       2,400          Cash
M. Steers*..........  04-11-97     1.60      2,522       4,035          Cash
W. Hargrove*........  05-13-97     1.60        625       1,000          Cash
W. Hargrove*........  05-28-97     1.60      1,687       2,699          Cash
M. Steers*..........  05-29-97     1.60      3,728       5,965          Cash
M. Walke*...........  05-29-97     1.60      4,750       7,600          Cash
W. Hargrove*........  05-29-97     1.60     11,875      19,000          Cash

--------

* The shares of Common Stock were issued pursuant to exercise of stock options and pursuant to Rule 506 of Regulation D and Rule 147.

  Pursuant to a Stock Purchase Agreement having an effective date of May 31, 1996, Registrant acquired the issued and outstanding capital stock of Miracle Mountain International, Inc., a Colorado corporation. On June 20, 1996, Registrant issued 160,000 shares of its Common Stock to the shareholders of Miracle Mountain International, Inc. pursuant to Rule 506 of Regulation D.

  Pursuant to a Stock Purchase Agreement having an effective date of January 31, 1997, (the "CII Purchase Agreement"), Registrant acquired the issued and outstanding capital stock of Chambre International, Inc., a Texas corporation. Registrant issued and delivered 6,482 shares of Common Stock on January 31, 1997, and issued and delivered an additional 7,518 shares of Common Stock to the shareholders of Chambre International, Inc. on March 31, 1997, pending determination of certain liabilities. The shares of Common Stock were issued pursuant to Rule 506 of Regulation D.

  Pursuant to an Asset Purchase Agreement dated April 16, 1997, on August 23, 1997, Registrant issued and delivered 125,984 shares of Common Stock to Danny Gibson and Carl S. Rainey for their own accounts and as agent for and on behalf of Stay 'N Shape International, Inc., Nation of Winners, Inc., and Now International, Inc. The shares of Common Stock were issued pursuant to Rule 506 of Regulation D.

  The Company relied on Rules 147 and 506 and Sections 3 and 4(2) of the Securities Act of 1933 for exemption from the registration requirements of such Act. Each investor was furnished with information concerning the formation and operations of the Registrant, and each had the opportunity to verify the information supplied. Additionally, Registrant obtained a signed representation from each of the foregoing persons in connection with the purchase of the Common Stock of his or her intent to acquire such Common Stock for the purpose of investment only, and not with a view toward the subsequent distribution thereof; each of the certificates representing the Common Stock of the Registrant has been stamped with a legend restricting transfer of the securities represented thereby, and the Registrant has issued stop transfer instructions to U.S. Stock Transfer Inc., the Transfer Agent for the Common Stock of the Company, concerning all certificates representing the Common Stock issued in the above-described transactions.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  EXHIBIT NO.
  -----------
      1.1     Form of Underwriting Agreement between Paulson Investment
              Company, Inc. and Registrant.
      2.1     Agreement and Plan of Merger between Registrant and AMS, Inc.(1)
      2.2     Certificate of Merger of Advantage Marketing Systems, Inc. (A
              Delaware Corporation) with and into Advantage Marketing Systems,
              Inc. (An Oklahoma Corporation).(1)
      3.1     The Registrant's Certificate of Incorporation.
      3.2     The Registrant's Bylaws.
      4.1     Certificate of Common Stock of the Registrant.(1)
      4.2     Form of Purchase Warrant issued to Paulson Investment Company,
              Inc. pursuant to Underwriting Agreement which is submitted as
              Exhibit 1.1.
      4.3     1997-A Warrant Certificate.(2)
      4.4     Warrant Agreement between Registrant and U.S. Stock Transfer
              Inc., dated January 20, 1997.(2)
      4.5     Stock Purchase Agreement having an effective date of May 31,
              1996, between Registrant, Miracle Mountain International, Inc.,
              Richard Seaton, Gene Burson, Kaye Jennings, Daryl Burson, James
              Rogers.(3)
      4.6     Stock Purchase Agreement having an effective date of January 31,
              1997, among Registrant, Chambre International, Inc., Janet Britt,
              Jerry Hampton, Teresa Hampton, James Baria, Florence Baria, Rose
              Cashin, Pat Eason, Joseph Williams, Livia Williams, Don Black,
              Nadine Black, Lynda Brown, Gary Galindo, Harold Griffin, Linda
              Griffin, Iren Van Vlaenderen, Dean Van Vlaenderen, Rose
              Hilgedick, Julie Connary, and Royce Britt.(4)
      4.7     Asset Purchase Agreement among Registrant, Stay 'N Shape
              International, Inc., Solution Products International, Inc.,
              Nation of Winners, Inc., Now International, Inc., Carl S. Rainey
              and Danny Gibson, dated April 16, 1997.(8)
      4.8     Form of Redeemable Common Stock Purchase Warrant Certificate.
      4.9     Form of Warrant Agreement between Registrant and U.S. Stock
              Transfer Inc.
      5.1     Opinion of Dunn Swan & Cunningham, A Professional Corporation,
              counsel to Registrant, regarding legality of the securities covered by this Registration Statement.
     10.1     Legal Services Agreement between Registrant and Pre-Paid Legal
              Services, dated September 1, 1988.(5)
     10.2     Lease Agreement between Registrant and International Business
              Machines Corporation, dated May 22, 1989.(5)
     10.3     Group Contract between Registrant and Consumer Benefit Services,
              Inc., dated April 2, 1989.(5)
     10.4     Distribution Agreement between Registrant and Topped, Inc., dated
              June 1, 1989.(5)
     10.5     Lease Agreement between Registrant and Kaiser Francis Oil
              Company, dated June 1, 1993.(6)
     10.6     Advantage Marketing Systems, Inc. 1995 Stock Option Plan.(7)
     10.7     Agreement between Registrant and Consumer Benefit Services, Inc., dated October 20, 1995.(7)
     10.8     Agreement between Registrant and Advanced Products, Inc., dated
              November 28, 1994.(7)
     10.9     Agreement between Registrant and J&K Pharmaceutical Laboratories, dated April 22, 1996.(2)

  EXHIBIT NO.
  -----------
     10.10    Stock Purchase Agreement having an effective date of May 31,
              1996, between Registrant, Miracle Mountain International, Inc.,
              Richard Seaton, Gene Burson, Kaye Jennings, Daryl Burson, James
              Rogers.(3)
     10.11    Stock Purchase Agreement having an effective date of January 31,
              1997, among Registrant, Chambre International, Inc., Janet Britt,
              Jerry Hampton, Teresa Hampton, James Baria, Florence Baria, Rose
              Cashin, Pat Eason, Joseph Williams, Livia Williams, Don Black,
              Nadine Black, Lynda Brown, Gary Galindo, Harold Griffin, Linda
              Griffin, Iren Van Vlaenderen, Dean Van Vlaenderen, Rose
              Hilgedick, Julie Connary, and Royce Britt.(4)
     10.12    Asset Purchase Agreement among Registrant, Stay 'N Shape
              International, Inc., Solution Products International, Inc.,
              Nation of Winners, Inc., Now International, Inc., Carl S. Rainey
              and Danny Gibson, dated April 16, 1997.(8)
     23.1     Independent Auditors' Consent.
     23.2     Consent of Counsel.
     24.1     Power of Attorney of John Hail.(9)
     24.2     Power of Attorney of Curtis H. Wilson, Sr.(9)
     24.3     Power of Attorney of Roger P. Baresel.(9)
     24.4     Power of Attorney of R. Terren Dunlap.(9)
     24.5     Power of Attorney of Harland C. Stonecipher.(9)

--------
(1) Incorporated by reference to Form 8-K, filed with the Commission on December 11, 1995.
(2) Incorporated by reference to Amendment No. 3 to Form SB-2 Registration Statement (No. 33-80629), filed with the Commission on January 14, 1997.
(3) Incorporated by reference to Form 8-K, filed with the Commission on July 12, 1996.
(4) Incorporated by reference to Form 8-K, filed with the Commission on February 18, 1997.
(5) Incorporated by reference to Form 10-K Annual Report for the year ended December 31, 1989, filed with the Commission on September 18, 1990.
(6) Incorporated by reference to Form 10-K Annual Report for the year ended December 31, 1993, filed with the Commission on April 14, 1994.
(7) Incorporated by reference to Form SB-2 Registration Statement (No. 33-80629), filed with the Commission on November 20, 1996.
(8) Incorporated by reference to Form 8-K, filed with the Commission on May 1, 1997.

(9) Previously furnished.

ITEM 28. UNDERTAKINGS

 (a) Rule 415 Offering.

  The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

      (iii) To include any additional or changed material information on the plan of distribution.

    (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

    (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

    (4) Will supplement the prospectus, after the end of the subscription period, to include the results of the subscription offer, the transactions by underwriters during the subscription period, the amount of unsubscribed securities that the underwriters will purchase and the terms of any later reoffering.

    (5) If the underwriters make any public offering of the securities on terms different from those on the cover page of the prospectus, file a post-effective amendment to state the terms of such offering.

 (e) Request for Acceleration of Effective Date.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

 (f) Rule 430A.

  The Registrant hereby undertakes that it will (i) for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as a part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as a part of this Registration Statement as of the time the Commission declared it effective, and (ii) for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HEREBY CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM SB-2 AND AUTHORIZED THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED IN THE CITY OF OKLAHOMA CITY, STATE OF OKLAHOMA, ON THE 16TH DAY OF OCTOBER, 1997.

                                          Advantage Marketing Systems, Inc.
                                           (Registrant)


                                          By:        /s/ John W. Hail
                                              ---------------------------------
                                                       JOHN W. HAIL,
                                                  CHIEF EXECUTIVE OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

              SIGNATURE                        TITLE                 DATE

         /s/ John W. Hail              Chairman of the
-------------------------------------   Board, Chief             October 16,
            JOHN W. HAIL                Executive Officer         1997
                                        and Director


     Curtis H. Wilson, Sr.*            Vice-Chairman of the      October 16,
-------------------------------------   Board and Director        1997
        CURTIS H. WILSON, SR.

       /s/ Roger P. Baresel            President, Chief
-------------------------------------   Financial Officer        October 16,
          ROGER P. BARESEL              and Director              1997


        R. Terren Dunlap*              Director                  October 16,
-------------------------------------                             1997
          R. TERREN DUNLAP


     Harland C. Stonecipher*           Director                  October 16,
-------------------------------------                             1997
       HARLAND C. STONECIPHER


     /s/ John W. Hail
By: ____________________________
         JOHN W. HAIL,
       ATTORNEY-IN-FACT